Exhibit 10.1

LOAN AGREEMENT

Dated as of February 6, 2018

Between

THE ENTITIES SET FORTH ON SCHEDULE I ATTACHED HERETO, as Borrower

and

THE ENTITIES SET FORTH ON SCHEDULE II ATTACHED HERETO, as Operating Lessee

and

UBS AG, BY AND THROUGH ITS BRANCH OFFICE

AT 1285 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK,

and

CHINA MERCHANTS BANK CO., LTD. NEW YORK BRANCH

collectively, as Lender

i

v

SCHEDULES

Schedule I Schedule II Schedule III Schedule IV	– – – –	Borrower Operating Lessee Allocated Loan Amounts Franchise Agreements
Schedule V	–	Rent Roll
Schedule VI	–	Required Repairs
Schedule VII Schedule VIII	– –	Organizational Chart Intentionally Omitted
Schedule IX Schedule X Schedule XI Schedule XII	– – – –	Updated Information Smith Travel Research Reports Prohibited Lenders Franchise Agreement Exceptions

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of February 6, 2018 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York, 10019, having an address at 1285 Avenue of the Americas, New York, New York, 10019 and CHINA MERCHANTS BANK CO., LTD. NEW YORK BRANCH, a bank organized under the laws of the People’s Republic of China, acting by and through its New York Branch and having an address at 535 Madison Avenue, 18th Floor, New York, New York 10022 (each, together with its successors and assigns, a “Co-Lender” and, collectively, “Lender”), and EACH OF THE ENTITIES LISTED ON SCHEDULE I ATTACHED HERETO, each a Delaware limited liability company, each having its principal place of business at 44 Hersha Drive, Harrisburg, PA 17102 (collectively, “Borrower”) and EACH OF THE ENTITIES LISTED ON SCHEDULE II ATTACHED HERETO, each a Delaware limited liability company, each having its principal place of business at 44 Hersha Drive, Harrisburg, PA 17102 (collectively, “Operating Lessee”).

All capitalized terms used herein shall have the respective meanings set forth in Article I hereof.

W I T N E S S E T H :

WHEREAS, Borrower desires to obtain the Loan from Lender; and

WHEREAS, subject to and in accordance with the terms and conditions of this Agreement and the other Loan Documents and based upon the representations, warranties, covenants and undertakings of Borrower herein and therein contained, Lender is willing to make the Loan to Borrower.

NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:

I.	DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1 Definitions.

For all purposes of this Agreement, except as otherwise expressly provided:

“Access Laws” shall have the meaning set forth in Section 4.1.18 hereof

“Acceptable Replacement Guarantor” shall mean (a) one or more Affiliates of HHT reasonably acceptable to Lender or (b) any other Person(s) acceptable to Lender in its reasonable discretion; provided, that, if the Acceptable Replacement Guarantor consists of more than one Person, such Persons shall be jointly and severally liable under the Guaranty and Environmental Indemnity.

“Act” shall have the meaning set forth in Section 3.1.24(s) hereof.

“Actual Knowledge” shall mean, with respect to Borrower, Operating Lessee, Guarantor, Sponsor, or any other indemnitor hereunder, the actual knowledge of (i) Ashish Parikh, after due inquiry and investigation with Manager, or (ii) any individuals that shall have succeeded to the current position of Ashish Parikh. Borrower represents and warrants that Ashish Parikh is currently the Person in executive management responsible for oversight of Borrower. “Actually Known” shall have a correlative meaning.

“Additional Mezzanine Borrower” shall have the meaning set forth in Section 11.30 hereof.

“Additional Mezzanine Lender” shall have the meaning set forth in Section 11.30 hereof.

“Additional Mezzanine Loan” shall have the meaning set forth in Section 11.30 hereof.

“Affiliate” shall mean, as to any Person, any other Person that (i) directly or indirectly, owns twenty-five percent (25%) or more of legal, beneficial or economic interests in such Person, (ii) is in control of, is controlled by or is under common ownership or control with such Person, (iii) is a director or officer of such Person or of an Affiliate of such Person and/or (iv) is the spouse, issue or parent of such Person or of an Affiliate of such Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management, or policies of a Person, whether through ownership of voting securities, by contract or otherwise and the terms “controlled” and “controlling” shall have correlative meanings.

“Affiliated Manager” shall mean any Manager that is an Affiliate of Borrower, Operating Lessee, or Guarantor; provided, however, that HHM shall be deemed not to be an “Affiliated Manager” unless (i) HHT owns more than fifty percent (50%) of the direct or indirect legal, beneficial or economic interests in HHM or (ii) HHT has sole Control of HHM.

“Agreement” shall have the meaning set forth in the introductory paragraph hereto.

“Allocated Loan Amount” shall mean the portion of the principal amount of the Loan allocated to each applicable Individual Property as set forth on Schedule III hereof.

“ALTA” shall mean American Land Title Association or any successor thereto.

“Alteration Threshold” shall mean, with respect to each Individual Property, an amount equal to five percent (5%) of the Allocated Loan Amount attributable to such Individual Property, excluding any PIP Work.

“Alternate Index” shall mean a floating rate index (a) that is commonly accepted by market participants in CMBS loans as an alternative to LIBOR and (b) is a Floating Rate Option that is a Rate Option under the 2006 ISDA Definitions (as may be amended from time to time) or successor definitions to the 2006 ISDA Definitions as published by the ISDA.

“Alternate Rate” shall mean, with respect to each Interest Period, the per annum rate of interest of the Alternate Index, determined as of the Determination Date immediately preceding the commencement of such Interest Period.

“Alternate Rate Loan” shall mean the Loan at such time as interest thereon accrues at a per annum rate of interest equal to the Alternate Rate plus the Alternate Rate Spread for each Component in accordance with the provisions of Article II hereof.

“Alternate Rate Spread” shall mean, in connection with any conversion of the Loan from a LIBOR Loan to an Alternate Rate Loan, with respect to any Component, the difference (expressed as the number of basis points) between (a) LIBOR plus the Spread applicable to such Component as of the Determination Date for which LIBOR was last available and (b) the Alternate Rate as of such Determination Date; provided, however, that if such difference is a negative number, then the Alternate Rate Spread shall be zero.

“Annual Budget” shall mean the operating and capital budget for the Property prepared by Borrower in accordance with Section 4.1.6(h) hereof for the applicable period or Fiscal Year.

“Applicable Contribution” shall have the meaning set forth in Section 11.34 hereof.

“Applicable Interest Rate” shall mean 4.300% per annum for the initial Interest Period, and thereafter either (i) the LIBOR Interest Rate plus the Spread for each Component of the Loan, with respect to any period when the Loan is a LIBOR Loan, (ii) the Alternate Rate plus the Alternate Rate Spread for each Component of the Loan, with respect to any period when the Loan is an Alternate Rate Loan, or (iii) the Base Rate plus the Base Rate Spread for each Component of the Loan, with respect to any period when the Loan is a Base Rate Loan.

“Appraisal” shall mean an appraisal of the Property in its then “as is” condition, prepared not more than ninety (90) days prior to the Closing Date (or other relevant date with respect to an updated Appraisal or an Appraisal) by a member of the American Institute of Real Estate Appraisers selected by Lender, which appraisal (i) shall meet the minimum appraisal standards for national banks promulgated by the Comptroller of the Currency pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended (FIRREA), and (ii) otherwise shall be in form and substance satisfactory to Lender in its sole and absolute discretion.

“Approved Annual Budget” shall have the meaning set forth in Section 4.1.6(h) hereof.

“Approved Bank” shall mean a depository institution or trust company insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P, “P-1” by Moody’s, and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less or, in the case of Letters of Credit or accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “AA-” by S&P, “Aa3” by Moody’s and “AA-” by Fitch.

“Assignment of Leases” shall mean that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Management Agreement” shall mean that certain Assignment of Management Agreement and Subordination of Management Fees, dated as of the date hereof, among Lender, Borrower, Operating Lessee, and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Protection Agreement” shall mean that certain Collateral Assignment of Interest Rate Protection Agreement of even date herewith between Borrower and Lender and acknowledged by Goldman Sachs Bank USA and any other Collateral Assignment of Interest Rate Protection Agreement hereafter delivered.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation.

“Bankruptcy Action” shall mean, with respect to any Person, (i) such Person filing a voluntary petition under the Bankruptcy Law; (ii) the filing of an involuntary petition against such Person under the Bankruptcy Law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person; (iii) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Law; (iv) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of the Property; or (v) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

“Bankruptcy Law” shall mean the U.S. Bankruptcy Code, any other federal, state or foreign bankruptcy or insolvency law and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Base Rate” shall mean, with respect to each Interest Period, the greater of (a) the Prime Rate and (b) the Federal Funds Rate, plus one half of one percent (0.50%), determined as of the Determination Date immediately preceding the commencement of such Interest Period.

“Base Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon the Base Rate plus the Base Rate Spread for each Component in accordance with the provisions of Article II hereof.

“Base Rate Spread” shall mean, with respect to any Component, the difference (expressed as the number of basis points) between (a) LIBOR plus the Spread applicable to such Component determined as of the Determination Date for which LIBOR was last available and (b) the Base Rate as of such Determination Date; provided, however, that if such difference is a negative number, then the Base Rate Spread shall be zero.

“Basic Carrying Costs” shall mean the sum of the following costs associated with the Property for the applicable period or Fiscal Year: (i) Taxes, (ii) Other Charges and (iii) Insurance Premiums.

“Benefit Amount” shall have the meaning set forth in Section 11.34 hereof.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto.

“Borrower Control Party” shall have the meaning set forth in Section 11.22 hereof.

“Borrower JV” shall mean Cindat Hersha Owner JV LLC, a Delaware limited liability company.

“Borrower’s Recourse Liabilities” shall have the meaning set forth in Section 11.22 hereof.

“Borrower’s Sole Member” shall mean Cindat Hersha Owner JV Associates, LLC, a Delaware limited liability company, the sole member of Borrower.

“Breakage Costs” shall have the meaning set forth in Section 2.2.3(g).

“Broker” shall have the meaning set forth in Section 11.21 hereof.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday on which national banks are not open for general business in (i) the State of New York, (ii) the state where the corporate trust office of the Trustee is located, or (iii) the state where the servicing offices of the Servicer are located.

“Capital Expenditure Account” shall have the meaning set forth in Section 6.4.1 hereof.

“Capital Expenditure Funds” shall have the meaning set forth in Section 6.4.1 hereof.

“Capital Expenditure Work” shall mean any labor performed or materials provided or installed in connection with any Capital Expenditures.

“Capital Expenditures” shall mean, for any period, the amounts expended for items required to be capitalized under GAAP and the Uniform System of Accounts (including expenditures for replacements, building improvements, major repairs, alterations, tenant improvements and leasing commissions).

“Capped LIBOR Rate” shall mean (a) for the period from the Closing Date through and including the Initial Maturity Date, a rate as of the Closing Date equal to three percent (3%) (the “Initial Capped LIBOR Rate”) and (b) as of the commencement date for any Extension Term, a rate not more than the greater of (i) the Initial Capped LIBOR Rate and (ii) the rate that when added to the Spread (or the Alternate Rate Spread or the Base Rate Spread, as

applicable) and the Mezzanine Spread (or the Alternate Rate Spread or the Base Rate Spread under the Mezzanine Loan, as applicable), yields a per annum interest rate for each of the Loan and the Mezzanine Loan that would result in the Debt Service Coverage Ratio being no less than 1.15:1.00 (calculated assuming that for all times, LIBOR (or the Alternate Rate or the Base Rate, as applicable) is equal to the new Capped LIBOR Rate (rather than the then current Capped LIBOR Rate) for purposes of determining the Debt Service and the Mezzanine Debt Service.

“Cash Management Account” shall have the meaning set forth in Section 2.7.2 hereof.

“Cash Management Activation Notice” shall mean a written notice from Lender or Servicer to Clearing Bank stating that a Cash Management Trigger Event has occurred and instructing Clearing Bank to transfer all available funds in the Clearing Account to the Cash Management Account in accordance with the Clearing Account Agreement.

“Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the date hereof, among Lender, Borrower, and Cash Management Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cash Management Bank” shall mean Wells Fargo Bank, National Association, a national banking association, or any successor Eligible Institution acting as Cash Management Bank under the Cash Management Agreement.

“Cash Management De-Activation Notice” shall mean a written notice from Lender or Servicer to Clearing Bank (with a copy to Borrower) stating that a Cash Management Trigger Event no longer exists and instructing Clearing Bank to transfer all available funds in the Clearing Account to an account designated by Borrower in accordance with the Clearing Account Agreement.

“Cash Management Debt Yield Trigger Event” shall mean that, as of the last day of any calendar quarter, Lender determines that the Debt Yield is less than (i) during the period beginning on the Closing Date and ending on the Initial Maturity Date, 6.3%, (ii) during the period beginning on the Initial Maturity Date and ending on the First Extended Maturity Date, 6.7%, or (iii) during the period beginning on the First Extended Maturity Date and ending on the Second Extended Maturity Date, 7.2%.

“Cash Management Trigger Event” shall mean the occurrence of:

(i)	an Event of Default;

(ii)	any Bankruptcy Action of Borrower or Operating Lessee;

(iii)	any Bankruptcy Action of Guarantor;

(iv)	any Bankruptcy Action of an Affiliated Manager;

(v)	any Bankruptcy Action of any Manager which is not an Affiliated Manager; provided, that if such Cash Management Trigger Event is as a result of the filing of an involuntary petition against a Manager with respect to which filing neither Manager nor any Affiliate of Manager solicited or caused to be solicited petitioning creditors or consented to or otherwise acquiesced in or joined in such involuntary petition, such Bankruptcy Action shall not constitute a Cash Management Trigger Event unless the same has not been discharged, stayed or dismissed within ninety (90) days of such filing; and provided further that, (A) in Lender’s reasonable opinion, such filing (after dismissal or discharge) does not materially and adversely affect Manager’s ability to perform its obligations under the Management Agreement and (B) such Manager is otherwise performing in accordance with the applicable Management Agreement;

(vi)	a Cash Management Debt Yield Trigger Event;

(vii)	a PIP Trigger Event;

(viii)	an indictment for fraud or misappropriation of funds by Borrower, Operating Lessee, Guarantor or an Affiliated Manager or any director or officer of Borrower, Operating Lessee, Guarantor or an Affiliated Manager;

(ix)	an indictment for fraud or misappropriation of funds by any Manager which is not an Affiliated Manager or any director or officer of any Manager which is not an Affiliated Manager, in each case which is related to the Property, or

(x)	a Mezzanine Event of Default as evidenced by the delivery of a written notice thereof to Lender from Mezzanine Lender.

“Cash Management Trigger Event Cure” shall mean:

(i)	if the Cash Management Trigger Event is caused solely by the occurrence of clause (i) in the definition of “Cash Management Trigger Event,” a cure of the Event of Default which is accepted or waived in writing by Lender which gave rise to such Cash Management Trigger Event; provided that Lender shall not have exercised any of its rights under Section 10.2 hereof to accelerate the Loan, move to appoint a receiver or commence a foreclosure action;

(ii)

if the Cash Management Trigger Event is caused solely by the occurrence of clause (ii) in the definition of “Cash Management Trigger Event”, (a) if such Cash Management Trigger Event is as a result of the filing of an involuntary petition against Borrower or Operating Lessee with respect to which neither Borrower, Operating Lessee, Guarantor nor any Affiliate of Borrower, Operating Lessee or Guarantor solicited or caused to be solicited petitioning creditors or consented to or otherwise acquiesced in or joined in such involuntary petition, upon the same being discharged, stayed or dismissed within one hundred twenty (120) days of such filing; provided that (A) in Lender’s reasonable opinion, such filing (after dismissal or discharge) does not materially increase Borrower’s monetary obligations and (B) Borrower is not in Default with respect to any of the material provisions set forth in Section 3.1.24 hereof or in Default of Section 8.1 hereof;

(iii)	if the Cash Management Trigger Event is caused solely by the occurrence of clause (iii) in the definition of “Cash Management Trigger Event”, either (x) if such Cash Management Trigger Event is as a result of the filing of an involuntary petition against Guarantor with respect to which neither Guarantor nor any Affiliate of Guarantor solicited or caused to be solicited petitioning creditors or consented to or otherwise acquiesced in or joined in such involuntary petition, upon the same being discharged, stayed or dismissed within one hundred twenty (120) days of such filing; provided that (A) in Lender’s reasonable opinion, such filing (after dismissal or discharge) does not materially and adversely affect Guarantor’s ability to perform its obligations under the Loan Documents to which it is a party and (B) each Mezzanine Lender has delivered written notice to Lender that such Mezzanine Lender has determined that such filing (after dismissal or discharge) does not materially and adversely affect Guarantor’s ability to perform its obligations under the applicable Mezzanine Loan Documents to which it is a party, or (y) Guarantor has been replaced with an Acceptable Replacement Guarantor pursuant to (I) a guaranty substantially in the form of the Guaranty and (II) an environmental indemnity substantially in the form of the Environmental Indemnity (and, for the avoidance of doubt, such Acceptable Replacement Guarantor shall be liable under the such replacement guaranty and environmental indemnity for all obligations and liabilities under the Guaranty and the Environmental Indemnity as if such replacement guarantor entered into such documents on the Closing Date (i.e., the such replacement guaranty and environmental indemnity shall be effective as of the Closing Date, nunc pro tunc));

(iv)	if the Cash Management Trigger Event is caused solely by the occurrence of clause (iv) in the definition of “Cash Management Trigger Event”, (A) if Borrower replaces Manager with a Qualified Manager pursuant to a Replacement Management Agreement, or (B) if such Cash Management Trigger Event is as a result of the filing of an involuntary petition against Manager with respect to which neither Manager nor any Affiliate of Manager solicited or caused to be solicited petitioning creditors or consented to or otherwise acquiesced in or joined in such involuntary petition, upon the same being discharged, stayed or dismissed;

(v)	if the Cash Management Trigger Event is caused solely by the occurrence of clause (v) in the definition of “Cash Management Trigger Event”, (A) if Borrower replaces Manager with a Qualified Manager pursuant to a Replacement Management Agreement within ninety (90) days of the occurrence of such event, or (B) if such Cash Management Trigger Event is as a result of the filing of an involuntary petition against a Manager which is not an Affiliated Manager, and with respect to which neither Manager nor any Affiliate of Manager solicited or caused to be solicited petitioning creditors or consented to or otherwise acquiesced in or joined in such involuntary petition, upon the same being discharged, stayed or dismissed within one hundred twenty (120) days of such filing; provided that, (A) in Lender’s reasonable opinion, such filing (after dismissal or discharge) does not materially and adversely affect Manager’s ability to perform its obligations under the Management Agreement and (B) such Manager is otherwise performing in accordance with the applicable Management Agreement; and

(vi)	if the Cash Management Trigger Event is caused solely by the occurrence of clause (vi) in the definition of “Cash Management Trigger Event,” either (A) once the Debt Yield is greater than (i) for the period beginning on the Closing Date and ending on the Initial Maturity Date, 6.8%, (ii) for the period beginning on the Initial Maturity Date and ending on the First Extended Maturity Date, 7.2%, or (iii) for the period beginning on the First Extended Maturity Date and ending on the Second Extended Maturity Date, 7.7%, in each case for two (2) consecutive calendar quarters and after giving effect to any Debt Yield Cure Prepayment (Mortgage Loan) and any Debt Yield Cure Prepayment (Mezzanine Loan) in accordance with the terms of this Agreement and the Mezzanine Loan Agreement, if any, or (B) Borrower shall have deposited with Lender Debt Yield Cure Collateral (Mortgage Loan) to be held in accordance with the provisions of Section 6.5 hereof and Mezzanine Borrower shall have deposited with Mezzanine Lender Debt Yield Cure Collateral (Mezzanine Loan) to be held in accordance with the provisions of the Mezzanine Loan Agreement;

(vii)	if the Cash Management Trigger Event is caused solely by the occurrence of clause (vii) in the definition of “Cash Management Trigger Event,” the occurrence of a PIP Trigger Event Cure;

(viii)

if the Cash Management Trigger Event is caused solely by the occurrence of clause (viii) in the definition of “Cash Management Trigger Event,” (A) in the event such Cash Management Trigger Event exists solely by reason of an indictment for fraud or misappropriation of funds by Guarantor, Guarantor has been replaced with an Acceptable Replacement Guarantor pursuant to (I) a guaranty in the form of the Guaranty and (II) an environmental indemnity in the form of the Environmental Indemnity (and, for the avoidance of doubt, such Acceptable Replacement Guarantor shall be liable under the such replacement guaranty and environmental indemnity for all obligations and liabilities under the Guaranty and the Environmental Indemnity as if such replacement guarantor entered into such documents on the Closing Date (i.e., the such replacement guaranty and environmental indemnity shall be effective as of the Closing Date, nunc pro tunc)), (B) in the event such Cash Management Trigger Event exists solely by reason of an indictment for fraud or misappropriation of funds by or an Affiliated Manager, such Manager has been replaced with a Qualified Manager pursuant to a Replacement Management Agreement, or (C) in the event such Cash Management Trigger Event exists solely by reason of the acts of an officer or director of Borrower, Operating Lessee, Guarantor or an Affiliated Manager, such officer or director has been dismissed from employment by each of the foregoing entities (as applicable) and any such funds so misappropriated and reparations for any damages to the foregoing entities (as applicable) as the direct result of such fraud have been repaid (or paid) to the foregoing entities (as applicable), as appropriate, and deposited into the Clearing Account if a Cash Management Trigger Event Period then exists;

(ix)	if the Cash Management Trigger Event is caused solely by the occurrence of clause (ix) in the definition of “Cash Management Trigger Event,” if such Manager has been replaced with a Qualified Manager pursuant to a Replacement Management Agreement; or

(x)	if the Cash Management Trigger Event is caused solely by the occurrence of clause (x) in the definition of “Cash Management Trigger Event”, a cure or waiver the applicable Mezzanine Event of Default as evidenced by a written notice thereof to Lender from Mezzanine Lender; provided that Mezzanine Lender shall not have exercised any of its rights under the Mezzanine Loan Documents to accelerate the Mezzanine Loan or commence a foreclosure action.

provided that each Cash Management Trigger Event Cure set forth above shall be subject to the following conditions: (1) after giving effect to such Cash Management Trigger Event Cure, no other Cash Management Trigger Event shall have occurred and remain outstanding, (2) Borrower shall have notified Lender in writing of its election to cure the applicable Cash Management Trigger Event, and (3) Borrower shall have paid all of Lender’s reasonable out-of-pocket costs and expenses incurred in connection with such Cash Management Trigger Event Cure (including reasonable attorneys’ fees and expenses). Notwithstanding the reference in each clause of this definition to a Cash Management Trigger Event caused “solely” by the occurrence of an event specified in a single clause of the definition of Cash Management Trigger Event, to the extent a single event or events of the same nature trigger more than one Cash Management Event, the same shall remain curable in accordance with this definition.

“Cash Management Trigger Event Period” shall mean any period commencing on the occurrence of a Cash Management Trigger Event and continuing until the earlier of (i) the Monthly Payment Date following the occurrence of the applicable Cash Management Trigger Event Cure or (ii) the payment in full of all principal and interest on the Loan and all other amounts payable under the Loan Documents in accordance with the terms and provisions of the Loan Documents.

“Cash Sweep Debt Yield Trigger Event” shall mean that, as of the last day of any calendar quarter, Lender determines that the Debt Yield is less than (i) during the period beginning on the Closing Date and ending on the Initial Maturity Date, 6.3%, (ii) during the period beginning on the Initial Maturity Date and ending on the First Extended Maturity Date, 6.7%, or (iii) if during or the period beginning on the First Extended Maturity Date and ending on the Second Extended Maturity Date, 7.2%.

“Cash Sweep Event” shall mean the occurrence of:

(i)	an Event of Default;

(ii)	any Bankruptcy Action of Borrower or Operating Lessee;

(iii)	any Bankruptcy Action of Guarantor;

(iv)	any Bankruptcy Action of an Affiliated Manager;

(v)	a Cash Sweep Debt Yield Trigger Event; or

(vi)	a Mezzanine Event of Default as evidenced by the delivery of a written notice thereof to Lender from Mezzanine Lender.

“Cash Sweep Event Cure” shall mean:

(i)	if the Cash Sweep Event is caused solely by the occurrence of clause (i) in the definition of “Cash Sweep Event,” a cure of the Event of Default which is accepted or waived in writing by Lender which gave rise to such Cash Sweep Event; provided that Lender shall not have exercised any of its rights under Section 10.2 hereof to accelerate the Loan, move to appoint a receiver or commence a foreclosure action;

(ii)	if the Cash Sweep Event is caused solely by the occurrence of clause (ii) in the definition of “Cash Sweep Event”, if such Cash Sweep Event is as a result of the filing of an involuntary petition against Borrower or Operating Lessee with respect to which neither Borrower, Operating Lessee, Guarantor nor any Affiliate of Borrower, Operating Lessee or Guarantor solicited or caused to be solicited petitioning creditors or consented to or otherwise acquiesced in or joined in such involuntary petition, upon the same being discharged, stayed or dismissed within one hundred twenty (120) days of such filing; provided that (A) in Lender’s reasonable opinion, such filing (after dismissal or discharge) does not materially increase Borrower’s monetary obligations and (B) Borrower is not in Default with respect to any of the material provisions set forth in Section 3.1.24 hereof or in Default of Section 8.1 hereof;

(iii)	if the Cash Sweep Event is caused solely by the occurrence of clause (iii) in the definition of “Cash Sweep Event”, (x) if such Cash Sweep Event is as a result of the filing of an involuntary petition against Guarantor with respect to which neither Guarantor nor any Affiliate of Guarantor solicited or caused to be solicited petitioning creditors or consented to or otherwise acquiesced in or joined in such involuntary petition, upon the same being discharged, stayed or dismissed within one hundred twenty (120) days of such filing; provided that (A) in Lender’s reasonable opinion, such filing (after dismissal or discharge) does not (1) materially increase Guarantor’s monetary obligations or (2) materially and adversely affect Guarantor’s ability to perform its obligations under the Loan Documents to which it is a party, and (B) each Mezzanine Lender has delivered written notice to Lender that such Mezzanine Lender has determined that such filing (after dismissal or discharge) does not materially and adversely affect Guarantor’s ability to perform its obligations under the applicable Mezzanine Loan Documents to which it is a party, or (y) Guarantor has been replaced with an Acceptable Replacement Guarantor pursuant to (I) a guaranty substantially in the form of the Guaranty and (II) an environmental indemnity substantially in the form of the Environmental Indemnity (and, for the avoidance of doubt, such Acceptable Replacement Guarantor shall be liable under the such replacement guaranty and environmental indemnity for all obligations and liabilities under the Guaranty and the Environmental Indemnity as if such replacement guarantor entered into such documents on the Closing Date (i.e., the such replacement guaranty and environmental indemnity shall be effective as of the Closing Date, nunc pro tunc));

(iv)	if the Cash Sweep Event is caused solely by the occurrence of clause (iv) in the definition of “Cash Sweep Event”, (A) if Borrower replaces Manager with a Qualified Manager pursuant to a Replacement Management Agreement, or (B) if such Cash Sweep Event is as a result of the filing of an involuntary petition against Manager with respect to which neither Manager nor any Affiliate of Manager solicited or caused to be solicited petitioning creditors or consented to or otherwise acquiesced in or joined in such involuntary petition, upon the same being discharged, stayed or dismissed within one hundred twenty (120) days of such filing; provided that, (A) in Lender’s reasonable opinion, such filing (after dismissal or discharge) does not materially and adversely affect Manager’s ability to perform its obligations under the Management Agreement and (B) such Manager is otherwise performing in accordance with the applicable Management Agreement;

(v)

if the Cash Sweep Event is caused solely by the occurrence of clause (v) in the definition of “Cash Sweep Event,” either (A) once the Debt Yield is greater than (i) for the period beginning on the Closing Date and ending on the Initial Maturity Date, 6.8%, (ii) for the period beginning on the Initial Maturity Date and ending on the First Extended Maturity Date,

7.2%, or (iii) for the period beginning on the First Extended Maturity Date and ending on the Second Extended Maturity Date, 7.7%, in each case for two (2) consecutive calendar quarters and after giving effect to any Debt Yield Cure Prepayment (Mortgage Loan) and any Debt Yield Cure Prepayment (Mezzanine Loan) in accordance with the terms of this Agreement and the Mezzanine Loan Agreement, if any, or (B) Borrower shall have deposited with Lender Debt Yield Cure Collateral (Mortgage Loan) to be held in accordance with the provisions of Section 6.5 hereof and Mezzanine Borrower shall have deposited with Mezzanine Lender Debt Yield Cure Collateral (Mezzanine Loan) to be held in accordance with the provisions of the Mezzanine Loan Agreement; or

(vi)	if the Cash Sweep Event is caused solely by the occurrence of clause (vi) in the definition of “Cash Sweep Event”, a cure or waiver the applicable Mezzanine Event of Default as evidenced by a written notice thereof to Lender from Mezzanine Lender; provided that Mezzanine Lender shall not have exercised any of its rights under the Mezzanine Loan Documents to accelerate the Mezzanine Loan or commence a foreclosure action.

provided that each Cash Sweep Event Cure set forth above shall be subject to the following conditions: (1) after giving effect to such Cash Sweep Event Cure, no other Cash Sweep Event shall have occurred and remain outstanding, (2) Borrower shall have notified Lender in writing of its election to cure the applicable Cash Sweep Event, and (3) Borrower shall have paid all of Lender’s reasonable out-of-pocket costs and expenses incurred in connection with such Cash Sweep Event Cure (including reasonable attorneys’ fees and expenses). Notwithstanding the reference in each clause of this definition to a Cash Sweep Event caused “solely” by the occurrence of an event specified in a single clause of the definition of Cash Sweep Event, to the extent a single event or events of the same nature trigger more than one Cash Sweep Event, the same shall remain curable in accordance with this definition.

“Cash Sweep Event Period” shall mean any period commencing on the occurrence of a Cash Sweep Event and continuing until the earlier of (i) the Monthly Payment Date following the occurrence of the applicable Cash Sweep Event Cure or (ii) the payment in full of all principal and interest on the Loan and all other amounts payable under the Loan Documents in accordance with the terms and provisions of the Loan Documents.

“Casualty” shall mean any casualty, damage or injury, by fire or otherwise, to the Property or any part thereof.

“Casualty Consultant” shall have the meaning set forth in Section 5.3.2(c) hereof.

“Casualty Retainage” shall have the meaning set forth in Section 5.3.2(d) hereof.

“Cause” shall mean, with respect to an Independent Director, (i) any acts or omissions by such Independent Director that constitute systematic, persistent or willful disregard of such Independent Director’s duties, or (ii) such Independent Director has been indicted or convicted for any crime or crimes of moral turpitude or dishonesty or for any violation of any Legal Requirements.

“Cindat” shall mean Cindat Capital Management Limited, a Cayman Islands company limited by shares.

“Cindat JV Member” shall mean Cindat Manhattan Hotel Portfolio (US) LLC, a Delaware limited liability company.

“Cindat Manhattan Hotel Portfolio Limited” shall mean Cindat Manhattan Hotel Portfolio Limited, a Cayman Islands company limited by shares.

“Clearing Account” shall have the meaning set forth in Section 2.7.1 hereof.

“Clearing Account Agreement” shall mean that certain Deposit Account Control Agreement, dated as of the date hereof, among Lender, Borrower, Operating Lessee, Manager and Clearing Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Clearing Bank” shall mean Manufacturers & Traders Trust Company or any successor Eligible Institution acting as Clearing Account Bank under the Clearing Account Agreement.

“Closing Date” shall mean the date hereof.

“Closing Date Debt Yield” shall mean 7.4%.

“CMB” shall mean China Merchants Bank Co., Ltd. New York Branch, acting by and through its New York Branch and having an address at 535 Madison Avenue, 18th Floor, New York, New York 10022.

“Co-Lender” shall have the meaning set forth in the introductory paragraph hereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Component” shall mean, individually, any one of Component A, Component B, Component C, Component D, Component E, Component F, Component G, Component H, and Component H-RR, and “Components” shall mean, collectively, Component A, Component B, Component C, Component D, Component E, Component F, Component G, Component H, and Component H-RR.

“Component A” shall mean the component of the Loan designated as “A” in Section 2.1.5 hereof.

“Component B” shall mean the component of the Loan designated as “B” in Section 2.1.5 hereof.

“Component C” shall mean the component of the Loan designated as “C” in Section 2.1.5 hereof.

“Component D” shall mean the component of the Loan designated as “D” in Section 2.1.5 hereof.

“Component E” shall mean the component of the Loan designated as “E” in Section 2.1.5 hereof.

“Component F” shall mean the component of the Loan designated as “F” in Section 2.1.5 hereof.

“Component G” shall mean the component of the Loan designated as “G” in Section 2.1.5 hereof.

“Component H” shall mean the component of the Loan designated as “H” in Section 2.1.5 hereof.

“Component H-RR” shall mean the component of the Loan designated as “F” in Section 2.1.5 hereof.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Consolidated Note” shall mean that certain Consolidated, Amended, and Restated Promissory Note , dated the date hereof, in the stated principal amount of THREE HUNDRED MILLION and 00/100 Dollars ($300,000,000), made by Borrower in favor of UBS, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Contribution” shall have the meaning set forth in Section 11.34 hereof.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise and the terms “Controlled” and “Controlling” shall have correlative meanings.

“Controlled Affiliate” shall mean, as to any Person, any other Person that (i) directly or indirectly, owns fifty-one percent (51%) or more of the legal, beneficial or economic interests in such Person, and (ii) is in Control of, is Controlled by or is under common Control with such Person.

“Converted Interest Rate Protection Agreement” shall have the meaning set forth in Section 2.5(g) hereof.

“Counterparty” shall mean (a) the counterparty under the Interest Rate Protection Agreement and (b) a Person that guarantees such counterparty’s obligations under the Interest Rate Protection Agreement or otherwise provides to such counterparty credit support acceptable to Lender or, after a Securitization, the Rating Agencies (as evidenced by a Rating Agency Confirmation), provided, however, that such guarantor shall be deemed the “Counterparty” for so long as the long-term credit rating and short-term credit rating issued by the Rating Agencies to such guarantor is better than the long-term credit rating and short-term credit rating of the actual counterparty under the Interest Rate Protection Agreement.

“Covered Party” shall have the meaning set forth in Section 3.1.41 hereof.

“Crowdfunded Person” shall mean a Person capitalized primarily by monetary contributions (A) of less than $15,000.00 each from more than 35 investors who are individuals and (B) which are funded primarily (I) in reliance upon Regulation Crowdfunding promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended and/or (II) though internet-mediated registries, platforms or similar portals, mail-order subscriptions, benefit events and/or other similar methods.

“Debt” shall mean the Outstanding Principal Balance, together with all interest accrued and unpaid thereon, and all other sums due to Lender in respect of the Loan under the Note, this Agreement or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period of time, the aggregate amount of scheduled interest payments due and payable under the Note.

“Debt Service Coverage Ratio” shall mean a ratio, as determined by Lender for the applicable period, in which:

(i)	the numerator is the Underwritten Net Cash Flow for the trailing twelve (12) month period immediately preceding the date of such determination; and

(ii)	the denominator is the aggregate amount of principal and interest that would be due and payable on the Loan and the Mezzanine Loan during the applicable Extension Term (excluding principal due and payable on the Loan and the Mezzanine Loan on the applicable Extended Maturity Date) based upon an assumed constant interest rate for such period equal to (1) with respect to the Loan, the Capped LIBOR Rate applicable to such Extension Term plus the Spread, and (2) with respect to the Mezzanine Loan, the Capped LIBOR Rate applicable to such Extension Term plus the Mezzanine Spread.

“Debt Yield” shall mean a ratio, as determined by Lender for the applicable period, in which:

(i)	the numerator is the Underwritten Net Cash Flow for the trailing twelve (12) month period immediately preceding the date of such determination; and

(ii)	the denominator is the sum of the Outstanding Principal Balance and the Mezzanine Outstanding Principal Balance.

“Debt Yield Cure Amount” shall mean an amount that, if applied to the reduction of the Outstanding Principal Balance and the Mezzanine Outstanding Principal Balance on a pro rata basis (based on the Outstanding Principal Balance and the Mezzanine Outstanding Principal Balance), (i) with respect to a Debt Yield Cure Prepayment (Mortgage Loan) and a Debt Yield Cure Prepayment (Mezzanine Loan) relating to a Cash Management Debt Yield Trigger Event or Cash Sweep Debt Yield Trigger Event, as applicable, would result in a Debt Yield equal to (x) during the period beginning on the Closing Date and ending on the Initial Maturity Date, 6.8%, (y) during the period beginning on the Initial Maturity Date and ending on the First Extended Maturity Date, 7.2%, or (z) during the period beginning on the First Extended Maturity Date and ending on the Second Extended Maturity Date, 7.7%, and (ii) with respect to a Debt Yield Cure Prepayment (Mortgage Loan) and a Debt Yield Cure Prepayment (Mezzanine Loan) relating to the exercise of an Extension Option in accordance with Section 2.8(e), would result in a Debt Yield equal to the applicable Required Extension Term Debt Yield.

“Debt Yield Cure Amount (Mezzanine Loan)” shall mean the portion of the Debt Yield Cure Amount that is allocable to the Mezzanine Loan on a pro rata basis (based on the Outstanding Principal Balance and the Mezzanine Outstanding Principal Balance).

“Debt Yield Cure Amount (Mortgage Loan)” shall mean the portion of the Debt Yield Cure Amount that is allocable to the Loan on a pro rata basis (based on the Outstanding Principal Balance and the Mezzanine Outstanding Principal Balance).

“Debt Yield Cure Collateral (Mezzanine Loan)” shall mean cash or a Letter of Credit in an amount equal to the applicable Debt Yield Cure Amount (Mezzanine Loan) plus any related Mezzanine Prepayment Fee, if any.

“Debt Yield Cure Collateral (Mortgage Loan)” shall mean cash or a Letter of Credit in an amount equal to the applicable Debt Yield Cure Amount (Mortgage Loan) plus any related Prepayment Fee, if any.

“Debt Yield Cure Prepayment (Mezzanine Loan)” shall mean a prepayment of a certain portion of the Mezzanine Loan by Mezzanine Borrower in accordance with the terms of Section 2.4.1(b) or Section 6.8.2(f) of the Mezzanine Loan Agreement in an amount equal to the applicable Debt Yield Cure Amount (Mezzanine Loan).

“Debt Yield Cure Prepayment (Mortgage Loan)” shall mean a prepayment of a portion of the Loan by Borrower in accordance with the terms of Section 2.4.1(b) or Section 6.5.2(f) of this Agreement in an amount equal to the applicable Debt Yield Cure Amount (Mortgage Loan).

“Deemed Approval Requirements” shall mean, with respect to any matter, that (i) no Event of Default shall have occurred and be continuing (either at the date of any notices specified below or as of the effective date of any deemed approval), (ii) Borrower shall have sent Lender a written request for approval with respect to such matter in accordance with the applicable terms and conditions hereof (the “Initial Notice”), which such Initial Notice shall have been (A) accompanied by any and all reasonably required information and documentation relating thereto as may be necessary in order to approve or disapprove such matter (the “Approval Information”) and (B) marked in bold lettering with the following language: “LENDER’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER” and the envelope containing the Initial Notice shall have been marked “PRIORITY-DEEMED APPROVAL MAY APPLY”; (iii) Lender shall have failed to respond to the Initial Notice within the aforesaid time-frame; (iv) Borrower shall have submitted a second request for approval with respect to such matter in accordance with the applicable terms and conditions hereof (the “Second Notice”), which such Second Notice shall have been (A) accompanied by the Approval Information and (B) marked in bold lettering with the following language: “LENDER’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER” and the envelope containing the Second Notice shall have been marked “PRIORITY-DEEMED APPROVAL MAY APPLY”; and (v) Lender shall have failed to respond to the Second Notice within the aforesaid time-frame. For purposes of clarification, Lender reasonably requesting additional and/or clarified information, in addition to approving or denying any request (in whole or in part), shall be deemed a response by Lender for purposes of the foregoing.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the Maximum Legal Rate or (ii) four percent (4%) above the Interest Rate.

“Determination Date” shall mean, with respect to any Interest Period, the date that is two (2) London Business Days prior to the fifteenth (15th) day of the month in which such Interest Period commences; provided, however, that Lender shall have the right to change the Determination Date to any other day upon notice to Borrower (which change shall be deemed effective upon Borrower’s receipt of such notice, provided that the Determination Date may not be changed by Lender more than one (1) time in any twelve (12) month period), and, if requested by Lender, Borrower shall promptly execute an amendment to this Agreement to evidence such change.

“DHS Contract” shall mean, individually and/or collectively, as the context may require, each of (i) that certain Group Sales Agreement dated as of July 12, 2017, by and between Manager and The New York City Department of Homeless Services with respect to the Holiday Inn Express – Wall Street, (ii) that certain Group Sales Agreement dated as of July 12, 2017, by and between Manager and The New York City Department of Homeless Services with respect to the Holiday Inn – Wall Street, and (iii) that certain Group Sales Agreement dated as of July 12, 2017, by and between Manager and The New York City Department of Homeless Services with respect to the Candlewood Suites – Times Square.

“DHS Contract Termination Funds” shall have the meaning set forth in Section 6.1.1 hereof.

“DHS Contract Termination Payments” shall mean any and all payments made to Borrower, Operating Lessee, or Manager in connection with any termination, cancellation, surrender, or other disposition of any DHS Contract.

“DHS Contract Termination Reserve Account” shall have the meaning set forth in Section 6.1.1 hereof.

“Disclosure Documents” shall mean, collectively, any written materials used or provided to any prospective investors and/or NRSROs in connection with any public offering or private placement in connection with a Securitization (including, without limitation, a prospectus, prospectus supplement, private placement memorandum, offering memorandum, offering circular, term sheet, road show presentation materials or other offering documents, marketing materials or information provided to prospective investors), in each case in preliminary or final form and including any amendments, supplements, exhibits, annexes and other attachments thereto.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (i) an account or accounts (or subaccounts thereof) maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (ii) a segregated trust account or accounts (or subaccounts thereof) maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity that has a Moody’s rating of at least “Baa3” and that, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account shall not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean a depository institution or trust company insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least “A-1” by S&P, “P-1” by Moody’s, and “F-1” by Fitch in the case of accounts in which funds are held for thirty (30) days or less or, in the case of Letters of Credit or accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “A+” by S&P, “A2” by Moody’s and “AA-” by Fitch.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, or any replacement indemnity executed by Borrower and an Acceptable Replacement Guarantor in accordance with the terms and provisions of this Agreement.

“Environmental Law” shall have the meaning set forth in the Environmental Indemnity.

“ERISA” shall have the meaning set forth in Section 4.2.10 hereof.

“Event of Default” shall have the meaning set forth in Section 10.1 hereof.

“Excess Cash Flow” shall have the meaning set forth in Section 2.7.2 hereof.

“Excess Cash Flow Account” shall have the meaning set forth in Section 6.7.1 hereof.

“Excess Cash Flow Funds” shall have the meaning set forth in Section 6.7.1 hereof.

“Exchange Act” shall have the meaning set forth in Section 9.2(a) hereof.

“Exchange Act Filing” shall mean a filing pursuant to the Exchange Act in connection with or relating to a Securitization.

“Excluded Taxes” means any of the following Impositions imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Impositions imposed on or measured by net income (however denominated), Impositions that are franchise taxes and Impositions that are branch profit taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Impositions (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding taxes imposed on amounts payable to or for the account of such Lender with respect to any interest in the Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or (ii) such Lender changes its lending office, except in each case to the extent that amounts with respect to such U.S. federal withholding taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or otherwise acquired such interest in the Loan or to such Lender immediately before it changed its lending office, (c) Impositions attributable to such Recipient’s failure to comply with Section 2.9(e), and (d) any Impositions imposed under FATCA.

“Executive Order” shall mean an Executive Order of the President of the United States of America.

“Extended Maturity Date” shall have the meaning set forth in Section 2.8 hereof.

“Extension Option” shall have the meaning set forth in Section 2.8 hereof.

“Extension Term” shall have the meaning set forth in Section 2.8 hereof.

“Extraordinary Expense” shall have the meaning set forth in Section 4.1.6(h) hereof.

“Extraordinary Lease Payments” shall mean all amounts paid to Borrower or Manager in connection with (i) any modification or amendment of any Lease which reduces the remaining term under such Lease, materially reduces the rent paid under such Lease, or otherwise materially reduces Tenant’s obligations under such Lease, and (ii) any rejection, termination, surrender, cancellation or buy-out of any Lease (including in connection with any Bankruptcy Action and including any payment relating to unamortized tenant improvements and/or leasing commissions).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations issued thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any law, regulation, rule, promulgation, guidance notes, practices or official agreement implementing an official government agreement with respect to the foregoing.

“First Extended Maturity Date” shall mean the Monthly Payment Date occurring in February, 2022.

“First Extension Option” shall have the meaning set forth in Section 2.8 hereof.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the Term.

“Fitch” shall mean Fitch, Inc.

“Force Majeure” shall mean the delay of Borrower or Operating Lessee, as the case may be, to timely perform or cause to be performed the applicable non-monetary obligation hereunder or under any of the other Loan Documents by reason of any act of God, enemy or hostile government action, terrorist attacks, civil commotion, insurrection, sabotage, strikes or lockouts or other similar causes, provided, that in each case, such cause or causes were beyond the reasonable control of Borrower, Operating Lessee or any Affiliate of Borrower or Operating Lessee, as the case may be, and Borrower gives notice of such event to Lender within five (5) Business Days of the occurrence thereof.

“Foreign Lender” shall mean a Lender that is not a U.S. Person.

“Franchise Agreement” shall mean, with respect to each Individual Property, the applicable franchise agreement more particularly described on Schedule IV attached hereto, between the applicable Operating Lessee and Franchisor, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms and provisions of this Agreement, or, if the context requires, a Replacement Franchise Agreement executed in accordance with the terms and provisions of this Agreement.

“Franchisor” shall mean, with respect to each Individual Property, the applicable franchisor identified on Schedule IV attached hereto, or, if the context requires, a Qualified Franchisor that is the franchisor under a Replacement Franchise Agreement.

“Funding Borrower” shall have the meaning set forth in Section 11.34 hereof.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.

“Government Lists” shall mean, collectively, (i) the Specially Designated Nationals and Blocked Persons Lists maintained by OFAC, (ii) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC, and (iii) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other Governmental Authority or pursuant to any Executive Order.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any court, agency, board, bureau, commission, department, office or other authority of any nature whatsoever of any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Grantor Trust” shall mean a grantor trust under Subpart E of Part 1 of Subchapter J of the Code.

“Gross Income from Operations” shall mean, for any period, all income and proceeds (whether in cash or on credit and computed on an accrual basis) received by Borrower, Operating Lessee or Manager for the use, occupancy or enjoyment of the Property, or any part thereof, or received by Borrower, Operating Lessee or Manager for the sale of any goods, services or other items sold on or provided from the Property in the ordinary course of the Property operation, including (without duplication): (i) all income and proceeds received from Leases and rental of rooms, commercial space and meeting, conference and/or banquet space within the Property (including net parking revenue); (ii) all income and proceeds received from food and beverage operations and from catering services conducted from the Property even though rendered outside of the Property; (iii) all income and proceeds from business or rental interruption or other loss of income insurance and use and occupancy insurance with respect to the operation of the Property (after deducting therefrom all costs and expenses incurred in the adjustment or collection thereof and only to the extent Lender elects to treat such Insurance Proceeds as business or rental interruption Insurance Proceeds that replace lost Rents for such period in accordance with Section 5.2.3 hereof); (iv) all Awards for temporary use (after deducting therefrom all costs and expenses incurred in the adjustment or collection thereof and in Restoration of the Property); (v) all income and proceeds from judgments, settlements and other resolutions of disputes with respect to matters which would be includable in this definition of “Gross Income from Operations” if received in the ordinary course of the Property operation

(after deducting therefrom all costs and expenses incurred in the adjustment or collection thereof); and (vi) interest on credit accounts and other required pass-throughs and interest on Reserve Funds; but excluding (a) gross receipts received by lessees (other than Operating Lessee), licensees or concessionaires of the Property; (b) consideration received at the Property for hotel accommodations, goods and services to be provided at other hotels, although arranged by, for or on behalf of Borrower, Operating Lessee or Manager; (c) income and proceeds from the sale or other disposition of goods, capital assets and other items not in the ordinary course of the Property operation or other non-recurring revenues as reasonably determined by Lender; (d) federal, state and municipal excise, sales, use or other taxes collected directly from patrons or guests of the Property as a part of or based on the sales price of any goods, services or other items, such as gross receipts, room, admission, cabaret or equivalent taxes; (e) Awards (except to the extent provided in clause (iv) above); (f) refunds of amounts not included in Operating Expenses at any time and uncollectible accounts; (g) gratuities collected by the Property employees; (h) the proceeds of any financing; (i) Rents from tenants that are in default under their Leases (which defaults are continuing beyond any applicable notice and cure periods), month-to-month tenants, tenants that are included as debtors in any Bankruptcy Action, tenants whose lease guarantors are included as debtors in any Bankruptcy Action, tenants that have given notice of their intention to terminate or not extend or renew their Leases (unless, subsequent to such notice, the applicable tenant has extended or renewed its Lease or entered into a new Lease or rescinded such notice in writing), or tenants that have “gone dark”, vacated, ceased to occupy or discontinued their operations at the Property (other than temporary cessation of operations in connection with remodeling, renovation or restoration of their leased premises); (j) Extraordinary Lease Payments; (k) rent concessions or credits; (l) free rent; (m) other income or proceeds resulting other than from the use or occupancy of the Property or any part thereof or other than from the sale of goods, services or other items sold on or provided from the Property in the ordinary course of business; (n) any credits or refunds made to customers, guests or patrons in the form of allowances or adjustments to previously recorded revenues; (o) payments made to Borrower pursuant to the Interest Rate Protection Agreement; or (p) rent payments made and received under the Operating Lease.

“Guarantor” shall mean HHT, or an Acceptable Replacement Guarantor in accordance with the terms and provisions of this Agreement.

“Guaranty” shall mean that certain Guaranty of Recourse Obligations, dated as of the date hereof, executed by Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, or any replacement guaranty executed by an Acceptable Replacement Guarantor in accordance with the terms and provisions of this Agreement.

“Hazardous Substances” shall have the meaning set forth in the Environmental Indemnity.

“HHM” shall mean Hersha Hospitality Management L.P., a Pennsylvania limited partnership.

“HHT” shall mean Hersha Hospitality Trust, a Maryland real estate investment trust.

“Impositions” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges in the nature of a tax imposed, levied, collected, withheld or assessed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Improvements” shall have the meaning set forth in the granting clause of the Security Instrument.

“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness or liability of such Person (including, without limitation, for borrowed money, for amounts drawn under a letter of credit, or for deferred purchase price of property or services (including trade obligations) for which such Person or its assets is liable), (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person pursuant to any agreement to purchase, to provide funds for payment, to supply funds, or to invest in any Person, (iv) all indebtedness or liabilities guaranteed by such Person, directly or indirectly, (v) all obligations under leases that constitute capital leases for which such Person is liable, and (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures any other Person against loss.

“Indemnified Liabilities” shall have the meaning set forth in Section 11.13(b) hereof.

“Indemnified Taxes” means (a) Impositions, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower or Guarantor under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Independent Director” shall have the meaning set forth in Section 3.1.24(o) hereof.

“Individual Property” shall mean each parcel of real property, the Improvements thereon and all personal property owned by Borrower that is encumbered by the Security Instrument, together with all rights pertaining to such property (real and personal) and Improvements, as more particularly described in the granting clauses of the applicable Security Instrument and referred to therein as the “Property”.

“Individual Property PIP Funds Cap” shall mean, as of any date, an amount equal to one hundred ten percent (110%) of the amount which Lender estimates to be sufficient to pay the expenses for the PIP Work required under the Franchise Agreement for such Individual Property as of such date. If a PIP Trigger Event pursuant to clauses (i), (ii), or (iii) of the definition of “PIP Trigger Event” has occurred and is continuing, and Borrower has not entered into a Replacement Franchise Agreement for the applicable Individual Property or Individual Properties or, in the case of a PIP Trigger Event pursuant to clause (ii) of the definition of “PIP Trigger Event”, a renewal or extension of the applicable existing Franchise

Agreement on terms reasonably satisfactory to Lender (provided, that terms substantially similar to the terms of the current Franchise Agreement (other than the extended term of the Franchise Agreement) shall be deemed satisfactory to Lender), there shall be no Individual Property PIP Funds Cap until the Borrower has entered into such a Replacement Franchise Agreement or extension or renewal of the applicable existing Franchise Agreement, as the case may be.

“Initial Maturity Date” shall mean the Payment Date occurring in February, 2021.

“Insolvency Opinion” shall mean, as the context may require, (i) that certain bankruptcy non-consolidation opinion letter, dated the date hereof, rendered by Hunton & Williams LLP in connection with the Loan or (ii) any other bankruptcy non-consolidation opinion delivered to Lender in connection with the Loan (including any bankruptcy non-consolidation opinion delivered to Lender subsequent to the closing of the Loan in accordance with the Loan Documents).

“Insurance Account” shall have the meaning set forth in Section 6.3.1 hereof.

“Insurance Funds” shall have the meaning set forth in Section 6.3.1 hereof.

“Insurance Premiums” shall have the meaning set forth in Section 5.1.1(b) hereof.

“Insurance Proceeds” shall mean the amount of all insurance proceeds paid under the Policies.

“Intercreditor Agreement” shall mean that certain intercreditor agreement, dated as of the date hereof, among Lender and Mezzanine Lender, as such agreement may be amended, modified, replaced and/or otherwise changed from time to time, and which agreement (as the same may be modified, replaced, restated and/or otherwise changed from time to time) may be on such terms as Lender and Mezzanine Lender agree in their respective sole discretion.

“Interest Period” shall mean, with respect to any Monthly Payment Date, the period commencing on the fifteenth (15th) day of the preceding calendar month and terminating on the fourteenth (14th) day of the calendar month in which such Monthly Payment Date occurs; provided, however, that the initial Interest Period shall begin on the Closing Date and shall end on the immediately following fourteenth (14th) day of the calendar month.

“Interest Rate Protection Agreement” shall mean one or more interest rate caps (together with the schedules relating thereto) in form and substance satisfactory to Lender, together with the confirmation thereto, between Borrower and a Counterparty reasonably acceptable to Lender with a Minimum Counterparty Rating, and all amendments, restatements, replacements, supplements and modifications thereto.

“IRS” shall mean the United States Internal Revenue Service.

“ISDA” shall mean the International Swaps and Derivatives Association, or any successor organization.

“Lease” shall mean any lease, sublease, subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect), but specifically excluding any Operating Lease, pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property (but, for purposes of Sections 4.1.9, 2.7.1(b)(i), 3.1.22 (a-h) and (k-n), and 4.1.8 hereof, excluding guest bookings in the ordinary course of business of the hotel), and every modification, amendment or other agreement relating to such lease, sublease, subsublease, letting, license, concession or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees, demands and injunctions of Governmental Authorities affecting the Loan, any Secondary Market Transactions with respect to the Loan, Borrower, Operating Lessee, Guarantor or the Property or any part thereof or the ownership, construction, alteration, use, management or operation of the Property or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Securities Act, the Exchange Act, Regulation AB, the rules and regulations promulgated pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, zoning and land use laws and the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto, and all landmark preservation requirements, covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower, Operating Lessee, Guarantor or the Property or any part thereof, including, without limitation, any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof or (ii) in any way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the introductory paragraph hereto.

“Lender Indemnitees” shall mean (i) Lender and any designee of Lender with respect to any of Lender’s rights and obligations regarding the Loan, (ii) any Affiliate of Lender that has filed any registration statement relating to a Securitization or has acted as the sponsor or depositor in connection with such Securitization, (iii) any Affiliate of Lender that acts as an underwriter, placement agent or initial purchaser in connection with a Securitization, (iv) any other co-underwriters, co-placement agents or co-initial purchasers in connection with a Securitization, (v) each Person who controls (within the meaning of Section 15 of the Exchange Act) any Person described in any of the foregoing clauses, (vi) any Person who is or will have been involved in the origination of the Loan on behalf of Lender, (vii) any Person who is or will have been involved in the servicing of the Loan, (viii) any Person in whose name the Lien created by the Security Instrument and the other Loan Documents are or will be recorded or filed, (ix) any Person who holds or acquires (or held) a full or partial interest in the Loan (including, but not limited to, investors, in the Securities, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan evidenced for the benefit of third parties), (x) any Person who holds or acquires or has held a participation or other full or partial interest in the Loan, whether during the term of the Loan or as a part of or following a foreclosure of the Loan, (xi) any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business and (xii) the respective officers, directors, shareholders, partners, members, employees, agents, representatives, contractors, subcontractors, Affiliates, participants, successors and assigns of any Person described in any of the foregoing clauses.

“Letter of Credit” shall mean an irrevocable, unconditional, transferable (without payment of any transfer fee), clean sight draft letter of credit acceptable to Lender and the Rating Agencies (either an evergreen letter of credit or one which does not expire until at least thirty (30) days after (i) the Initial Maturity Date or the Extended Maturity Date, as applicable, or (ii) such earlier date as such Letter of Credit is no longer required pursuant to the terms of this Agreement and the other Loan Documents) in favor of Lender and entitling Lender to draw thereon in New York, New York based solely on a statement purportedly executed by an officer of Lender stating that it has the right to draw thereon, issued by an Approved Bank. If at any time the bank issuing any such Letter of Credit shall cease to be an Approved Bank, Lender shall have the right immediately to draw down the same in full and hold the proceeds of such draw in accordance with the applicable provisions of this Agreement.

“LIBOR” shall mean, for each Interest Period, the rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/1000 of 1%) for deposits in U.S. dollars, for a one-month period, that appears on Reuters Screen LIBOR01 Page (or the successor thereto) as of 11:00 a.m., London time, on the related Determination Date. If such rate does not appear on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on such Determination Date, LIBOR shall be the arithmetic mean of the offered rates (expressed as a percentage per annum) for deposits in U.S. dollars for a one-month period that appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such Determination Date, if at least two such offered rates so appear. If fewer than two such offered rates appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such Determination Date, Lender shall request the principal London office of any four major reference banks in the London interbank market selected by Lender to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London time, on such Determination Date for the amounts of not less than U.S. $1,000,000. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, Lender shall request any three major banks in New York City selected by Lender to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Determination Date for amounts of not less than U.S. $1,000,000. If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates.

“LIBOR Conversion” shall have the meaning set forth in Section 2.5(g) hereof.

“LIBOR Interest Rate” shall mean with respect to each Interest Period, the greater of (i) seventy-five basis points (0.75%), and (ii) the quotient of (A) LIBOR applicable to the Interest Period divided by (B) a percentage equal to one hundred percent (100%) minus the Reserve Requirement applicable to the Interest Period.

“LIBOR Loan” shall mean the Loan at any time in which the Applicable Interest Rate is calculated at LIBOR Interest Rate plus the Spread for each Component in accordance with the provisions of Article II hereof.

“Lien” shall mean any mortgage, deed of trust, deed to secure debt, indemnity deed of trust, lien (statutory or otherwise), pledge, hypothecation, assignment, security interest, easement, restrictive covenant, preference, or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing affecting (i) all or any portion of the Property or any interest therein or (ii) any direct or indirect interest in Borrower, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialman’s and other similar liens and encumbrances.

“Loan” shall mean the loan in the original principal amount of THREE HUNDRED MILLION and No/100 Dollars ($300,000,000) made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Security Instrument, the Assignment of Leases, the Assignment of Protection Agreement, the Guaranty, the Environmental Indemnity, the Assignment of Management Agreement, the Cash Management Agreement, the Clearing Account Agreement, and all other documents, agreements, certificates and instruments now or hereafter executed and/or delivered by or on behalf of Borrower, Operating Lessee, and/or Guarantor in connection with the Loan.

“Loan-to-Value Ratio” shall mean a ratio, as determined by Lender as of a particular date, in which: (i) the numerator is equal to the Outstanding Principal Balance and (ii) the denominator is equal to the appraised value of the Property based on an Appraisal.

“London Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in London, England or New York, New York are not open for business.

“Management Agreement” shall mean, individually and/or collectively, as the context may require, each of those certain Hotel Management Agreements, dated as of April 29, 2016, between Operating Lessee and Manager, pursuant to which Manager is to provide management and other services with respect to the Property, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms and provisions of this Agreement, or, if the context requires, the Replacement Management Agreement executed in accordance with the terms and provisions of this Agreement.

“Manager” shall mean HHM, or, if the context requires, a Qualified Manager that manages the Property in accordance with the terms and provisions of this Agreement and the other Loan Documents pursuant to a Replacement Management Agreement.

“Material Adverse Effect” shall mean any material adverse effect upon (i) the business operations or economic performance of Borrower or Operating Lessee, or the business operations, economic performance of or title to the Property, (ii) the ability of Borrower, Operating Lessee, or Guarantor to perform its obligations under any Loan Document to which it is a party, (iii) the enforceability or validity of any Loan Document, the perfection or priority of any Lien created under any Loan Document or the rights, interests and remedies of Lender under any Loan Document or (iv) the value, use or operation of the Property or the cash flows from the Property.

“Material Agreements” shall mean (i) each management, franchise, brokerage or leasing agreement (other than the Management Agreement and the Franchise Agreement), and (ii) any cleaning, maintenance, service or other contract or agreement of any kind (other than the Leases) (A) involving the payment of $250,000 or more and (B)(1) with a term longer than one year or (2) not cancelable on thirty (30) days’ or less notice without the payment of any termination fee or payments of any kind), in either case relating to the ownership, development, leasing, management, use, operation, maintenance, repair, improvement or restoration of the Property, whether written or oral.

“Maturity Date” shall mean the Initial Maturity Date or, following an exercise by Borrower of an Extension Option described in Section 2.8 hereof, the applicable Extended Maturity Date, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or in the other Loan Documents, under the laws of such Governmental Authorities whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Mezzanine Borrower” shall have the meaning ascribed to the term “Borrower” in the Mezzanine Loan Agreement.

“Mezzanine Debt Service” shall have the meaning ascribed to the term “Debt Service” in the Mezzanine Loan Agreement.

“Mezzanine Event of Default” shall have the meaning ascribed to the term “Event of Default” in the Mezzanine Loan Agreement.

“Mezzanine Lender” shall have the meaning ascribed to the term “Lender” in the Mezzanine Loan Agreement.

“Mezzanine Loan” shall mean that certain mezzanine loan made on the Closing Date by Mezzanine Lender to Mezzanine Borrower in the principal amount of EIGHTY-FIVE MILLION and No/100 Dollars ($85,000,000) pursuant to the Mezzanine Loan Agreement.

“Mezzanine Loan Agreement” shall mean that certain Mezzanine Loan Agreement, dated as of the date hereof, between Mezzanine Lender and Mezzanine Borrower, as the same may be amended, restated, replaced, supplemented and otherwise modified from time to time.

“Mezzanine Loan Documents” shall mean all documents or instruments evidencing or securing the Mezzanine Loan.

“Mezzanine Outstanding Principal Balance” shall have the meaning ascribed to the term “Outstanding Principal Balance” in the Mezzanine Loan Agreement.

“Mezzanine Prepayment Fee” shall have the meaning ascribed to the term “Prepayment Fee” in the Mezzanine Loan Agreement.

“Mezzanine Release Amount” shall have the meaning ascribed to the term “Release Amount” in the Mezzanine Loan Agreement.

“Mezzanine Spread” shall have the meaning ascribed to the term “Spread” in the Mezzanine Loan Agreement.

“Minimum Counterparty Rating” shall mean a long-term unsecured debt rating of not less than “A” by S&P and “A2” from Moody’s. If S&P or Moody’s withdraws or downgrades the credit rating of the Counterparty below the ratings required by this definition, Borrower shall replace the Interest Rate Protection Agreement not later than ten (10) days following such downgrade or withdrawal with an Interest Rate Protection Agreement in form and substance satisfactory to Lender (and meeting the requirements set forth in this Section 2.5) from a Counterparty acceptable to Lender having a Minimum Counterparty Rating.

“Minimum Disbursement Amount” shall mean Twenty-Five Thousand and No/100 Dollars ($25,000).

“Monthly Capital Expenditure Deposit” shall have the meaning set forth in Section 6.4.1 hereof.

“Monthly Debt Service Payment Amount” shall mean a monthly payment amount of equal to the Debt Service payable with respect to the applicable month.

“Monthly Insurance Deposit” shall have the meaning set forth in Section 6.3.1 hereof.

“Monthly Payment Date” shall mean the ninth (9th) day of every calendar month occurring during the term of the Loan commencing with March 9, 2018; provided, however, that Lender shall have the right to change the Monthly Payment Date to any other day of a calendar month selected by Lender, in its sole and absolute discretion (including in connection with a Securitization) upon notice to Borrower (which change shall be deemed effective upon Borrower’s receipt of such notice, provided that Lender may not change the Monthly Payment Date more than one (1) time in any twelve (12) month period) and, if requested by Lender, Borrower shall promptly execute an amendment to this Agreement to evidence such change; provided that if Lender shall have elected to change the Monthly Payment Date as aforesaid, Lender shall have the option, but not the obligation, to adjust the Interest Period accordingly.

“Monthly Tax Deposit” shall have the meaning set forth in Section 6.2.1 hereof.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage Borrower” shall have the meaning set forth in Section 11.30 hereof.

“Mortgage Loan” shall have the meaning set forth in Section 11.30 hereof.

“Net Cash Flow” shall mean, for any period, the amount obtained by subtracting Operating Expenses and Capital Expenditures for such period from Gross Income from Operations for such period.

“Net Operating Income” shall mean, for any period, the amount obtained by subtracting Operating Expenses for such period from Gross Income from Operations for such period.

“Net Proceeds” shall mean: (i) the net amount of all Insurance Proceeds, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such Insurance Proceeds; provided that, for purposes of Section 5.3 hereof, “Net Proceeds” shall mean such net amount of Insurance Proceeds to the extent received by Lender pursuant to the Policies required under Sections 5.1.1(a)(i), (iv), (vi), (xi) and (xii) as a result of the applicable Casualty, or (ii) the net amount of the Award, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such Award.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 5.3.2(f) hereof.

“Note” shall mean shall mean, individually or collectively as the context may require, Note A-1 and Note A-2.

“Note A-1” shall mean that certain Replacement Promissory Note A-1, dated the date hereof, in the stated principal amount of TWO HUNDRED EIGHTY MILLION and 00/100 Dollars ($280,000,000), made by Borrower in favor of UBS, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Note A-2” shall mean that certain Replacement Promissory Note A-2, dated the date hereof, in the stated principal amount of TWENTY MILLION and 00/100 Dollars ($20,000,000), made by Borrower in favor of CMB, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Notice” shall have the meaning set forth in Section 11.6 hereof.

“NRSRO” shall mean any credit rating agency that has elected to be treated as a nationally recognized statistical rating organization for purposes of Section 15E of the Exchange Act, without regard to whether or not such credit rating agency has been engaged by Lender or other Securitization Indemnified Parties in connection with, or in anticipation of, a Securitization.

“Obligations” shall mean, collectively, Borrower’s obligations for the payment of the Debt and the performance of the Other Obligations.

“OFAC” shall mean the Office of Foreign Assets Control or, if the context requires, any successor Governmental Authority.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized senior officer of Borrower.

“Open Prepayment Commencement Date” shall mean the Monthly Payment Date occurring in August, 2019.

“Operating Agreements” shall mean any covenants, restrictions or agreements of record relating to the construction, operation or use of the Property.

“Operating Expenses” shall mean, for any period, the sum of all costs and expenses of operating, maintaining, directing, managing and supervising the Property (excluding (i) depreciation and amortization, (ii) any Debt Service or any principal payments with respect to the Loan, (iii) any Capital Expenditures or expenditures for PIP Work, (iv) any deposits of any Reserve Funds required under the Loan Documents (provided, however, that for the avoidance of doubt, the disbursement from a Reserve Fund of funds to pay for any item which would otherwise constitute an “Operating Expense” shall not exclude such item from the definition of “Operating Expenses”), (v) the costs of any other things specified to be done or provided at Borrower’s, Operating Lessee’s or Manager’s sole cost and expense and (vi) rent paid by Operating Lessee under the Operating Lease), incurred by Borrower, Operating Lessee or Manager pursuant to the Management Agreement, or as otherwise specifically provided therein, which are properly attributable to such period under Borrower’s system of accounting, including, without limitation the following, except to the extent excluded per the above preceding parenthetical in this definition or except to the extent to which the costs and expenses constitute expenses of Manager which are not passed through to Borrower or Operating Lessee pursuant to the applicable Management Agreement(s):

(a) the cost of all food and beverages sold or consumed and of all necessary chinaware, glassware, linens, flatware, uniforms, utensils and other items of a similar nature, including such items bearing the name or identifying characteristics of the hotel as Borrower, Operating Lessee and/or Manager shall reasonably consider appropriate (collectively, the “Operating Equipment”) and paper supplies, cleaning materials and similar consumable items (collectively, the “Operating Supplies”) placed in use (other than reserve stocks thereof in storerooms). Operating Equipment and Operating Supplies shall be considered to have been placed in use when they are transferred from the storerooms of the Property to the appropriate operating departments;

(b) salaries and wages of personnel of the Property (regardless of whether such personnel are employees of Borrower, Operating Lessee or Manager), including costs of payroll taxes and employee benefits (which benefits may include, without limitation, a pension plan, medical insurance, life insurance, travel accident insurance and an executive bonus program) and the costs of moving (1) employees of the Property whose primary duties consist of the management of the Property or of a recognized department or division thereof; or (2) personnel (A) who customarily and regularly direct the work of five (5) or more other employees of the Property, (B) who have authority with reference to the hiring, firing and advancement of other employees of the Property, (C) who customarily and regularly exercise discretionary powers, (D) who devote at least ninety five percent (95%) of their work time to activities which are directly and closely related to the performance of the work described in clauses (A) through (C) of clause (2) of this sentence, and (E) who are not compensated on an hourly basis (the “Executive Hotel Personnel”), their families and their belongings to the area in which the Property is located at the commencement of their employment at the Property and all other expenses not otherwise specifically referred to in this definition which are referred to as “Administrative and General Expenses” in the Uniform System of Accounts. If the Executive Hotel Personnel are on the payroll of Guarantor or any Affiliate of Guarantor, the cost of their salaries, payroll taxes and employee benefits (which benefits, in the case of employees who are not United States citizens or in the case of employees of hotels located outside the continental United States may include, without limitation, in addition to the foregoing benefits, reasonable home leave transportation expenses approved by Lender) shall be billed by said Affiliate to and be reimbursed by Borrower, Operating Lessee and/or Manager monthly, and such reimbursement shall be an Operating Expense. Except as otherwise expressly provided under the Management Agreement with respect to employees regularly employed at the Property, the salaries or wages of other employees or executives of Manager, Guarantor or any of their respective Affiliates shall in no event be Operating Expenses, but they shall be entitled to free room and board and the free use of all facilities at such times as they visit the Property exclusively in connection with the management of the Property. Notwithstanding the foregoing, if it becomes necessary for an employee or executive of Guarantor or an employee or executive of any Affiliate of Guarantor to temporarily perform services at the Property of a nature normally performed by personnel of the Property, his or her salary (including payroll taxes and employee benefits) as well as his or her traveling expenses will be Operating Expenses and he or she will be entitled to free room, board and use of the facilities as aforesaid, while performing such services;

(c) the cost of all other goods and services obtained by Borrower, Operating Lessee or Manager in connection with its operation of the Property, including, without limitation, heat and utilities, office supplies and all services performed by third parties, including leasing expenses in connection with telephone and data processing equipment, and all existing and any future installations necessary for the operation of the Improvements for hotel purposes (including, without limitation, heating, lighting, sanitary equipment, air conditioning, laundry, refrigerating, built-in kitchen equipment, telephone equipment, communications systems, computer equipment and elevators), Operating Equipment and existing and any future furniture, furnishings, wall coverings, fixtures and hotel equipment necessary for the operation of the Property for hotel purposes which shall include all equipment required for the operation of kitchens, bars, laundries (if any), and dry cleaning facilities (if any), office equipment, cleaning and engineering equipment and vehicles;

(d) the cost of repairs to and maintenance of the Property other than of a capital nature and other than PIP Work;

(e) Insurance Premiums for general liability insurance, workers’ compensation insurance or insurance required by similar employee benefits acts and such business or rental interruption or other loss of income insurance as may be provided for protection against claims, liabilities and losses arising from the operation of the Property (as distinguished from any property damage insurance on the Property or its contents) and losses incurred on any self-insured risks of the foregoing types, provided that (1) Lender has specifically approved in advance such self-insurance or (2) insurance is unavailable to cover such risks. Premiums on policies will be prorated over the period of insurance and premiums under blanket policies will be allocated among properties covered;

(f) all Taxes and Other Charges (other than federal, state or local income taxes and franchise taxes or the equivalent) payable by or assessed against Borrower, Operating Lessee or Manager with respect to the operation of the Property (but excluding, for avoidance of doubt, federal, state and municipal excise, sales, use or other taxes collected directly by or on behalf of Borrower, Operating Lessee or Manager from patrons or guests of the Property as a part of or based on the sales price of any goods, services or other items, such as gross receipts, room, admission, cabaret or equivalent taxes);

(g) legal fees and fees of any firm of independent certified public accounts designated from time to time by Borrower (the “Independent CPA”) for services directly related to the operation of the Property;

(h) the costs and expenses of technical consultants and specialized operational experts for specialized services in connection with non-recurring work on operational, legal, functional, decorating, design or construction problems and activities, including the reasonable fees of Guarantor, any Affiliate of Guarantor or any subsidiary or division of Guarantor or any Affiliate of Guarantor in connection therewith, provided that such employment of Guarantor, any Affiliate of Guarantor or of any such subsidiary or division of Guarantor or any Affiliate of Guarantor is approved in advance by Lender; provided, however, that if such costs and expenses have not been included in a budget approved by Lender, then, if such costs exceed $5,000 in any one instance, the same shall be subject to approval by Lender;

(i) all expenses for advertising the Property and all expenses of sales promotion and public relations activities;

(j) all out-of-pocket expenses and disbursements determined by the Independent CPA to have been reasonably, properly and specifically incurred by Borrower, Operating Lessee, Manager, Guarantor or any of their respective Affiliates pursuant to, in the course of and directly related to, the management and operation of the Property under the Management Agreement. Without limiting the generality of the foregoing, such charges may include all reasonable travel, telephone, telegram, radiogram, cablegram, air express and other incidental expenses, but excluding costs relating to the offices maintained by Borrower, Operating Lessee, Manager, Guarantor, or any of their respective Affiliates other than the offices maintained at the Property for the management of the Property and excluding transportation costs of Borrower, Operating Lessee or Manager related to meetings between Borrower or Operating Lessee and Manager with respect to administration of the Management Agreement, as applicable, or of the Property involving travel away from such party’s principal offices;

(k) the cost of operating or subscribing to any reservations system, any accounting services or other group benefits, programs or services from time to time made available to and for the benefit of the Property in the Borrower’s system;

(l) the cost associated with any Leases;

(m) any management fees, basic and incentive fees or other fees and reimbursables paid or payable to Manager under the Management Agreement to the extent such fees and reimbursables are not duplicative of other operating expenses covered in this definition of “Operating Expenses”;

(n) any franchise fees or other fees and reimbursables paid or payable to Franchisor under the Franchise Agreement to the extent such fees and reimbursables are not duplicative of other operating expenses covered in this definition of “Operating Expenses”; and

(o) all other costs and expenses of owning, maintaining, conducting, directing, managing and supervising the operation of the Property to the extent such costs and expenses are not included above.

“Operating Lease” shall mean, individually and/or collectively, as the context may require, each of those certain Lease Agreements, dated as of April 29, 2016, by and among each applicable Borrower, as landlord, and each applicable Operating Lessee, as tenant, each as amended by those certain First Amendment to Lease Agreements, dated as of even date herewith, as each may be amended, assigned, restated, replaced, supplemented or modified from time to time in accordance with the terms and conditions of hereof and the other Loan Documents.

“Operating Lessee” shall have the meaning set forth in the introductory paragraph hereto.

“Operating Lessee JV” shall mean Cindat Hersha Lessee JV LLC, a Delaware limited liability company.

“Operating Lessee Sole Member” shall mean Cindat Hersha Lessee JV Associates, LLC, a Delaware limited liability company.

“Organizational Documents” shall mean, as to any Person, the organizational or governing documents of such Person, including the certificate of incorporation and by-laws with respect to a corporation; the certificate of formation or organization and operating agreement with respect to a limited liability company; and the certificate of limited partnership and partnership agreement with respect to a limited partnership.

“Other Charges” shall mean all ground rents, maintenance charges, impositions (other than Taxes), and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Other Connection Taxes” means, with respect to any Recipient, Impositions imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Imposition (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Loan or any Loan Document).

“Other Obligations” shall mean: (i) all obligations of Borrower contained in this Agreement, the Note or any other Loan Document, and (ii) all obligations of Borrower contained in any renewal, extension, amendment, restatement, modification, consolidation, change of, or substitution or replacement for all or any part of this Agreement, the Note or any other Loan Document, excluding, in each case, Borrower’s obligation for the payment of the Debt.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Impositions that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Outstanding Principal Balance” shall mean, as of any date, the outstanding principal balance of the Loan.

“PACE Loan” shall mean any Property-Assessed Clean Energy loan or any similar financing.

“Patriot Act” shall mean, collectively, all laws relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56), as the same may be amended, replaced, supplemented or otherwise modified from time to time.

“Patriot Act Offense” shall mean (i) any violation of the laws of the United States of America or of any of the several states, or any act or omission that would constitute a violation of such laws if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or money laundering, including any offense under (a) the laws against terrorism; (b) the laws against money laundering, (c) the Bank Secrecy Act, as amended, (d) the Money Laundering Control Act of 1986, as amended, or (e) the Patriot Act, or (ii) the conspiracy to commit, or aiding and abetting another to commit, any violation of any such laws.

“Permitted Cindat Transfer” shall mean (A) with respect to Cindat Manhattan Hotel Portfolio Limited, the Transfer of all or any portion of the direct or indirect ownership interests in Cindat Manhattan Hotel Portfolio Limited, or (B) with respect to Cindat JV Member, the transfer, sale, assignment, or conveyance (but not the pledge, encumbrance, or hypothecation) of all or any portion of the direct or indirect ownership interests in Cindat JV Member, or (C) with respect to Cindat JV Member, the transfer, sale, assignment, or conveyance (but not the pledge, encumbrance, or hypothecation) of Cindat JV Member’s ownership interests in Borrower JV and Operating Lessee JV to HHT or a Person in which HHT owns all of the direct or indirect ownership interests of such Person; provided, that (x) in the case of each of the foregoing clauses (A), (B), or (C), after giving effect to such Permitted Cindat Transfer, to the extent the transferee owns twenty percent (20%) or more of the direct or indirect interests in any Restricted Party immediately following such Transfer (provided that such Transferee did not own 20% or more of the direct or indirect ownership interests in such Restricted Party as of the Closing Date), Borrower shall deliver, at Borrower’s sole cost and expense, customary OFAC and KYC searches reasonably acceptable to Lender with respect to such transferee and its Affiliates as Lender may reasonably require with the results thereof reasonably satisfactory to Lender; (y) in the case of each of the foregoing clauses (A) or (B), either (1) (i) Cindat continues to Control Cindat JV Member; (ii) Gang (Greg) Peng and Erh-Fei Liu continue to Control Cindat; and (iii) Cindat Manhattan Hotel Portfolio Limited shall not be a Prohibited Entity or (2) (X) HHT shall continue to own, directly or indirectly, at least twenty-five percent (25%) of all legal, beneficial and economic interests in Borrower, Operating Lessee, and Mezzanine Borrower and (Y) HHT shall solely Control Borrower, Operating Lessee, and Mezzanine Borrower and Lender shall have approved (which approval shall not be unreasonably withheld, conditioned, or delated) amendments to the Organizational Documents of Borrower JV, and Operating Lessee JV, to reflect such required sole Control by HHT; and (z) in the case of the foregoing clause (C), HHT shall solely Control Borrower, Operating Lessee, and Mezzanine Borrower and Lender shall have approved (which approval shall not be unreasonably withheld, conditioned, or delated) amendments to the Organizational Documents of Borrower JV, and Operating Lessee JV, to reflect such required sole Control by HHT.

“Permitted Encumbrances” shall mean, collectively, (i) the Liens and security interests created by the Loan Documents, (ii) all Liens, encumbrances and other matters expressly set forth on Schedule A or Schedule B of the Title Insurance Policy, (iii) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, and other than Liens securing a PACE Loan, (iv) the Liens granted pursuant to the Mezzanine Loan Documents, (v) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion or which are otherwise expressly permitted under the Loan Documents, and (vi) Liens being contested in accordance with the Loan Documents.

“Permitted Investments” shall have the meaning set forth in the Cash Management Agreement.

“Permitted REIT Transfer” shall mean (i) with respect to Hersha Hospitality Limited Partnership, a Virginia limited partnership, the Transfer of all or any portion of the direct or indirect ownership interests in such limited partnership, provided, however, that after such Permitted REIT Transfer (a) HHT continues to Control such limited partnership and own at least fifty-one percent (51%) of the direct or indirect ownership interests in such limited partnership, (b) such limited partnership continues to be in compliance with Section 4.2.14 hereof, and (c) to the extent any transferee owns twenty percent (20%) or more of the direct or indirect interests in any Restricted Party immediately following such Transfer (provided that such Transferee did not own 20% or more of the direct or indirect ownership interests in such Restricted Party as of the Closing Date), Borrower shall deliver, at Borrower’s sole cost and expense, customary OFAC and KYC searches reasonably acceptable to Lender with respect to such transferee and its Affiliates as Lender may reasonably require with the results thereof reasonably satisfactory to Lender; and (ii) with respect to the HHT, the Transfer of all or any portion of the direct or indirect ownership interests in HHT, provided, however, that after such Permitted REIT Transfer (a) HHT remains a publicly traded company and (b) HHT shall not be a Prohibited Entity.

“Permitted Trade Payables” shall have the meaning set forth in Section 3.1.24(d) hereof.

“Permitted Transfer” shall mean any of the following: (i) any transfer, directly as a result of the death of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by the decedent in question to the Person or Persons lawfully entitled thereto, (ii) any transfer, directly as a result of the legal incapacity of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by such natural person to the Person or Persons lawfully entitled thereto, (iii) any Lease of space in the Improvements to Tenants in accordance with the terms and provisions of Section 4.1.9 hereof, or in the case of guest bookings, in the ordinary course of business of the hotel, (iv) any Transfer permitted without Lender’s prior consent in accordance with the terms and provisions of Section 8.2 hereof, (v) any pledge by Mezzanine Borrower of the direct ownership interests in Borrower and other collateral pursuant to the Mezzanine Loan Documents, as well as any Transfer made in accordance with all requirements of the Intercreditor Agreement occurring upon the foreclosure of, or other remedial action with respect to, any such ownership interests or delivery of an assignment in lieu of foreclosure in respect of any such ownership interests, (vi) the Operating Lease or a Lease in accordance with the provisions of Section 4.1.9, (vii) Permitted Encumbrances, (viii) a Permitted REIT Transfer, (ix) a Permitted Cindat Transfer, or (x) the Transfer of an Individual Property in connection with the release of such Individual Property in accordance with Section 2.6.4 hereof.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any Governmental Authority and any fiduciary acting in such capacity on behalf of any of the foregoing.

“PIP Account” shall have the meaning set forth in Section 6.6 hereof.

“PIP Funds” shall have the meaning set forth in Section 6.6 hereof.

“PIP Trigger Event” shall mean the occurrence of:

(i) any Franchisor giving notice of its intention to terminate, cancel, or not extend or renew any Franchise Agreement;

(ii) on or prior to twelve (12) months prior to the then applicable expiration date under any Franchise Agreement, the applicable Franchisor does not extend or renew the applicable Franchise Agreement on terms reasonably satisfactory to Lender; provided, that, terms substantially similar to the terms of the current Franchise Agreement (other than the extended term of the Franchise Agreement) shall be deemed satisfactory to Lender;

(iii) any event of default by Operating Lessee or any Affiliate of Operating Lessee under any Franchise Agreement, which event of default continues beyond any applicable notice and cure period under the applicable Franchise Agreement; or

(iv) the Franchisor under any Franchise Agreement giving notice to Operating Lessee of its requirement that Operating Lessee or an Affiliate of Operating Lessee enter into any a property improvement plan or similar agreement requiring the completion of any PIP Work (other than a PIP Work, if any, with respect to which the estimated cost to perform such PIP Work was deposited into the PIP Account as of the Closing Date).

“PIP Trigger Event Cure” shall mean:

(i) if the PIP Trigger Event is caused solely by the occurrence of clause (i) in the definition of “PIP Trigger Event,” if either (a) the applicable Franchisor unconditionally withdraws the applicable notice to terminate, cancel, or not extend or renew or (b) Borrower enters into a Replacement Franchise Agreement for the applicable Individual Property and either (1) Borrower has completed all PIP Work required under the Replacement Franchise Agreement or (2) the amount on deposit in the PIP Account that is specifically allocated to such PIP Work is at least equal to the applicable Individual Property PIP Funds Cap;

(ii) if the PIP Trigger Event is caused solely by the occurrence of clause (ii) in the definition of “PIP Trigger Event,” if either (a) the applicable Franchise Agreement has been renewed, extended or relicensed on terms satisfactory to Lender, or (a) Borrower enters into a Replacement Franchise Agreement for the applicable Individual Property and, in either case (a) or (b), either (1) Borrower has completed all PIP Work required under the applicable Franchise Agreement or Replacement Franchise Agreement or (2) the amount on deposit in the PIP Account that is specifically allocated to such PIP Work is at least equal to the applicable Individual Property PIP Funds Cap;

(iii) if the PIP Trigger Event is caused solely by the occurrence of clause (iii) in the definition of “PIP Trigger Event,” if either (a) the applicable event of default under the applicable Franchise Agreement is cured, as demonstrated by evidence reasonably satisfactory to Lender, provided, that, written confirmation from Franchisor that such default is cured shall be deemed evidence satisfactory to Lender, or (b) Borrower enters into a Replacement Franchise Agreement for the applicable Individual Property and either (1) Borrower has completed all PIP Work required under the applicable Franchise Agreement or Replacement Franchise Agreement or (2) the amount on deposit in the PIP Account that is specifically allocated to such PIP Work is at least equal to the applicable Individual Property PIP Funds Cap; or

(iv) if the PIP Trigger Event is caused solely by the occurrence of clause (iv) in the definition of “PIP Trigger Event,” if Borrower deposits funds in the PIP Account equal to the applicable Individual Property PIP Funds Cap.

“PIP Trigger Event Period” mean any period commencing on the occurrence of a PIP Trigger Event and continuing until the Monthly Payment Date following the occurrence of the applicable PIP Trigger Event Cure; provided, that, in each case, after giving effect to the applicable PIP Trigger Event Cure, no other PIP Trigger Event shall have occurred and shall then remain uncured.

“PIP Work” shall mean replacements and/or alterations to the Property as may be required by the Franchisor to be completed from time to time.

“Policies” or “Policy” shall have the meaning set forth in Section 5.1.1(b) hereof.

“Prepayment Fee” shall mean, with respect to any prepayment received by Lender prior to the Open Prepayment Commencement Date, an amount equal to the product of (a) the Spread (or the Alternate Rate Spread or the Base Rate Spread, as applicable), (b) the amount of the Outstanding Principal Balance being prepaid, and (c) a ratio (1) the numerator of which is equal to the number of days from and including the date of such prepayment through and including the end of the Interest Period in which the Open Prepayment Commencement Date occurs and (2) the denominator of which is equal to 360.

“Prime Rate” shall mean the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate.” If The Wall Street Journal ceases to publish the “Prime Rate,” the Lender shall select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall select a comparable interest rate index.

“Prior Loan” shall mean that certain loan from Natixis Real Estate Capital LLC to Borrower secured by the Property, which loan has been paid in full on or prior to the Closing Date.

“Prohibited Entity” shall mean any Person which (i) is a Delaware statutory trust or similar Person (formed primarily for purposes of effectuating an Internal Revenue Code Section 1031 like-kind exchange), (ii) owns a direct or indirect interest in Borrower, any prospective Transferee, or the Property through a tenancy-in-common, statutory trust, or other similar form of ownership interest, and/or (iii) is a Crowdfunded Person or owns a direct or indirect interest in Borrower, any prospective Transferee, or the Property through a Crowdfunded Person.

“Prohibited Lenders” shall have the meaning set forth in Section 11.1 hereof.

“Prohibited Person” shall mean any Person:

(i)	listed in the Annex to, or is otherwise subject to the prohibitions of, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Executive Orders;

(ii)	that is owned or Controlled by, or acting for or on behalf of, any Person that is listed in the Annex to, or is otherwise subject to the prohibitions of, Executive Order No. 13224;

(iii)	with whom Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including Executive Order No. 13224;

(iv)	who commits, threatens, conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;

(v)	that is named as a “specially designated national and blocked person” on the most current list published by OFAC at its official website or at any replacement website or other replacement official publication of such list;

(vi)	that is subject to trade restrictions under United States law, including, without limitation, the Patriot Act, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder;

(vii)	that is listed on any Government List;

(viii)	that has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense;

(ix)	that is currently under investigation by any Governmental Authority for alleged criminal activity consisting of a felony involving a crime or moral turpitude or a Patriot Act Offense; or

(x)	who is an Affiliate of any Person that is described by or that satisfies any of clauses (i) through (ix) above.

“Property” shall mean the parcel of real property, the Improvements now or hereafter erected, situated or installed thereon and all personal property owned by Borrower and encumbered by the Security Instrument, together with all rights pertaining to such property (real and personal) and the Improvements, all as more particularly described in the granting clauses of the Security Instrument.

“Qualified Franchisor” shall mean (i) Franchisor or (ii) a reputable and experienced franchisor (which may be an Affiliate of Borrower) which, in the reasonable judgment of Lender, possesses experience in flagging hotel properties similar in location, size, class, use, operation and value as the Property; provided, that Borrower shall have obtained (a) a Rating Agency Confirmation from the Rating Agencies and (b) if such Person is an Affiliate of Borrower, a new bankruptcy non-consolidation opinion reasonably acceptable to Lender and acceptable the Rating Agencies in their sole discretion.

“Qualified Manager” shall mean (i) Manager or (ii) a reputable and experienced manager (which may be an Affiliate of Borrower) which, in the reasonable judgment of Lender, possesses experience in managing properties similar in location, size, class, use, operation and value as the Property; provided, that Borrower shall have obtained (a) a Rating Agency Confirmation from the Rating Agencies and (b) if such Person is an Affiliate of Borrower, a new bankruptcy non-consolidation opinion reasonably acceptable to Lender and acceptable the Rating Agencies in their sole discretion.

“Rating Agencies” shall mean, prior to the final Securitization of the Loan, each of S&P, Moody’s, Fitch, Morningstar Credit Ratings, LLC and DBRS, Inc. or any other nationally-recognized statistical rating agency which has been designated by Lender and, after the final Securitization of the Loan, shall mean any of the foregoing that has been designated by Lender or any issuer or underwriter of any Securities to rate any of such Securities.

“Rating Agency Confirmation” shall mean, collectively, a written affirmation from each of the Rating Agencies that the rating of the Securities (or any class thereof) by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion. In the event that any Rating Agency declines to consider whether to grant or withhold such an affirmation, such Rating Agency shall be deemed to have granted such an affirmation, provided, however that if no Rating Agency has elected to consider whether to grant or withhold such an affirmation, then the term “Rating Agency Confirmation” shall be deemed instead to require the written approval of Lender based on its good faith determination of whether the Rating Agencies would issue a Rating Agency Confirmation; provided, further, that the foregoing shall be inapplicable in any case in which Lender has an independent approval right in respect of the matter at issue pursuant to the terms of this Agreement.

“Recipient” shall mean Lender and/or Servicer, as applicable.

“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such regulation may be amended from time to time.

“Regulation S-K” means Regulation S-K of the Securities Act, as such regulation may be amended from time to time.

“Regulation S-X” means Regulation S-X of the Securities Act, as such regulation may be amended from time to time.

“Regulatory Change” means any change effective after the date of this Agreement in any statute, treaty, rule, regulation, ordinance, executive order or administrative or judicial precedents or authorities (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System of the United States (or any successor)) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including any Lender, of or under any statute, treaty, rule, regulation, ordinance, executive order or administrative or judicial precedents or authorities (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by Lender with any request or directive regarding capital adequacy. Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

“Reimbursement Contribution” shall have the meaning set forth in Section 11.34 hereof.

“Related Loan(s)” shall mean (i) a loan made to an Affiliate of Borrower or Guarantor or secured by a Related Property that is included in a Securitization with the Loan or any portion thereof or interest therein or (ii) any loan that is cross-collateralized or cross-defaulted with the Loan.

“Related Propert(y)(ies)” shall mean a parcel of real property, together with improvements thereon and personal property related thereto, that is “related” within the meaning of the definition of “Significant Obligor” to the Property.

“Release” shall have the meaning set forth in Section 2.6.4 hereof.

“Release Amount” shall mean, with respect to each Individual Property, an amount equal to one hundred fifteen percent (115%) of the Allocated Loan Amount for such Individual Property.

“Release Date” shall have the meaning set forth in Section 2.6.4 hereof.

“Release Notice Date” shall have the meaning set forth in Section 2.6.4 hereof.

“Release Property” shall have the meaning set forth in Section 2.6.4 hereof.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note or any interest therein.

“Rents” shall mean all rents, rent equivalents, moneys payable as damages (including payments by reason of the rejection of a Lease in a Bankruptcy Action) or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower, Manager, or any of their respective agents or employees from any and all sources arising from or attributable to the Property, including, without limitation, all hotel receipts, revenues and credit card receipts collected from guest rooms, restaurants, bars, meeting rooms, banquet rooms and recreational facilities, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Borrower or any operator or manager of the hotel or the commercial space located in the Improvements or acquired from others (including, without limitation, from the rental of any office space, retail space, guest rooms or other space, halls, stores, and offices, and deposits securing reservations of such space), license, lease, sublease and concession fees and rentals, health club membership fees, food and beverage wholesale and retail sales, service charges, vending machine sales and the Insurance Proceeds, if any, from business or rental interruption or other loss of income insurance, but only to the extent Lender elects to treat such Insurance Proceeds as business or rental interruption Insurance Proceeds in accordance with Section 5.2.3 hereof.

“Replacement Franchise Agreement” shall mean, collectively, (i) a franchise, trademark and license agreement with a Qualified Franchisor, which franchise, trademark and license agreement shall be in form and substance reasonably acceptable to Lender; provided, that Lender, at its option, may require that Borrower shall have obtained a Rating Agency Confirmation from the Rating Agencies, and (ii) a comfort letter from such Qualified Franchisor in form and substance reasonably acceptable to Lender.

“Replacement Management Agreement” shall mean, collectively, (i)(a) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, or (b) a management agreement with a Qualified Manager, which management agreement shall be in form and substance reasonably acceptable to Lender; provided, that Lender, at its option, may require that Borrower shall have obtained a Rating Agency Confirmation from the Rating Agencies, and (ii) an assignment of management agreement and subordination of management fees substantially in the form then used by Lender (or in such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Borrower and such Qualified Manager.

“Required Extension Option Debt Yield” shall mean (i) with respect to the First Extension Option, 7.65% and (ii) with respect to the Second Extension Option, 8.20%.

“Required Repairs” shall have the meaning set forth in Section 4.1.28 hereof.

“Reserve Funds” shall mean, collectively, the DHS Contract Termination Funds, the Tax Funds, the Insurance Funds, the Capital Expenditure Funds, the PIP Funds, the Excess Cash Flow Funds and any other escrow or reserve fund established by the Loan Documents.

“Reserve Requirements” means with respect to any Interest Period, the maximum rate of all reserve requirements (including, without limitation, all basic, marginal, emergency, supplemental, special or other reserves and taking into account any transitional adjustments or other schedule changes in reserve requirements during the Interest Period) which are imposed under Regulation D on eurocurrency liabilities (or against any other category of liabilities which includes deposits by reference to which LIBOR is determined or against any category of extensions of credit or other assets which includes loans by a non-United States office of a depository institution to United States residents or loans which charge interest at a rate determined by reference to such deposits) during the Interest Period and which are applicable to member banks of the Federal Reserve System with deposits exceeding one billion dollars, but without benefit or credit of proration, exemptions or offsets that might otherwise be available from time to time under Regulation D. The determination of the Reserve Requirements shall be based on the assumption that Lender funded 100% of the Loan in the interbank eurodollar market. In the event of any change in the rate of such Reserve Requirements under Regulation D during the Interest Period, or any variation in such requirements based upon amounts or kinds of assets or liabilities, or other factors, including, without limitation, the imposition of Reserve Requirements, or differing Reserve Requirements, on one or more but not all of the holders of the Loan or any participation therein, Lender may use any reasonable averaging and/or attribution methods which it deems appropriate and practical for determining the rate of such Reserve Requirements which shall be used in the computation of the Reserve Requirements. Lender’s computation of same shall be final absent manifest error.

“Restoration” shall mean the repair and restoration of the Property after a Casualty or Condemnation as nearly as possible to the condition the Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

“Restoration Threshold” shall mean the lesser of (x) an amount equal to ten percent (10%) of the Allocated Loan Amount attributable to the applicable Individual Property or (y) five percent (5%) of the Outstanding Principal Balance.

“Restricted Party” shall mean, collectively, (i) each of Borrower, Operating Lessee, any Guarantor, any Affiliated Manager, Mezzanine Borrower, Borrower JV and Operating Lessee JV and (ii) any direct or indirect legal or beneficial owner or non-member manager of Borrower, Operating Lessee, any Guarantor, any Affiliated Manager, Mezzanine Borrower, Borrower JV and Operating Lessee JV.

“S&P” shall mean Standard & Poor’s Ratings Services.

“Second Extended Maturity Date” shall mean the Monthly Payment Date occurring in February, 2023.

“Second Extension Option” shall have the meaning set forth in Section 2.8 hereof.

“Secondary Market Transaction” shall have the meaning set forth in Section 9.1(a) hereof.

“Securities” shall have the meaning set forth in Section 9.1(a) hereof.

“Securities Act” shall have the meaning set forth in Section 9.2(a) hereof.

“Securitization” shall have the meaning set forth in Section 9.1(a) hereof.

“Securitization Indemnification Liabilities” shall have the meaning set forth in Section 9.2(b) hereof.

“Securitization Indemnified Parties” shall have the meaning set forth in Section 9.2(b) hereof.

“Securitization Loan Agreement Amendment” shall have the meaning set forth in Section 11.29 hereof.

“Securitization Vehicle” means each REMIC Trust or Grantor Trust into which all or a portion of the Loan or an interest therein has been transferred.

“Security Instrument” shall mean that certain first priority Consolidated, Amended, and Restated Fee and Leasehold Mortgage and Security Agreement, dated as of the date hereof, executed and delivered by Borrower as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Servicer” shall have the meaning set forth in Section 11.24(a) hereof.

“Servicing Agreement” shall have the meaning set forth in Section 11.24(a) hereof.

“Severed Loan Documents” shall have the meaning set forth in Section 10.2(c) hereof.

“Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.

“Sole Member” shall have the meaning set forth in Section 3.1.24(q) hereof.

“Special Member” shall have the meaning set forth in Section 3.1.24(q) hereof.

“Sponsor” shall mean, individually and/or collectively, as the context may require, each of Cindat Capital Management Limited, a limited company formed under the laws of the Cayman Islands, and HHT.

“Spread” shall mean, with respect to each Component, the following amounts, as the same may be reallocated pursuant to, and in accordance with the restrictions and limitations contained in Section 11.29:

Component A:	2.7200%
Component B:	2.7200%
Component C:	2.7200%

Component D:	2.7200%
Component E:	2.7200%
Component F:	2.7200%
Component G:	2.7200%
Component H:	2.7200%
Component H-RR:	2.7200%

“Springing Recourse Event” shall have the meaning set forth in Section 11.22 hereof.

“State” shall mean the State or Commonwealth in which the Property or any part thereof is located.

“Substitute Interest Rate Protection Agreement” shall have the meaning set forth in Section 2.5(g) hereof.

“Survey” shall mean a current land survey for the Property, certified to the title insurance company and Lender and its successors and assigns, in form and substance reasonably satisfactory to Lender and prepared by a professional and properly licensed land surveyor satisfactory to Lender in accordance with the most current Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys together with the surveyor’s seal affixed to the Survey and a certification from the surveyor in form and substance reasonably acceptable to Lender.

“Tax Account” shall have the meaning set forth in Section 6.2.1 hereof.

“Tax Funds” shall have the meaning set forth in Section 6.2.1 hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or any part thereof, together with all interest and penalties thereon.

“Tenant” shall mean any Person obligated by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) under any Lease now or hereafter affecting all or any part of the Property.

“Term” shall mean the term of the Loan.

“Title Insurance Policy” shall mean an ALTA mortgagee title insurance policy in the form acceptable to Lender (or, if the Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and acceptable to Lender) issued with respect to the Property and insuring the Lien of the Security Instrument, together with such endorsements and affirmative coverages as Lender may reasonably require.

“Transfer” shall have the meaning set forth in Section 8.1(a) hereof.

“Transferee” shall have the meaning set forth in Section 8.1(f) hereof.

“Transferee’s SPE Constituent Entity” shall mean, with respect to any Transferee, the entity that qualifies as a single purpose, bankruptcy remote entity under criteria established by the Rating Agencies that is (i) the general partner of such Transferee, if such Transferee is a limited partnership, or (ii) the managing member of such Transferee, if such Transferee is a multi-member limited liability company.

“Transferee’s Sponsors” shall mean, with respect to any Transferee, such Transferee’s shareholders, general partners or managing members that, directly or indirectly, (i) own fifty-one percent (51%) or more of legal, beneficial and economic interests in such Transferee and (ii) are in Control of such Transferee.

“Trustee” shall mean any trustee of a Securitization Vehicle.

“UBS” shall mean UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York.

“Underwritten Net Cash Flow” shall mean, for any period, the Net Operating Income (excluding interest on credit accounts) for such period, without deduction for (a) actual management fees incurred in connection with the operation of the Property during such period, (b) actual franchise fees incurred in connection with the operation of the Property during such period, or (c) actual amounts paid to the Reserve Funds during such period, less (1) management fees equal to the greater of (A) assumed management fees of three percent (3%) of Gross Income from Operations for such period and (B) the actual management fees incurred during such period, (2) franchise fees equal to the greater of (A) assumed franchise fees of five percent (5%) of Gross Income from Operations for such period and (B) the actual franchise fees incurred during such period, and (3) Capital Expenditure Fund contributions for such period based on an assumed annual amount equal to four percent (4%) of Gross Income from Operations for such period.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State or, if the context requires, in the State of Delaware or the State of New York.

“Uniform System of Accounts” shall mean the most recent edition of the Uniform System of Accounts for Hotels, as adopted by the American Hotel and Motel Association.

“Updated Information” shall have the meaning set forth in Section 9.1(b)(i) hereof.

“U.S. Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder.

“U.S. Obligations” shall mean (i) direct full faith and credit obligations of the United States of America that are not subject to prepayment, call or early redemption or (ii) to the extent acceptable to the Rating Agencies, other “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii) that are not subject to prepayment, call or early redemption.

“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.9 hereof.

“Withholding Agent” shall mean Borrower or Servicer, as applicable.

Section 1.2 Principles of Construction.

All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation,” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

II. THE LOAN

Section 2.1 The Loan.

2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender shall make the Loan to Borrower and Borrower shall accept the Loan from Lender on the Closing Date.

2.1.2 Single Disbursement to Borrower. Borrower shall receive only one (1) borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3 The Note.

(a) On the Closing Date, the Consolidated Note is hereby split, severed and modified from and after the date hereof into two promissory notes as follows: (a) that certain Replacement Amended and Restated Promissory Note A-1 evidencing Borrower’s obligation to pay the principal amount of $280,000,000 executed and delivered by Borrower in favor of UBS and (b) that certain Replacement Amended and Restated Promissory Note A-2 evidencing Borrower’s obligation to pay the principal amount of $20,000,000 executed and delivered by Borrower in favor of CMB; each of such notes is secured by the lien of the Security Instrument on the Property and collectively comprise the Note. Borrower and Lender hereby acknowledge and agree that the Note, taken as a whole, evidence the same indebtedness evidenced by the Consolidated Note and substitute for the Consolidated Note without any novation, cancellation, extinguishment, payment or satisfaction thereof. The Consolidated Note has been superseded in its entirety by the Note.

(b) The Loan shall be evidenced by the Note and shall be repaid in accordance with the terms of this Agreement and the Note.

2.1.4 Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) repay and discharge any existing loans relating to the Property, (b) pay all past-due Basic Carrying Costs, if any, in respect of the Property, (c) deposit the Reserve Funds, (d) pay costs and expenses incurred in connection with the closing of the Loan, as reasonably approved by Lender, (e) fund any working capital requirements of the Property, as reasonably approved by Lender, and (f) distribute the balance of the proceeds, if any, to Borrower to be used in its sole discretion.

2.1.5 Components of the Loan. For the purpose of computing interest payable from time to time on the principal amount of the Loan and certain other computations set forth herein, the principal balance of the Loan shall be divided into Components A, B, C, D, E, F, G, H, and H-RR. The principal amount of the Components shall be as follows:

COMPONENT	PRINCIPAL AMOUNT
A	$299,999,992
B	$1.00
C	$1.00
D	$1.00
E	$1.00
F	$1.00
G	$1.00
H	$1.00
H-RR	$1.00

Section 2.2 Interest Rate.

2.2.1 Applicable Interest Rate. Except as herein provided with respect to interest accruing at the Default Rate, interest on the principal balance of the Loan outstanding from time to time shall accrue from (and including) the Closing Date up to and including the end of the last Interest Period at the Applicable Interest Rate.

2.2.2 Interest Calculation. Interest on the Outstanding Principal Balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year by (c) the Outstanding Principal Balance

2.2.3 Determination of Interest Rate.

(a) Any change in the rate of interest hereunder due to a change in the Applicable Interest Rate shall become effective as of the first day of the new Interest Period. Each determination by Lender of the Applicable Interest Rate shall be conclusive and binding for all purposes, absent manifest error. Borrower hereby agrees promptly to pay Lender, within fifteen (15) days after demand, any additional amounts necessary to compensate Lender for any reasonable out-of-pocket costs incurred by Lender in making any conversion of the Loan to a LIBOR Loan or an Alternate Rate Loan or a Base Rate Loan in accordance with this Agreement, including, without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the LIBOR Loan hereunder. Lender’s notice of such costs, as certified to Borrower, shall be set forth in reasonable detail and Lender’s calculation shall be conclusive absent manifest error.

(b) In the event that Lender shall have determined in good faith that by reason of circumstances affecting the interbank eurodollar market LIBOR cannot be determined as provided in the definition of LIBOR as set forth herein, then Lender shall forthwith give notice by telephone of such fact, confirmed in writing, to Borrower at least two (2) Business Days prior to the Determination Date in which such fact shall be determined. If such notice is given, the Loan shall be converted, from and after the first day of the next succeeding Interest Period, to a Base Rate Loan, unless LIBOR has been succeeded by an Alternate Index and the conditions set forth in 2.2.3(c) below have been satisfied.

(c) If at any time the Loan is outstanding as a LIBOR Loan and Lender has determined in good faith that LIBOR cannot be determined and that LIBOR has been succeeded by an Alternate Index, then the Loan shall be converted from a LIBOR Loan to an Alternate Rate Loan, provided that Lender shall have received (i) an opinion of nationally recognized REMIC counsel as to the compliance of such conversion with applicable REMIC requirements as determined under the Code, the regulations, revenue rulings, revenue procedures and other administrative, legislative and judicial guidance relating to the tax treatment of REMIC Trusts (which such opinion shall be, in form and substance and from a provider, in each case, acceptable to Lender in its reasonable discretion and acceptable to the Rating Agencies), and (ii) a Rating Agency Confirmation in connection with such conversion. Lender shall provide notice of the foregoing conversion by giving notice of such determination in writing to Borrower at least five (5) Business Days prior to the next succeeding Determination Date. If such notice is given, the Loan shall be converted, as of the first day of the next succeeding Interest Period, to an Alternate Rate Loan. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to convert a LIBOR Loan to an Alternate Rate Loan, or to convert an Alternate Rate Loan to a LIBOR Loan or a Base Rate Loan.

(d) If, pursuant to Section 2.2.3(b) above, the Loan has been converted to a Base Rate Loan but thereafter:

(i) LIBOR can again be determined as provided in the definition of LIBOR as set forth herein, then Lender shall give notice thereof to Borrower and convert the Base Rate Loan back to a LIBOR Loan by delivering to Borrower notice of such conversion no later than 11:00 a.m. (New York City Time), three (3) Business Days prior to the next succeeding Determination Date, in which event the Base Rate Loan shall be converted to a LIBOR Loan from, after and including the first day of the next succeeding Interest Period; or

(ii) LIBOR cannot be determined and has been succeeded by an Alternate Index pursuant to Section 2.2.3(c) above, then Lender shall give notice thereof to Borrower and convert the Base Rate Loan to an Alternate Rate Loan by delivering to Borrower notice of such conversion no later than 11:00 a.m. (New York City Time), three (3) Business Days prior to the next succeeding Determination Date, in which event the Base Rate Loan shall be converted to an Alternate Rate Loan from, after and including the first day of the next succeeding Interest Period.

Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to elect to convert a LIBOR Loan to a Base Rate Loan, or to convert a Base Rate Loan to a LIBOR Loan or an Alternate Rate Loan.

(e) Intentionally omitted.

(f) If any Regulatory Change or change in the interpretation or application of any requirement of law, or compliance by Lender with any request or directive (whether or not having the force of law) shall hereafter make it unlawful for Lender to make or maintain a LIBOR Loan as contemplated hereunder, (i) the obligation of Lender hereunder to make a LIBOR Loan or to convert a Base Rate Loan to a LIBOR Loan shall be canceled forthwith and (ii) any outstanding LIBOR Loan shall be converted automatically to a Base Rate Loan on the first day of the next succeeding Interest Period or within such earlier period as required by law. Borrower hereby agrees promptly to pay Lender, upon demand, any additional amounts necessary to compensate Lender for any costs incurred by Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the LIBOR Loan hereunder. Lender’s notice of such costs, as certified to Borrower, shall be conclusive absent manifest error.

(g) In the event that any Regulatory Change or change in the interpretation or application of any requirement of law, or compliance by Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority:

(i)	shall hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such Regulatory Change, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material;

(ii)	shall hereafter impose, modify, increase or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of the interest rate hereunder;

(iii)	subject any Recipient to any Impositions (other than (A) Indemnified Taxes, (B) Impositions described in clauses (b) and (c) of the definition of “Excluded Taxes” and (C) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise taxes or branch profit taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iv)	shall hereafter impose on Lender any other condition and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder or under the Loan Documents;

then, in any such case, Borrower shall promptly pay Lender, upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable which Lender deems to be material as determined by Lender in its reasonable discretion. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.3(f), Borrower shall not be required to pay same unless the requirement for such additional amount is the result of requirements imposed generally on lenders similar to Lender and not the result of some specific reserve or similar requirement imposed on Lender as a result of Lender’s special circumstances. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.3(f), Lender shall provide Borrower with not less than thirty (30) days’ written notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amounts required to fully compensate Lender for such additional costs or reduced amounts. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence, executed by an authorized signatory of Lender and submitted by Lender to Borrower shall be conclusive in the absence of manifest error.

(h) If Lender shall have determined that any Regulatory Change with respect to any requirement of law regarding capital adequacy or compliance by Lender or any Person controlling Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on Lender’s or such Person’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which Lender or such Person could have achieved but for such Regulatory Change or compliance (taking into consideration Lender’s or such Person’s policies with respect to capital adequacy) by an amount deemed by Lender to be material, then from time to time, after submission by Lender to the Borrower of a written request therefor, the Borrower shall pay to Lender such additional amount or amounts as will compensate Lender or such Person for such reduction.

(i) Borrower agrees to indemnify Lender and to hold Lender harmless from any loss or expense (other than consequential and punitive damages) which Lender sustains or incurs as a consequence of (i) any default by Borrower in payment of the principal of or interest on a LIBOR Loan, including, without limitation, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder, (ii) any prepayment (whether voluntary or mandatory) of the LIBOR Loan on a day that (A) is not the Monthly Payment Date or (B) is a Monthly Payment Date if Borrower did not give the prior written notice of such prepayment required pursuant to the terms of this Agreement, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the LIBOR Loan hereunder and (iii) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the Loan from a LIBOR Loan to an Alternate Rate Loan or a Base Rate Loan on a date other than the first day of an Interest Period, including, without limitation, such loss or expenses arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan or a hereunder (the amounts referred to in clauses (i), (ii) and (iii) are herein referred to collectively as the “Breakage Costs”). Lender will provide to Borrower a statement detailing such Breakage Costs and the calculation thereof.

(j) The provisions of this Section 2.2.3 as it applies to any period during which the Loan was outstanding shall survive payment of the Note in full and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.

2.2.4 Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required or obligated to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan shall, to the extent permitted by the applicable Legal Requirements, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3 Loan Payments.

2.3.1 Payment Before Maturity Date. Borrower shall make a payment to Lender of interest only on the Closing Date for the initial Interest Period. Borrower shall make a payment to Lender of interest for the Interest Period in which the Monthly Payment Date occurs, calculated in the manner set forth herein on the Monthly Payment Date occurring in March, 2018, and on each Monthly Payment Date thereafter to and including the Maturity Date.

2.3.2 Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all interest which has accrued or would accrue through and including the last day of the Interest Period in which the Maturity Date occurs and all other amounts due hereunder and under the Note, the Security Instrument and the other Loan Documents.

2.3.3 Allocation of Payments. Provided no Event of Default shall have occurred and be continuing, each payment of the Monthly Debt Service Payment Amount shall be applied, pro rata and pari passu, to each Note, first to accrued and unpaid interest at the Applicable Interest Rate and then to the portion of the Outstanding Principal Balance allocable to each Note. Any amounts recovered by or paid to Lender during the continuance of an Event of Default may be applied to the Debt in such order, proportion and priority as Lender may determine in its sole and absolute discretion.

2.3.4 Interest Rate and Payment after Default. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan shall accrue interest at the Default Rate, calculated from the date the Default occurred which led to such an Event of Default without regard to any grace or cure periods contained herein. If all or any part of the principal amount of the Loan is prepaid upon acceleration of the Loan following the occurrence and during the continuance of an Event of Default prior to the Open Prepayment Commencement Date, Borrower shall be required to pay Lender, in addition to all other amounts then payable hereunder, a prepayment fee equal to one percent (1%) of the amount of principal being repaid together with the applicable Prepayment Fee and the applicable Breakage Costs.

2.3.5 Late Payment Charge. If any principal, interest or any other sum due under the Loan Documents (excluding the Outstanding Principal Balance due and payable on the Maturity Date) is not paid by Borrower on the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of (a) four percent (4%) of such unpaid sum or (b) the Maximum Legal Rate in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Security Instrument and the other Loan Documents to the extent permitted by applicable law.

2.3.6 Method and Place of Payment.

(a) Except as otherwise specifically provided herein, all payments and prepayments under this Agreement, the Note and the other Loan Documents shall be made to Lender not later than 1:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(b) Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be the first (1st) Business Day that is immediately preceding such due date (notwithstanding such adjustment of due dates, Borrower shall not be entitled to any deduction of interest due under this Agreement, the Note or any of the other Loan Documents).

(c) All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

Section 2.4 Prepayments.

2.4.1 Voluntary Prepayments.

(a) General. Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part. Borrower may, at its option and upon thirty (30) days’ prior notice to Lender, prepay the Debt in whole but not in part; provided, however, any prepayment received by Lender shall be accompanied by (i) if such prepayment is made prior to the Open Prepayment Commencement Date, the applicable Prepayment Fee, (ii) Breakage Costs, if any, and (iii) all interest which would have accrued on the amount of the Loan to be paid through and including the last day of the Interest Period related to the Monthly Payment Date next occurring following the date of such prepayment, or, if such prepayment occurs on a Monthly Payment Date, through and including the last day of the Interest Period related to such Monthly Payment Date. If a notice of prepayment is given by Borrower to Lender pursuant to this Section 2.4.1, unless revoked prior to the proposed prepayment date, the amount designated for prepayment and all other sums required under this Section 2.4 shall be due and payable on the proposed prepayment date. Borrower shall have the right to adjust the proposed prepayment date or to revoke such notice of prepayment, provided that Lender receives notice thereof not less than five (5) Business Days prior to the same and provided that in all cases Borrower shall promptly reimburse Lender for the reasonable out-of-pocket costs and expenses actually incurred by Lender in connection with such adjustment or revocation of the proposed prepayment date. No prepayment shall be permitted on any date during the period commencing on the first calendar day immediately following a Monthly Payment Date to, but not including, the Determination Date in such calendar month, unless consented to by Lender in its sole discretion.

(b) Partial Prepayments. In connection with (w) the release of an Individual Property pursuant to Section 2.6.4, (x) a Cash Management Trigger Event Cure in accordance with clause (vi) of the definition thereof, (y) a Cash Sweep Event Cure in accordance with clause (v) of the definition thereof, or (z) the satisfaction of the requirements of Section 2.8(e) relating to the exercise of an Extension Option, provided in each case no Event of Default has occurred and is continuing, Borrower may, at its option and upon ten (10) days’ (or as otherwise set forth in Section 2.6) prior notice to Lender, prepay a portion of the Loan in an amount equal to (X) in the case of the foregoing clause (w), the amount required pursuant to Section 2.6 or (Y) in the case of the foregoing clauses (x), (y), or (z), the Debt Yield Cure Amount (Mortgage Loan); provided, however, that (A) any prepayment received by Lender shall be accompanied by (I) if such prepayment is made prior to the Open Prepayment Commencement Date, the applicable Prepayment Fee, (II) Breakage Costs, and (III) all interest which would have accrued on the amount of the portion of the Debt being prepaid through and including the last day of the Interest Period related to the Monthly Payment Date next occurring following the date of such prepayment, or, if such prepayment occurs on a Monthly Payment Date, through and including the last day of the Interest Period related to such Monthly Payment Date, and (B) concurrently with any such prepayment by Borrower, Mezzanine Borrower shall prepay a portion of the Mezzanine Loan in an amount equal to the Debt Yield Cure Amount (Mezzanine Loan) pursuant to Section 2.4.1(b) of the Mezzanine Loan Agreement.

2.4.2 Mandatory Prepayments. On each date on which Lender actually receives a distribution of Net Proceeds, and if Lender is not required to or otherwise does not make such Net Proceeds available to Borrower for a Restoration or otherwise remit such Net Proceeds to Borrower pursuant to Section 5.2 hereof, Borrower shall, at Lender’s option, prepay the Outstanding Principal Balance of the Note in an amount equal to one hundred percent (100%) of such Net Proceeds together with interest that would have accrued on such amounts through the last day of the Interest Period related to the Monthly Payment Date next occurring following the date of such prepayment, or, if such prepayment occurs on a Monthly Payment Date, through and including the last day of the Interest Period in which such Monthly Payment Date occurs, in each case, including any Breakage Costs.

2.4.3 Intentionally Omitted.

2.4.4 Application of Prepayments to Notes. Provided no Event of Default shall then exist, Lender shall apply any prepayment pursuant to this Section 2.4, pro rata to that portion of the Outstanding Principal Balance allocable to each Note; provided, further, that if an Event of Default has occurred and is continuing, Lender may apply such amounts to the payment of the Debt in such order, proportion and priority as Lender may determine in its sole and absolute discretion.

2.4.5 Application of Prepayments to Components. Any principal payments received on the Loan when no Event of Default exists shall be applied by Lender between the Components of Loan (a) first, to the reduction of the outstanding principal balance of Component A until reduced to zero, (b) second, to the reduction of the outstanding principal balance of Component B until reduced to zero, (c) third, to the reduction of the outstanding principal balance of Component C until reduced to zero, (d) fourth, the reduction of the outstanding principal balance of Component D until reduced to zero, (e) fifth, to the reduction of the outstanding principal balance of Component E until reduced to zero, (f) sixth, to the reduction of the outstanding principal balance of Component F until reduced to zero, (g) seventh, to the reduction of the outstanding principal balance of Component G until reduced to zero, (h) eighth, to the reduction of the outstanding principal balance of Component H until reduced to zero, and (i) ninth, to the reduction of the outstanding principal balance of Component H-RR until reduced to zero. Following any Event of Default, any payment of principal from whatever source may be applied by Lender between the Components of the Loan in Lender’s sole discretion.

Section 2.5 Interest Rate Protection Agreement.

(a) Prior to or contemporaneously with the Closing Date, Borrower shall enter into an Interest Rate Protection Agreement with a LIBOR strike price equal to the Capped LIBOR Rate. The Interest Rate Protection Agreement (i) shall at all times be in a form and substance reasonably acceptable to Lender, (ii) shall at all times be with a Counterparty reasonably acceptable to Lender having a Minimum Counterparty Rating, (iii) shall direct such Counterparty to deposit directly into the Clearing Account any amounts due Borrower under such Interest Rate Protection Agreement so long as any portion of the Debt exists, provided that the Debt shall be deemed to exist if the Property is transferred by judicial or non-judicial foreclosure or deed in lieu thereof, (iv) shall be for a period equal to or longer than the term of the Loan, and (v) shall at all times have a notional amount equal to or greater than the Outstanding Principal Balance and shall at all times provide for the applicable Capped LIBOR

Rate. Borrower shall collaterally assign to Lender, pursuant to the Assignment of Protection Agreement, all of its right, title and interest to receive any and all payments under the Interest Rate Protection Agreement, and shall deliver to Lender an executed counterpart of such Interest Rate Protection Agreement (which shall, by its terms, authorize the assignment to Lender and require that payments be deposited directly into the Clearing Account) and shall notify the Counterparty of such assignment.

(b) Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Protection Agreement. All amounts paid by the Counterparty under the Interest Rate Protection Agreement to Borrower or Lender shall be directly deposited immediately into the Clearing Account. Borrower shall take all actions reasonably requested by Lender to enforce Lender’s rights under the Interest Rate Protection Agreement in the event of a default by the Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder.

(c) In the event of any downgrade, withdrawal or qualification of the rating of the Counterparty by any Rating Agency such that such Counterparty no longer satisfies the Minimum Counterparty Rating, Borrower shall (i) replace the Interest Rate Protection Agreement with a replacement Interest Rate Protection Agreement within ten (10) Business Days following such downgrade, withdrawal or qualification or (ii) if provided in such Interest Rate Protection Agreement, in the case of such downgrade, withdrawal or qualification of the rating of such Counterparty below the Minimum Counterparty Rating, cause the Counterparty to provide a guaranty of Counterparty’s obligation by a guarantor possessing the Minimum Counterparty Rating, in each case pursuant to such terms as are reasonably acceptable to Lender and, following a Securitization, acceptable to the Rating Agencies as evidenced by a Rating Agency Confirmation.

(d) In the event that Borrower fails to purchase and deliver to Lender an Interest Rate Protection Agreement or fails to maintain any such Interest Rate Protection Agreement in accordance with the terms and provisions of this Agreement, Lender may purchase such Interest Rate Protection Agreement and the reasonable out-of-pocket cost incurred by Lender in purchasing such Interest Rate Protection Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is reimbursed by Borrower to Lender.

(e) In connection with the Interest Rate Protection Agreement, Borrower shall obtain and deliver to Lender (i) a resolution/consent, as applicable, of the Counterparty authorizing the delivery of the Interest Rate Protection Agreement acceptable to Lender, and (ii) an opinion from counsel for the Counterparty (which counsel may be in house counsel for the Counterparty) (upon which Lender and its successors and assigns may rely) which shall provide, in relevant part, that:

(i)	the Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Protection Agreement;

(ii)	the execution and delivery of the Interest Rate Protection Agreement by the Counterparty, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;

(iii)	no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and

(iv)	the Interest Rate Protection Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Counterparty and constitutes the legal, valid and binding obligation of the Counterparty, enforceable against the Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(f) At such time as the Loan is repaid in full, all of Lender’s right, title and interest in and to the Interest Rate Protection Agreement shall terminate and Lender shall execute and deliver such documents as may be required to evidence Lender’s release of the Interest Rate Protection Agreement and to notify Counterparty of such release.

(g) Notwithstanding anything to the contrary contained in this Section 2.5 or elsewhere in this Agreement, if, at any time, Lender converts the Loan from a LIBOR Loan to either a Base Rate Loan or an Alternate Rate Loan in accordance with Section 2.2.3 above (each, a “LIBOR Conversion”), then:

(i)	within thirty (30) days after such LIBOR Conversion, Borrower shall either (A) enter into, make all payments under, and satisfy all conditions precedent to the effectiveness of, a Substitute Interest Rate Protection Agreement (and in connection therewith, but not prior to Borrower taking all the actions described in this clause (i), Borrower shall have the right to terminate any then-existing Interest Rate Protection Agreement) or (B) cause the then-existing Interest Rate Protection Agreement to be modified such that such then-existing Interest Rate Protection Agreement satisfies the requirements of a Substitute Interest Rate Protection Agreement as set forth below in the definition thereof (a “Converted Interest Rate Protection Agreement”); and

(ii)	following such LIBOR Conversion (provided Lender has not converted the Loan back to a LIBOR Loan in accordance with Section 2.2.3 hereof), in lieu of satisfying the condition described in Section 2.8(c) with respect to any outstanding Extension Term, Borrower shall instead enter into, make all payments under, and satisfy all conditions precedent to the effectiveness of a Substitute Interest Rate Protection Agreement on or prior to the first day of such Extension Term.

As used herein, “Substitute Interest Rate Protection Agreement” shall mean an interest rate cap agreement between a Counterparty which meets the Minimum Counterparty Ratings and Borrower, obtained by Borrower and collaterally assigned to Lender pursuant to this Agreement and shall contain each of the following:

(i)	a term expiring no earlier than the then-applicable Maturity Date or, to the extent a Securitization has occurred, through the end of the Interest Period associated with the then applicable Maturity Date;

(ii)	the notional amount of the Substitute Interest Rate Protection Agreement shall be equal to or greater than the then Outstanding Principal Balance of the Loan;

(iii)	it provides that the only obligation of Borrower thereunder is the making of a single payment to the Counterparty thereunder upon the execution and delivery thereof;

(iv)	it provides to Lender and Borrower (as determined by Lender in its sole but good faith discretion), for the term of the Substitute Interest Rate Protection Agreement, a hedge against rising interest rates that is no less beneficial to Borrower and Lender than (A) in the case of clause (g)(i) above, that which was provided by the Interest Rate Protection Agreement being replaced by the Substitute Interest Rate Protection Agreement and (B) in the case of clause (g)(ii) above, that which was intended to be provided by the Interest Rate Protection Agreement that, but for the operation of this Section 2.5(g), would have been required to have been delivered by Borrower pursuant to Section 2.8(c) below as a condition to the requested Extension Term; and

(v)	without limiting any of the provisions of the preceding clauses (i) through (iv) above, it satisfies all of the requirements set forth in clauses (i) through (iii) of Section 2.5(a) hereof.

From and after the date of any LIBOR Conversion, all references to “Interest Rate Protection Agreement” herein (other than in the definition of “Interest Rate Protection Agreement” and as referenced in the first sentence of Section 2.5(a) hereof) shall be deemed to refer or relate, as applicable, to a Substitute Interest Rate Protection Agreement or a Converted Interest Rate Protection Agreement, as the case may be.

Notwithstanding anything to the contrary set forth in this Section 2.5(g), Borrower shall not be required to obtain a Substitute Interest Rate Protection Agreement or Converted Interest Rate Protection Agreement, as applicable, during any period when the Loan is outstanding as a Base

Rate Loan if such a Substitute Interest Rate Protection Agreement or Converted Interest Rate Protection Agreement, as the case may be, is not then commercially available, in which event Borrower and Lender shall work together to find a mutually agreeable alternative to a Substitute Interest Rate Protection Agreement or Converted Interest Rate Protection Agreement that would afford Lender substantially equivalent protection from increases in the interest rate.

Section 2.6 Release of Property.

2.6.1 Release of Property. Except as set forth in this Section 2.6, no repayment or prepayment of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of the Security Instrument on the Property.

2.6.2 Release on Payment in Full.

(a) Upon payment in full of all principal and interest due on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Loan Documents, upon the written request and at the sole cost and expense of Borrower, Lender shall release the Lien of the Security Instrument.

(b) In connection with the release of the Security Instrument, Borrower shall submit to Lender, concurrently with the request under Section 2.6.2(a), a release of Lien (and the related Loan Documents) for the Property for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Property is located and that would be satisfactory to a prudent lender.

2.6.3 Assignment of Security Instrument. Upon payment in full of all principal and interest due on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Loan Documents, upon the written request and at the sole cost and expense of Borrower, Lender shall cooperate with Borrower to effect an assignment of the Note and the Security Instrument to a new lender in the following manner: Lender shall assign the Note and the Security Instrument, each without recourse, covenant or warranty of any nature, express or implied, to such new lender designated by Borrower (other than Borrower or a nominee of Borrower). In addition, any such assignment shall be conditioned on the following: (i) payment by Borrower of (A) Lender’s then customary administrative fee for processing assignments of mortgage and (B) the reasonable out-of-pocket costs and expenses of Lender incurred in connection therewith (including attorneys’ fees and expenses for the preparation, delivery and performance of such an assignment); (ii) such an assignment is not then prohibited by any federal, state or local law, rule, regulation or order or by any Governmental Authority; and (iii) Borrower shall provide such other opinions, documents, items and information which a prudent lender would reasonably require to effectuate such assignment. Borrower shall be responsible for all mortgage recording taxes, recording fees and other charges payable in connection with any such assignment. Lender agrees that the assignment of the Note and the Security Instrument to the new lender shall be accomplished by an escrow closing conducted through an escrow agent satisfactory to Lender and pursuant to an escrow agreement in form and substance satisfactory to Lender.

2.6.4 Release of Individual Property. If Borrower has elected to prepay a portion of the Loan and the requirements of Section 2.4.1 and this Section 2.6.4 have been satisfied, and provided that no Event of Default has occurred and is continuing, Borrower may, at any time, obtain the release (a “Release”) of an Individual Property (such a to-be-released Individual Property, a “Release Property”) from the Lien of the Security Instrument (or at Borrower’s option, an assignment thereof to one or more designees of Borrower) and related Loan Documents, and the release of Borrower’s obligations under the Loan Documents with respect to such Individual Property (other than those expressly stated in the Loan Documents to survive), upon the satisfaction of all of the following conditions:

(a) Borrower shall provide Lender with thirty (30) days (or a shorter period of time, if permitted by Lender in its sole discretion) prior notice of the proposed release specifying the proposed date (the “Release Date”) on which the Release is to occur (the date of Lender’s receipt of such notice shall be referred to herein as a the “Release Notice Date”). Borrower shall have the right to adjust the proposed Release Date or to revoke such notice of the proposed release, provided that Lender receives notice thereof not less than five (5) Business Days prior to the same and provided that in all cases Borrower shall promptly reimburse Lender for the reasonable out-of-pocket costs and expenses actually incurred by Lender in connection with such adjustment or revocation of the proposed Release Date;

(b) no Event of Default shall have occurred and be continuing on the Release Notice Date and on the date of the Release;

(c) Borrower shall pay to Lender (i) an amount equal to the Release Amount of the Release Property, which Release Amount will be applied sequentially among the Components in accordance with Section 2.4.5, (ii) with respect to a release occurring prior to the Open Prepayment Commencement Date, the Prepayment Fee based upon the Release Amount of the Release Property, (iii) (x) if the release occurs on a Monthly Payment Date, the Monthly Debt Service Payment Amount due on the Release Date (including, without limitation, all interest which would have accrued on the Release Amount through and including the last day of the Interest Period related to such Monthly Payment Date) or (y) if the release occurs on any date which is not a Monthly Payment Date, all interest which would have accrued on the Release Amount through and including the last day of the Interest Period related to the Monthly Payment Date next occurring following the Release Date, and (iv) all other sums due and payable under this Agreement, the Note and the other Loan Documents through and including the Release Date;

(d) if the Mezzanine Loan is outstanding, Mezzanine Borrower shall have prepaid a portion of the Mezzanine Loan in an amount equal to the Mezzanine Release Amount of the Release Property on the date of such Release in accordance with the Mezzanine Loan Documents;

(e) Borrower shall submit to Lender, not less than ten (10) days prior to the Release Date, a release of Lien (and related Loan Documents) for the Release Property for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Release Property is located and that would be satisfactory to a prudent lender. In addition, Borrower shall provide all other documentation that a prudent lender originating commercial mortgage loans for securitization similar to the Loan would reasonably require to be delivered by Borrower in connection with such release;

(f) Lender shall have received evidence that the Release Property shall be conveyed to a third party purchaser that is not an Affiliate of Borrower pursuant to an arms’ length agreement;

(g) Borrower shall have paid all reasonable out-of-pocket costs and expenses incurred by Lender (including, without limitation, including due diligence review costs and reasonable attorneys’ fees and disbursements) in connection with the Release;

(h) as of the consummation of the release of the Release, after giving effect to the release of the Lien of the Security Instrument encumbering the Release Property, the Debt Yield shall be equal to or greater than the greater of (1) the Closing Date Debt Yield and (2) the Debt Yield of all Individual Properties encumbered by the Security Instrument immediately prior to the consummation of the release of the Release Property; provided, however, that in the event that the foregoing Debt Yield requirement set forth in this Section 2.6.4(h) is not satisfied, Borrower shall be permitted to prepay the Loan in an amount reasonably determined by Lender necessary, after giving effect to such release, to satisfy the Debt Yield requirement set forth in this Section 2.6.4(h), together with payment of the applicable Prepayment Fee, if any;

(i) if the Loan is included in a REMIC Trust and the Loan-to-Value Ratio of the remaining Property exceeds or would exceed 125% immediately after giving effect to the release of the Release Property (such value to be determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust, (i) based solely on real property and excluding any personal property and going concern value, is any, and (ii) for purposes of clarification, it being understood and agreed that such value shall be determined by Lender in compliance with Treasury Regulations Section 1.860G-2(a)(2)), no release will be permitted unless the principal balance of the Loan is prepaid by an amount not less than the greater of (i) the Release Amount or (ii) the least of the following amounts: (A) only if the Release Property is sold, the net proceeds of an arm’s-length sale of the Release Property to an unrelated Person, (B) the fair market value of the Release Property as reasonably determined by Lender at the time of the release, or (C) an amount such that the Loan-to-Value Ratio after giving effect to the release of the Release Property is not greater than the Loan-to-Value Ratio immediately prior to the Release, unless Lender receives an opinion of counsel that, if this clause (ii) is applicable but not followed or is no longer applicable at the time of such release, the Securitization will not fail to maintain its status as a REMIC Trust as a result of the release of the Release Property;

(j) Borrower shall deliver to Lender an endorsement to the applicable Title Insurance Policy (i) extending the effective date of such policy to the Release Date; (ii) confirming no change in the priority of the Security Instrument on the balance of the Properties (exclusive of the Release Property) or in the amount of the insurance or the coverage of the Properties (exclusive of the Release Property) under the policy; (iii) showing no Liens or survey exceptions not previously approved by Lender; and (iv) otherwise in form and substance reasonably acceptable to Lender;

(k) Borrower shall deliver an Officer’s Certificate stating that the requirements of this Section 2.6.4 have been satisfied; and

(l) Borrower shall deliver to Lender any other certificates, opinions, instruments, information, approvals and documents as Lender may reasonably require.

Section 2.7 Clearing Account/Cash Management Account.

2.7.1 Clearing Account.

(a) During the term of the Loan, Borrower and/or Operating Lessee shall establish and maintain an account or accounts (collectively, the “Clearing Account”) with Clearing Bank in trust for the benefit of Lender in accordance with the Clearing Account Agreement. The Clearing Account shall be under the sole dominion and control of Lender. Lender and Servicer shall have the sole right to make withdrawals from the Clearing Account. All costs and expenses for establishing and maintaining the Clearing Account shall be paid by Borrower. The Clearing Account shall at all times be an Eligible Account and the Clearing Bank shall at all times be an Eligible Institution. In the event Clearing Bank ceases to qualify as an Eligible Institution, resigns as Clearing Bank, or defaults under or terminates the Clearing Account Agreement, Borrower shall cooperate with Lender in designating a successor Eligible Institution and transferring the Clearing Account to such Eligible Institution, each within thirty (30) days after request by Lender.

(b) Borrower and/or Operating Lessee shall cause all Rents to be delivered directly to the Clearing Account. In accordance with the Clearing Account Agreement, Borrower and/or Operating Lessee shall, or shall cause Manager to, (i) deliver irrevocable written instructions to all non-residential tenants under Leases to deliver all Rents payable thereunder directly to the Clearing Account and (ii) deliver irrevocable written instructions to each of the credit card companies or credit card clearing banks with which Borrower, Operating Lessee or Manager has entered into merchant’s agreements to deliver all receipts payable with respect to the Property directly to the Clearing Account. Notwithstanding anything to the contrary contained herein or in any other Loan Documents, in the event Borrower, Operating Lessee or Manager shall receive any amounts constituting Rents, Borrower shall, and shall cause Manager to, deposit all such amounts received by Borrower, Operating Lessee or Manager into the Clearing Account within one (1) Business Day after receipt thereof.

(c) Unless a Cash Management Activation Notice remains in effect, pursuant to the Clearing Account Agreement, the Clearing Account Bank shall deliver all funds deposited in the Clearing Account to Borrower as directed by Borrower in accordance with the terms of the Clearing Account Agreement. Borrower shall obtain from Clearing Bank its agreement to transfer, from and after such time as Clearing Bank has received a Cash Management Activation Notice and until such time as Clearing Bank has received a Cash Management De-Activation Notice, all amounts on deposit in the Clearing Account to the Cash Management Account in immediately available funds by federal wire transfer once every Business Day in accordance with the Clearing Account Agreement.

(d) Upon the occurrence and during the continuation of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any amounts then on deposit in the Clearing Account to the payment of the Debt in any order, proportion and priority as Lender may determine in its sole and absolute discretion.

(e) The Clearing Account shall not be commingled with other monies held by Borrower, Operating Lessee or Clearing Bank.

(f) Borrower shall not further pledge, assign or grant any security interest in the Clearing Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(g) Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) arising from or in any way connected with the Clearing Account and/or the Clearing Account Agreement or the performance of the obligations for which the Clearing Account was established.

2.7.2 Cash Management Account.

(a) During the term of the Loan, Borrower and Operating Lessee shall establish and maintain a segregated Eligible Account (the “Cash Management Account”) to be held by Cash Management Bank in trust and for the benefit of Lender in accordance with the Cash Management Agreement. The Cash Management Account shall be under the sole dominion and control of Lender. Lender and Servicer shall have the sole right to make withdrawals from the Cash Management Account. All costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Borrower.

(b) Provided that no Event of Default shall have occurred and remain outstanding, on each Business Day during a Cash Management Trigger Event Period, all funds on deposit in the Cash Management Account shall be applied in the following amounts and order of priority:

(i) First, funds sufficient to pay the next Monthly Tax Deposit to the Tax Account in accordance with the terms and conditions of Section 6.2 hereof;

(ii) Second, funds sufficient to pay the next Monthly Insurance Deposit to the Insurance Account in accordance with the terms and conditions of Section 6.3 hereof;

(iii) Third, funds sufficient to pay the fees and expenses of Cash Management Bank then due and payable to Cash Management Bank in accordance with the Cash Management Agreement;

(iv) Fourth, funds sufficient to pay the next monthly Debt Service payment pursuant to Section 2.3.1 hereof;

(v) Fifth, funds sufficient to pay the next Monthly Capital Expenditure Deposit to the Capital Expenditure Account in accordance with the terms and conditions of Section 6.4 hereof;

(vi) Sixth, funds sufficient to pay any interest accruing at the Default Rate (without duplication with clause (iv) above), late payment charges and any other amounts then due and payable under the Loan Documents;

(vii) Seventh, funds sufficient to pay for Operating Expenses for the applicable period incurred in accordance with an Approved Annual Budget and as set forth in a request for payment submitted by Borrower to Lender specifying the individual Operating Expenses in form and substance reasonably acceptable to Lender;

(viii) Eighth, funds sufficient to pay for Extraordinary Expenses for the applicable period, to the extent approved by Lender if Lender’s approval is required hereunder, if any;

(ix) Ninth, subject to Section 2.7.3 below, funds sufficient to pay the next monthly installment of Mezzanine Debt Service and payments of other amounts due and payable under the terms of the Mezzanine Loan (other than the principal amount due on maturity or earlier acceleration thereof) shall be remitted to Mezzanine Lender;

(x) Tenth, during a PIP Trigger Event Period, , the remaining amount shall be deposited into the PIP Account and held and applied in accordance with the terms and conditions of Sections 6.6 hereof, until the funds in such PIP Account equal the aggregate of all Individual Property PIP Funds Caps then applicable;

(xi) Eleventh, during a Cash Sweep Event Period, the remaining amount (the “Excess Cash Flow”) shall be deposited into the Excess Cash Flow Account and held and applied in accordance with the terms and conditions of Sections 6.7 and 6.8 hereof; and

(xii) Lastly, the remaining amount shall be deposited into an account designated by Borrower in accordance with the Cash Management Agreement.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Note or the other Loan Documents, upon the occurrence and during the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any amounts then on deposit in the Cash Management Account to the payment of the Debt in any order, proportion and priority as Lender may determine in its sole and absolute discretion.

(d) Borrower hereby agrees that Lender may modify the Cash Management Agreement for the purpose of establishing additional sub-accounts in connection with any payments otherwise required under this Agreement, the Note and the other Loan Documents, which sub-accounts shall at all times be Eligible Accounts (and may be ledger or book entry accounts and not actual accounts). All costs and expenses for establishing and maintaining such accounts shall be paid by Borrower.

2.7.3 Borrower Distributions. Any transfer of Borrower’s funds from the Cash Management Account or other sources to or for the benefit of a Mezzanine Lender or a Mezzanine Borrower pursuant to this Agreement, the Cash Management Agreement or any of the other Loan Documents, is intended by the parties to constitute, and shall constitute, a distribution from the Borrower to the applicable Mezzanine Borrower and shall be treated as such on the books and records of each party. All such distributions must comply with the requirements of Section 18-607 of the Delaware Limited Liability Company Act. No provision of any Loan Document is intended to nor shall create a debtor-creditor relationship between Borrower and any Mezzanine Lender.

2.7.4 Payments Received Under Cash Management Agreement. The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement, the Note and the other Loan Documents, and such obligation shall be separate and independent, and not conditioned on any event or circumstance whatsoever. Notwithstanding anything to the contrary contained in this Agreement, the Note or the other Loan Documents, and provided that no Event of Default shall have occurred and remain outstanding, Borrower’s obligations with respect to the payment of Debt Service pursuant to Section 2.3.1 and amounts required to be deposited into the Reserve Funds, if any, shall be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account to satisfy such obligations pursuant to this Agreement on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.

Section 2.8 Extension of the Initial Maturity Date. Borrower shall have the option to extend the Maturity Date (1) to the First Extended Maturity Date (the “First Extension Option”) and (2) in the event Borrower has exercised the First Extension Option, to the Second Extended Maturity Date (the “Second Extension Option”, and together with the First Extension Option, each such option, an “Extension Option” and each such successive term, an “Extension Term”) (the Initial Maturity Date following the exercise of each such option is hereinafter the “Extended Maturity Date”) upon satisfaction of the following terms and conditions:

(a) no Event of Default or Mezzanine Event of Default shall have occurred and be continuing at the time the applicable Extension Option is exercised and at the time that the applicable Extension Term is scheduled to commence;

(b) Borrower shall provide Lender with written revocable notice of its election to extend the Maturity Date as aforesaid not later than thirty (30) days and not earlier than ninety (90) days prior to the date the Loan is then scheduled to mature (provided that if Borrower shall subsequently revoke such notice, Borrower shall be responsible for Lender’s actual out-of-pocket costs and expenses incurred in connection with same);

(c) Subject to the last paragraph of Section 2.5(g) hereof, Borrower shall obtain and deliver to Lender on or prior to the first day of each Extension Term, an Interest Rate Protection Agreement in form substantially identical to the Interest Rate Protection Agreement delivered to Lender in connection with the closing of the Loan (except for such changes as may be necessitated by conversion to a Substitute Interest Rate Protection Agreement or Converted Interest Rate Protection Agreement) from a Counterparty satisfying the Minimum Counterparty Rating in a notional amount equal to the then outstanding principal balance of the Loan, which Interest Rate Protection Agreement shall provide for a LIBOR (or the Base Rate or the Alternate Rate, as applicable) strike price equal to the applicable Capped LIBOR Rate and be effective commencing on the first date of such Extension Term and shall have a maturity date not earlier than the applicable Extended Maturity Date after giving effect to the applicable Extension Option;

(d) Borrower shall pay to Lender in connection with the exercise of the Second Extension Option only, an extension fee equal to 0.25% of the Outstanding Principal Balance as of the exercise of the Second Extension Option (the “Extension Fee”), which Extension Fee shall be delivered on or prior to the first day of the Extension Term;

(e) as of the commencement of the applicable Extension Term, the Debt Yield shall be equal to or greater than the applicable Required Extension Option Debt Yield; provided that, in the event the Debt Yield does not satisfy the foregoing requirement, Borrower shall be entitled to (i) make a Debt Yield Cure Prepayment (Mortgage Loan) and cause Mezzanine Borrower to make a Debt Yield Cure Prepayment (Mezzanine Loan) in order to satisfy the requirements of this Section 2.8(e), or (ii) deliver to Lender Debt Yield Cure Collateral (Mortgage Loan) to be held in accordance with the provisions of Section 6.5 hereof and cause Mezzanine Borrower to deliver to Mezzanine Lender Debt Yield Cure Collateral (Mezzanine Loan) to be held in accordance with the Mezzanine Loan Agreement, in which case, the requirements of this Section 2.8(e) shall be deemed satisfied;

(f) the term of the Mezzanine Loan shall have been extended to the applicable Extended Maturity Date after giving effect to the applicable Extension Option pursuant to the terms of the Mezzanine Loan Agreement; and

(g) Borrower shall have delivered to Lender, together with its notice pursuant to Section 2.8(b) and, at Lender’s reasonable request, on the commencement date of the applicable Extension Term, an Officer’s Certificate in form reasonably acceptable to Lender certifying that each of the representations and warranties of Borrower contained in the Loan Documents is true, correct and complete in all material respects as of such date to the extent such representations and warranties are not matters which by their nature can no longer be true and correct as a result of the passage of time.

Section 2.9 Withholding Taxes.

(a) Any and all payments by or on account of any obligation of Borrower or Guarantor under any Loan Document shall be made without deduction or withholding for any Impositions, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Imposition from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Imposition is an Indemnified Tax, then the sum payable by Borrower or Guarantor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.9) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made. For the purposes of this Section 2.9, the term “Loan Documents” shall not include the Interest Rate Protection Agreement, the Assignment of Interest Rate Protection Agreement or any other document with respect thereto, and the term “applicable law” shall include FATCA.

(b) Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Lender or Servicer, as applicable, timely reimburse it for the payment of, any Other Taxes.

(c) Borrower shall indemnify each Recipient, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under Section 2.2.3(i) or this Section 2.9) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable out-of-pocket costs and expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by Lender, or by Servicer on its own behalf or on behalf of Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Impositions by Borrower to a Governmental Authority pursuant to this Section 2.9, Borrower shall deliver to Lender or Servicer, as applicable, the original or a certified copy of an official receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender or Servicer, as applicable.

(e) Any Lender that is entitled to an exemption from or reduction of withholding Imposition with respect to payments made under any Loan Document shall deliver to Borrower and Servicer, at the time or times reasonably requested by Borrower or Servicer, such properly completed and executed documentation reasonably requested by Borrower or Servicer as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Servicer, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Servicer as will enable Borrower or Servicer to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.9(e)(ii)(A) and (ii)(B) below) shall not be required if in a Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to Borrower and Servicer from time to time upon the reasonable request of the Borrower or Servicer executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Servicer (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or Servicer), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN (or the successor thereto), or as applicable, IRS Form W-8BEN-E, establishing an exemption from, or reduction of, U.S. federal withholding Imposition pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN (or the successor thereto), or as applicable, IRS Form W-8BEN-E, establishing an exemption from, or reduction of, U.S. federal withholding Imposition pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed originals of IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form and substance reasonably satisfactory to Borrower and/or Servicer to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN, or as applicable, IRS Form W-8BEN-E; or

(IV) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or, as applicable, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate in form and substance reasonably satisfactory to Borrower and/or Servicer, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; and

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Servicer (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or Servicer), executed originals of any other form prescribed by applicable law as a basis for claiming an exemption from or a reduction in U.S. federal withholding Imposition, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Servicer to determine the withholding or deduction required to be made.

(D) if a payment made to a Lender under any Loan Document would be subject to a withholding Imposition imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Servicer in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Impositions as to which it has been indemnified pursuant to this Section 2.9 (including by the payment of additional amounts pursuant to this Section 2.9), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Impositions giving rise to such refund), net of all out-of-pocket expenses (including Impositions) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the Imposition subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Imposition had never been paid. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its Impositions that it deems confidential) to the indemnifying party or any other Person.

(g) Survival. Each party’s obligations under this Section 2.9 shall survive any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(h) Lender Designation of Different Lending Office. Lender hereby agrees that, upon the occurrence of any circumstances entitling Lender to additional amounts pursuant to this Section 2.9, Lender shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different applicable lending office for the receipt of payments with respect to, or the funding or booking of, its Loan hereunder, if, in the reasonable judgment of such Lender, such designation (i) would eliminate or reduce such additional amounts payable pursuant to Section 2.9 in the future, and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with such designation.

III. REPRESENTATIONS AND WARRANTIES

Section 3.1 Borrower Representations.

Each of Borrower and Operating Lessee represents and warrants to Lender as of the date hereof that:

3.1.1 Organization.

(a) Each of Borrower, Borrower’s Sole Member, Operating Lessee and Operating Lessee’s Sole Member is, and since the date of its respective formation has been, duly organized, validly existing and in good standing with full power and authority to own its assets and conduct its business, and is, and since the date of its respective formation has been, duly qualified and in good standing in all jurisdictions in which the ownership or leasing of its property or the conduct of its business requires such qualification (except where the failure to be so qualified would not have a Material Adverse Effect) and each of Borrower and Operating Lessee has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents by it, and has the power and authority to execute, deliver and perform under this Agreement, the other Loan Documents and all the transactions contemplated hereby and thereby.

(b) Borrower’s legal name is correctly set forth in the first paragraph of this Agreement and/or on the Schedules hereto, as applicable. Borrower is an organization of the type specified in the first paragraph of this Agreement and/or on the Schedules hereto, as applicable. Borrower is incorporated or organized under the laws of the state specified in the first paragraph of this Agreement and/or on the Schedules hereto, as applicable. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium of recording, including software, writings, plans, specifications and schematics, has been for the preceding four (4) months (or, if less than four (4) months, the entire period of the existence of Borrower) and will continue to be the address of Borrower set forth in the first paragraph of this Agreement (unless Borrower notifies Lender in writing at least thirty (30) days prior to the date of such change). Borrower’s organizational identification number, if any, assigned by the state of incorporation or organization, and Borrower’s federal tax identification number, are set forth in Borrower’s Certification delivered to Lender as of even date herewith.

(c) Operating Lessee’s legal name is correctly set forth in the first paragraph of this Agreement and/or on the Schedules hereto, as applicable. Operating Lessee is an organization of the type specified in the first paragraph of this Agreement and/or on the Schedules hereto, as applicable. Operating Lessee is incorporated or organized under the laws of the state specified in the first paragraph of this Agreement and/or on the Schedules hereto, as applicable. Operating Lessee’s principal place of business and chief executive office, and the place where Operating Lessee keeps its books and records, including recorded data of any kind or nature, regardless of the medium of recording, including software, writings, plans, specifications and schematics, has been for the preceding four (4) months (or, if less than four (4) months, the entire period of the existence of Operating Lessee) and will continue to be the address of Operating Lessee set forth in the first paragraph of this Agreement (unless Operating Lessee notifies Lender in writing at least thirty (30) days prior to the date of such change). Operating Lessee’s organizational identification number, if any, assigned by the state of incorporation or organization, and Borrower’s federal tax identification number, are set forth in Borrower’s Certification delivered to Lender as of even date herewith.

3.1.2 Proceedings. This Agreement and the other Loan Documents (to which it is a party) have been duly authorized, executed and delivered by or on behalf of Borrower and Operating Lessee and constitute legal, valid and binding obligations of Borrower and Operating Lessee, enforceable against Borrower and Operating Lessee in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

3.1.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents (to which it is a party) by Borrower and Operating Lessee will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any asset or property of Borrower or Operating Lessee pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower or Operating Lessee is a party or by which any of Borrower’s or Operating Lessee’s assets or properties is subject, nor will such action result in any violation of the provisions of any Legal Requirements of any Governmental Authority having jurisdiction over Borrower or Operating Lessee or any of Borrower’s or Operating Lessee’s assets or properties.

3.1.4 Litigation. There is no action, suit, proceeding or investigation pending or, to Borrower’s knowledge, threatened against Borrower, Borrower’s Sole Member, Operating Lessee, Operating Lessee’s Sole Member, Guarantor, Manager or the Property in any court or by or before any other Governmental Authority that could be reasonably expected to have a Material Adverse Effect.

3.1.5 Agreements. Neither Borrower nor Operating Lessee is a party to any agreement or instrument or subject to any restriction which could have a Material Adverse Effect. Neither Borrower nor Operating Lessee is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which it or the Property is bound. Neither Borrower nor Operating Lessee has any material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower or Operating Lessee is a party or by which Borrower, Operating Lessee or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property as permitted under Section 3.1.24(d) hereof, (b) obligations under the Loan Documents, and (c) obligations under the Permitted Encumbrances.

3.1.6 Consents. Each consent, approval, authorization, order, registration or qualification of or with any court or any other Governmental Authority required for the execution, delivery and performance by Borrower or Operating Lessee of this Agreement and the other Loan Documents (to which it is a party) has been obtained and is in full force and effect.

3.1.7 Title. Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Property and good title to the balance of the Property, free and clear of all Liens whatsoever except the Permitted Encumbrances. The Security Instrument, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, when properly recorded in the appropriate records, will create (a) a valid, perfected first priority lien on the Property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents, and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to the Permitted Encumbrances. There are no claims for payment or mechanic’s, materialman’s or other similar liens or claims which have been filed for work, labor or materials affecting the Property which are or may become Liens prior to, or of equal priority with, the Lien of the Security Instrument and the other Loan Documents. None of the Permitted Encumbrances, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.

3.1.8 No Plan Assets. As of the date hereof and throughout the Term, (a) neither Borrower nor Operating Lessee sponsors, is obligated to contribute to, is itself, nor will be an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA or Section 4975 of the Code, (b) none of the assets of Borrower nor Operating Lessee constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, (c) neither Borrower nor Operating Lessee is and neither will be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (d) transactions by or with Borrower or Operating Lessee are not and will not be subject to any statute, rule or regulation regulating investments of, or fiduciary obligations with respect to, “governmental plans” within the meaning of Section 3(32) of ERISA which is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code and which prohibit or otherwise restrict the transactions contemplated by this Agreement (including, but not limited to, the exercise by Lender of any of its rights under the Loan Documents).

3.1.9 Compliance. Borrower and Operating Lessee and the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes. In the event that all or any part of the Improvements are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits. No legal proceedings are pending or, to the Actual Knowledge of Borrower and Operating Lessee, threatened in writing with respect to the zoning of the Property. Neither the zoning nor any other right to construct, use or operate the Property is in any way dependent upon or related to any property other than the Property. To Borrower’s and Operating Lessee’s Actual Knowledge, neither Borrower nor Operating Lessee is in default or violation of any order, regulation, writ, injunction, decree or demand of any Governmental Authority, the violation of which could have a Material Adverse Effect. There has not been committed by Borrower or Operating Lessee or, to Borrower’s and Operating Lessee’s Actual Knowledge, any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government, any state or local government or any other Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s and Operating Lessee’s Obligations under any of the Loan Documents (to which it is a party).

3.1.10 Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of the Property or otherwise in connection with the Loan (i) are true, correct and complete in all material respects, (ii) accurately represent the financial condition of Borrower, Operating Lessee, and the Property, as applicable, as of the date of such reports, and (iii) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP and the Uniform System of Accounts throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances, neither Borrower nor Operating Lessee has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are Actually Known to Borrower or Operating Lessee and that would reasonably be expected to have a Material Adverse Effect, except as referred to or reflected in said financial statements or with respect to obligations under any property improvement plan for the hotels. Since the date of such financial statements, there has been no material adverse change in the financial condition, operation or business of Borrower or Operating Lessee from that set forth in said financial statements.

3.1.11 Condemnation. No Condemnation or other similar proceeding has been commenced or, to Borrower’s or Operating Lessee’s Actual Knowledge, has been threatened or is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

3.1.12 Easements; Utilities and Public Access. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses. All public utilities necessary or convenient to the continued use and enjoyment of the Property are located either in the public right-of-way abutting the Property (which are connected so as to serve the Property without passing over any other property) or in recorded easements serving the Property and such easements are set forth in and insured by the Title Insurance Policy. All roads necessary for the use of the Property for its current purposes have been completed and dedicated to public use and accepted by all applicable Governmental Authorities.

3.1.13 Separate Lots. The Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the Property.

3.1.14 Assessments. There are no pending or, to Borrower’s Actual Knowledge, proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

3.1.15 Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, Borrower’s Sole Member, Operating Lessee or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject only to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and, as to enforceability, to principles of equity), and none of Borrower, Borrower’s Sole Member, Operating Lessee or Guarantor has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

3.1.16 Assignment of Leases. The Assignment of Leases creates a valid assignment of, or a valid security interest in, certain rights under the Leases, subject only to a license granted to Borrower and Operating Lessee to exercise certain rights and to perform certain obligations of the lessor under the Leases, as more particularly set forth therein. No Person other than Lender has any interest in or assignment of the Leases or any portion of the Rents due and payable or to become due and payable thereunder.

3.1.17 Insurance. Borrower has obtained and has delivered (or has caused Operating Lessee to obtain and deliver) to Lender certificates of insurance and complete copies of the Policies, with all premiums prepaid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No material claims have been made under any of the Policies, and to Borrower’s and Operating Lessee’s Actual Knowledge, no Person, including Borrower and Operating Lessee, has done, by act or omission, anything which would impair the coverage of any of the Policies.

3.1.18 Licenses. All approvals, authorizations and certifications and all material licenses and permits, including, without limitation, certificates of completion and occupancy and any applicable liquor licenses, required by any Governmental Authority or otherwise necessary for the legal ownership, use, occupancy and operation of the Property by Borrower and Operating Lessee in the manner in which the Property is currently being owned, used, occupied and operated have been obtained by or on behalf of Borrower and Operating Lessee and are in full force and effect.

3.1.19 Flood Zone. Except as set forth in the Survey, none of the Improvements on the Property is located in an area identified by the Federal Emergency Management Agency as a special flood hazard area (or, if so located, the flood insurance required pursuant to Section 5.1.1(a)(i) is in full force and effect with respect to the Property).

3.1.20 Physical Condition. Except as disclosed in the property condition reports delivered to Lender in connection with the closing of the Loan, the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

3.1.21 Boundaries. Except as shown on the Survey delivered to Lender in connection with the closing of the Loan, all of the improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property. No easements or other encumbrances affecting the Property encroach upon any of the Improvements so as to materially adversely affect the value, marketability, use or operation of the Property except those which are insured against by the Title Insurance Policy and shown on the Survey delivered to Lender in connection with the closing of the Loan.

3.1.22 Leases. Each of Borrower and Operating Lessee represents and warrants to Lender with respect to the Leases that: (a) the rent roll attached hereto as Schedule V is true, correct and complete and the Property is not subject to any Leases other than the Operating Lease, the Leases described in Schedule V, and the tour desk license agreement at two (2) Individual Properties, (b) the Leases identified on Schedule V are in full force and effect and, to Borrower’s and Operating Lessee’s Actual Knowledge, there are no defaults thereunder by any party thereto and no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder, (c) the copies of the Leases identified on Schedule V delivered to Lender are true, correct and complete, and there are no oral agreements with respect thereto, (d) no Rent (including security or other deposits) under the Leases has been paid more than one (1) month in advance of its due date, (e) all work, if any, to be performed by the landlord under each under the Leases has been performed as required and has been accepted by the applicable Tenant, (f) any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by the landlord to any Tenant under the Leases has already been received by such Tenant, (g) all security or other deposits (if any) are being held in accordance with the applicable Leases and all applicable Legal Requirements, (h) neither Borrower nor Operating Lessee has knowledge of any notice of termination or default with respect to any Lease, (i) neither Borrower nor Operating Lessee assigned or pledged any of the Leases, the rents or any interest therein except to Lender, (j) the Leases do not contain any option, right of first refusal or offer or any other preferential right to purchase all or any portion of, or interest in, the Property, or any right or option for additional space in the Improvements,

(k) no Tenant has any right or option for additional space in the Improvements, (l) no Tenant has assigned its Lease or sublet all or any portion of the premises demised thereby, (m) no Tenant has the right to terminate its Lease prior to expiration of the stated term of such Lease, (n) all existing Leases are subordinate to the Security Instrument either pursuant to their terms or a recorded subordination agreement, and (o) other than the Operating Lessee, Tenants under the Leases identified on Schedule V, and the tour desk licensees at two (2) Individual Properties, there are no tenants or any other Person (other than hotel guests) with any rights to use or occupy the Property or the Improvements or any portion(s) thereof.

3.1.23 Filing, Recording and Other Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under the applicable Legal Requirements in connection with the transfer of the Property to Borrower have been paid. All mortgage, mortgage recording, stamp, intangible or other similar taxes required to be paid by any Person under the applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Instrument, have been paid (or will be paid at or prior to the filing or recordation of the Security Instrument and the other Loan Documents). All taxes and governmental assessments due and owing in respect of the Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established under the Loan Documents.

3.1.24 Single Purpose. Each of Borrower and Operating Lessee hereby represents and warrants to, and covenants with, Lender that since the date of its formation (except in connection with the Prior Loan) and at all times on and after the date hereof and until such time as the Debt shall be paid in full, such entity:

(a) (i) has been, is, and will be organized solely for the purpose of (A) with respect to Borrower, acquiring, owning, managing, maintaining and operating the Property, and (B) with respect to Operating Lessee, leasing, managing, maintaining and operating the Property, and in each case, entering into and performing its obligations under the Loan Documents, refinancing the Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing, and (ii) has not owned, does not own, and will not own any asset or property other than (A) with respect to Borrower, the Property, and (B) with respect to Operating Lessee, its leasehold interest in the Property, and in each case incidental personal property necessary for the ownership or the foregoing. Since its formation and through the date hereof, neither Borrower nor Operating Lessee has conducted any business other than activities related to the foregoing.

(b) has not engaged and will not engage in any business or activity other than (A) with respect to Borrower, acquiring, owning, managing, maintaining and operating the Property, and (B) with respect to Operating Lessee, leasing, managing, maintaining, and operating the Property, and in each case, such other activities as may be incidental thereto, and each of Borrower and Operating Lessee will conduct and operate its business as presently conducted and operated.

(c) has not entered and will not enter into any contract or agreement with any Affiliate of Borrower or Operating Lessee, any constituent party of Borrower or Operating Lessee or any Affiliate of any constituent party, except upon terms and conditions that are intrinsically fair, commercially reasonable, and no less favorable to it than those that would be available on an arm’s-length basis from an unrelated third party.

(d) has not incurred and will not incur any Indebtedness other than (i) the Debt and (ii) unsecured trade payables and operational debt not evidenced by a note and in an aggregate amount not exceeding two percent (2%) of the original aggregate principal amount of the Loan and the Mezzanine Loan at any one time (excluding any leasing costs or capital expenses incurred in accordance with the Loan Documents), and (iii) any payments required to be made under any Interest Rate Protection Agreement entered into in accordance with this Agreement; provided that any Indebtedness incurred pursuant to clause (ii) shall be (A) outstanding not more than sixty (60) days and (B) incurred in the ordinary course of business (such Indebtedness which satisfies the conditions of the preceding clauses (ii)(A) and (ii)(B), “Permitted Trade Payables”). No Indebtedness, other than the Debt, may be secured (senior, subordinate or pari passu) by the Property.

(e) has not made and will not make any loans or advances to any other Person (including any Affiliate of Borrower or Operating Lessee, any constituent party of Borrower or Operating Lessee or any Affiliate of any constituent party), and has not acquired and shall not acquire obligations or securities of its Affiliates.

(f) has been, is, and will endeavor to remain solvent and has paid its debt and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same became due and will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due; provided, however, that this provision shall not require any direct or indirect equity owner of Borrower or Operating Lessee to make any capital contributions to such entity.

(g) (i) has done or caused to be done, and will do and cause to be done, all things necessary to observe its organizational formalities and preserve its separate existence, (ii) has not terminated or failed to comply with, will not terminate or fail to comply with the provisions of its Organizational Documents, (iii) has not amended, modified or otherwise changed its Organizational Documents from those in effect as of the Closing Date, and (iv) unless (A) Lender has consented in writing and (B) following a Securitization of the Loan, the Rating Agencies have issued a Rating Agency Confirmation in connection therewith, will not amend, modify or otherwise change its Organizational Documents with respect to any matters set forth in this Section 3.1.24 or otherwise amend, modify or otherwise change its Organizational Documents in any material respect without Lender’s prior consent.

(h) has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any other Person (except as required pursuant to the Loan Documents). Neither Borrower’s nor Operating Lessee’s assets have been or will be listed as assets on the financial statement of any other Person; provided, however, that its assets may have been or may be included in a consolidated financial statement of its Affiliates; provided that, (i) if applicable, appropriate notations were made or will be made on such consolidated financial statements to indicate the separateness of Borrower or Operating Lessee, as applicable, and such Affiliates and to indicate that Borrower’s or Operating Lessee’s, assets and credit, as applicable, were not and will not be available to satisfy the debts and other obligations of such Affiliates or any other Person, and (ii) such assets were or will be listed on Borrower’s or Operating Lessee’s, as applicable, own separate balance sheet.

(i) has filed and shall file its own tax returns (except to the extent that it was or is treated as a “disregarded entity” for tax purposes and was or is not required to file tax returns under applicable law) and has not filed and shall not file a consolidated federal income tax return with any other Person.

(j) has maintained and shall maintain its books, records, resolutions and agreements as official records.

(k) (i) has been, will be, and at all times has held and will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of Borrower or Operating Lessee or any constituent party of Borrower or Operating Lessee), (ii) has corrected and shall correct any known misunderstanding regarding its status as a separate entity, (iii) has conducted and shall conduct business in its own name, (iv) has not identified and shall not identify itself or any of its Affiliates as a division or department or part of the other and (v) has maintained and utilized and shall maintain and utilize separate stationery, invoices and checks bearing its own name.

(l) has maintained and will endeavor to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, that this provision shall not require any direct or indirect equity owner of Borrower or Operating Lessee to make any capital contributions to such entity.

(m) neither Borrower nor Operating Lessee nor any constituent party of Borrower or Operating Lessee has sought or will seek or effect, the liquidation, dissolution, winding up, consolidation or merger, in whole or in part, of Borrower or Operating Lessee, any sale or other transfer of all or substantially all of Borrower’s or Operating Lessee’s assets or any sale or other transfer by Borrower or Operating Lessee outside the ordinary course of business except for the Transfer of an Individual Property in connection with the release of such Individual Property pursuant to Section 2.6.4 hereof.

(n) has not commingled and will not commingle its funds or other assets with those of any Affiliate or constituent party or any other Person (except as may be required pursuant to the Loan Documents), and has held and will hold all of its assets in its own name.

(o) has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person.

(p) except for the Loan (or the Prior Loan), did not assume, guarantee or become obligated for the debts or obligations of any other Person and did not hold itself out to be responsible for or have its credit or assets available to satisfy the debts or obligations of any other Person, and will not assume, guarantee or become obligated for the debts or obligations of any other Person and does not and will not hold itself out to be responsible for or have its credit or assets available to satisfy the debts or obligations of any other Person.

(q) its Organizational Documents shall provide that its business and affairs shall be managed by or under the direction of Borrower’s Sole Member or Operating Lessee’s Sole Member, as applicable, and at all times it shall have at least two (2) duly appointed individuals as directors or managers (each, an “Independent Director”), each of whom (i) has at least three (3) years prior employment experience and continues to be employed as an independent director, independent manager or independent member by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional independent directors, independent managers and independent members, another nationally-recognized company that provides such services and which is reasonably approved by Lender; (ii) is not, and has never been, on the board of directors or managers of any Borrower, Operating Lessee, or any Affiliate of Borrower or Operating Lessee other than as an independent director in a capacity similar to an Independent Director; provided that the fees or other compensation that such individual earns by serving as an Independent Director of Borrower, Operating Lessee one or more Affiliates of Borrower or Operating Lessee in any given year constitute, in the aggregate, less than five percent (5%) of such individual’s income for such year; and (iii) is not, and has never been, and will not, while serving as an Independent Director be, any of the following: (A) a stockholder, director, manager, officer, employee, partner, or member of Borrower or Operating Lessee, any Affiliate of Borrower or Operating Lessee or any direct or indirect equity holder of any of them, (B) a creditor, customer, supplier, service provider (including provider of professional services) or other Person who derives any of its purchases or revenues from its activities with Borrower or Operating Lessee or any Affiliate of Borrower or Operating Lessee (other than a nationally-recognized company that routinely provides professional independent directors, independent managers or independent members and other corporate services to Borrower or Operating Lessee or any Affiliate of Borrower or Operating Lessee in the ordinary course of its business), (C) a member of the immediate family of any such stockholder, director, manager, officer, employee, partner, member, creditor, customer, supplier, service provider or other Person, or (D) a Person Controlling or under common Control with any of subclauses (A), (B) or (C) above. A natural person who satisfies the foregoing definition other than clause (iii) shall not be disqualified as a result of clause (iii)(A) by reason of (I) being, having been or becoming an Independent Director of Borrower, Operating Lessee, or an Affiliate of Borrower or Operating Lessee that is not in the direct chain of ownership of Borrower, Borrower’s Sole Member, Operating Lessee, or Operating Lessee’s Sole Member, and that is required by a creditor to be a “single purpose entity”; provided that such Independent Director is, was or will be employed by a company that routinely provides professional independent directors, independent managers or independent members, or (II) being, having been or becoming a member of Borrower or Operating Lessee, as applicable, pursuant to an express provision in its operating agreement providing for the appointment of such Independent Director as a member of Borrower or Operating Lessee, as applicable, upon the occurrence of any event pursuant to which Borrower’s Sole Member or Operating Lessee’s Sole Member, as applicable, ceases to be a member of Borrower or Operating Lessee, as applicable, (including the withdrawal or dissolution of Borrower’s Sole Member or Operating Lessee’s Sole Member). A natural person who satisfies the foregoing definition other than clause (iii) shall not be disqualified as a result of clause (iii)(A) or (iii)(B)

by reason of being, having been or becoming an Independent Director of a “single purpose entity” affiliated with Borrower or Operating Lessee; provided that the fees or other compensation that such individual earns by serving as an Independent Director of one or more Affiliates of Borrower or Operating Lessee in any given year constitute, in the aggregate, less than five percent (5%) of such individual’s income for such year. Notwithstanding the foregoing or anything to the contrary herein, each such Independent Director may serve as the independent director for both Borrower and Operating Lessee. The Organizational Documents of Borrower and Operating Lessee shall provide that no Independent Director of Borrower or Operating Lessee, as applicable, may be removed or replaced without Cause, and unless Borrower or Operating Lessee, as applicable, provides Lender with not less than three (3) Business Days’ prior notice of (1) any proposed removal of any Independent Director, together with a statement as to the reasons for such removal, and (2) the identity of the proposed replacement Independent Director, together with a certification that such replacement satisfies the requirements set forth in the Organizational Documents of Borrower or Operating Lessee, as applicable, relating to an Independent Director. In addition, the Organizational Documents of Borrower and Operating Lessee shall provide an express acknowledgment that Lender is an intended third-party beneficiary of the “special purpose” and “separateness” provisions of such Organizational Documents. As used in this paragraph, the term “single purpose entity” shall mean a Person whose Organizational Documents contain, and who covenants that such Person shall comply or cause compliance with, provisions substantially similar to those set forth in this Section 3.1.24.

(r) its Organizational Documents shall provide that (i) its directors or managers shall not take any action which, under the terms of any Organizational Documents (including, if applicable, any voting trust agreement with respect to any common stock), requires a unanimous vote of the directors or managers of Borrower or Operating Lessee, as applicable, unless, at the time of such action, there shall be at least two (2) directors or managers who are Independent Directors (and such Independent Directors have participated in such vote), (ii) it will not (and each of Borrower and Operating Lessee agree that it will not), without the unanimous consent of its directors or managers, including the consent of each Independent Director, (A) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, (B) seek or consent to the appointment of a receiver, liquidator or any similar official for Borrower or Operating Lessee, as applicable, or a substantial portion of its assets or properties, (C) make an assignment for the benefit of creditors, (D) admit in writing its inability to pay its debts generally as they become due, (E) declare or effectuate a moratorium on the payment of any obligations, or (F) collude with any other Person or take any action intended to further any of the foregoing, and (iii) when voting with respect to any of the matters set forth in the immediately preceding sentence of this Section 3.1.24(r), the Independent Directors shall consider only the interests of Borrower or Operating Lessee, as applicable, including such entity’s creditors.

(s) its Organizational Documents shall provide that, as long as any portion of the Debt remains outstanding, upon the occurrence of any event that causes the sole member of Borrower or Operating Lessee, as applicable (“Sole Member”) to cease to be a member of Borrower or Operating Lessee, as applicable, (other than (i) upon an assignment by Sole Member of all of its limited liability company interests in Borrower or Operating Lessee, as applicable, and the admission of the transferee, if permitted pursuant to its Organizational Documents and the Loan Documents, or (ii) the resignation of Sole Member and the admission of an additional member of Borrower or Operating Lessee, as applicable, if permitted pursuant to its Organizational Documents and the Loan Documents), each of the persons acting as an Independent Director of Borrower or Operating Lessee, as applicable, shall, without any action of any Person and simultaneously with Sole Member ceasing to be a member of Borrower or Operating Lessee, as applicable, automatically be admitted as a member of Borrower or Operating Lessee, as applicable, (a “Special Member”) and shall preserve and continue the existence of Borrower or Operating Lessee, as applicable, without dissolution. The Organizational Documents of Borrower and Operating Lessee shall further provide that for so long as any portion of the Debt is outstanding, no Special Member may resign or transfer its rights as a Special Member unless (A) a successor Special Member has been admitted to Borrower or Operating Lessee, as applicable, as a Special Member, and (B) such successor Special Member has also accepted its appointment as an Independent Director of Borrower or Operating Lessee, as applicable.

(t) its Organizational Documents shall provide that, as long as any portion of the Debt remains outstanding, except as expressly permitted pursuant to the terms of the Loan Documents, including, without limitation, Section 8.1(f) hereof, (i) Sole Member may not resign, and (ii) no additional member shall be admitted to Borrower or Operating Lessee, as applicable.

(u) its Organizational Documents shall provide that, as long as any portion of the Debt remains outstanding: (i) Borrower or Operating Lessee, as applicable, shall be dissolved, and its affairs shall be wound up, only upon the first to occur of the following: (A) the termination of the legal existence of the last remaining member of Borrower or Operating Lessee, as applicable, or the occurrence of any other event which terminates the continued membership of the last remaining member of Borrower or Operating Lessee, as applicable, unless the business of Borrower or Operating Lessee, as applicable, is continued in a manner permitted by its operating agreement or the Delaware Limited Liability Company Act (the “Act”), or (B) the entry of a decree of judicial dissolution under Section 18-802 of the Act; (ii) upon the occurrence of any event that causes the last remaining member of Borrower or Operating Lessee, as applicable, to cease to be a member of Borrower or Operating Lessee, as applicable, or that causes Sole Member to cease to be a member of Borrower or Operating Lessee, as applicable, (other than (A) upon an assignment by Sole Member of all of its limited liability company interests in Borrower or Operating Lessee, as applicable, and the admission of the transferee, if permitted pursuant to the Organizational Documents of Borrower or Operating Lessee, as applicable, and the Loan Documents, or (B) the resignation of Sole Member and the admission of an additional member of Borrower or Operating Lessee, as applicable, if permitted pursuant to the Organizational Documents of Borrower or Operating Lessee, as applicable, and the Loan Documents), to the fullest extent permitted by law, the personal representative of such last remaining member shall be authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such member in Borrower or Operating Lessee, as applicable, agree in writing (1) to continue the existence of Borrower or Operating Lessee, as applicable, and (2) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower or Operating Lessee, as applicable, effective as of the occurrence of the event that terminated the continued membership of such member in Borrower or Operating Lessee, as applicable; (iii) the bankruptcy of Sole Member or a Special Member shall not cause such Sole Member or Special Member to cease to be a member of Borrower or Operating Lessee, as applicable, and upon the occurrence of such event, the business of Borrower or Operating Lessee, as applicable, shall continue without dissolution; (iv) in the event of the dissolution of Borrower or Operating Lessee, as applicable, it shall conduct only such activities as are necessary to wind up its affairs (including the sale of its assets and properties in an orderly manner), and its assets and properties shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act; and (v) to the fullest extent permitted by applicable law, each of Sole Member and Special Members shall irrevocably waive any right or power that they might have to cause Borrower or Operating Lessee, as applicable, or any of its assets or properties to be partitioned, to cause the appointment of a receiver for all or any portion of the assets or properties of Borrower or Operating Lessee, as applicable, to compel any sale of all or any portion of the assets or properties of Borrower or Operating Lessee, as applicable, pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of Borrower or Operating Lessee, as applicable,

(v) it shall conduct its business so that the assumptions made with respect to it in the Insolvency Opinion shall be true and correct in all respects (provided, however, that any assumptions regarding adequate capitalization or solvency shall not require any Person to make additional capital contributions to Borrower or Operating Lessee). In connection with the foregoing, each of Borrower and Operating Lessee hereby covenants and agrees that it will comply with or cause the compliance with, (i) all of the facts and assumptions (whether regarding itself or any other Person) set forth in the Insolvency Opinion (provided, however, that any assumptions regarding adequate capitalization or solvency shall not require any Person to make additional capital contributions to Borrower or Operating Lessee), (ii) all of the representations, warranties and covenants in this Section 3.1.24, and (iii) all of its Organizational Documents.

(w) has not permitted and will not permit any Affiliate or constituent party independent access to its bank accounts, other than (1) Borrower or Operating Lessee, as the case may be, under the Cash Management Agreement and this Agreement, and (2) any Affiliated Manager, in its capacity as an agent of Borrower and Operating Lessee.

(x) has paid and shall pay its own liabilities and expenses, including the salaries of its own employees (if any) from its own funds (subject to the comingling of funds and payment of amounts due under the Loan Documents and with respect to the Property in accordance with this Agreement and the Cash Management Agreement),, and has maintained and shall maintain a sufficient number of employees (if any) in light of its contemplated business operations.

(y) has compensated and shall compensate each of its consultants and agents from its funds for services provided to it, and has paid and shall pay from its assets all obligations of any kind incurred, subject to the comingling of funds and payment of amounts due under the Loan Documents and with respect to the Property in accordance with this Agreement and the Cash Management Agreement.

(z) has not (i) filed a bankruptcy, insolvency or reorganization petition or otherwise instituted insolvency proceedings or otherwise sought any relief under any laws relating to the relief from debts or the protection of debtors generally, (ii) sought or consented to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for itself or for all or any portion of its assets or properties, (iii) made any assignment for the benefit of its creditors, or (iv) taken any action that could reasonably be expected to have caused it to become insolvent. Without the unanimous consent of all of its directors or managers (including each Independent Director), as applicable, will not (A) file a bankruptcy, insolvency or reorganization petition or otherwise institute insolvency proceedings or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally, (B) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for itself or for all or any portion of its assets or properties, (C) make any assignment for the benefit of its creditors, or (D) take any action that could reasonably be expected to cause it to become insolvent.

(aa) intentionally omitted.

(bb) has allocated and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including shared office space and services performed by an employee of an Affiliate.

(cc) except in connection with the Loan (or the Prior Loan), has not pledged and will not pledge its assets or properties for the benefit of, or to secure the obligations of, any other Person.

(dd) has had, has and will have no obligation to indemnify its directors, managers, officers, members or Special Members, as the case may be, or, if applicable, has such an obligation that is fully subordinated to the Debt and that will not constitute a claim against it if cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation.

(ee) its Organizational Documents shall provide that it will not: (i) dissolve, merge, liquidate, consolidate; (ii) sell, transfer, dispose, or encumber (except in accordance with the Loan Documents) all or substantially all of its assets or properties or acquire all or substantially all of the assets or properties of any other Person; or (iii) engage in any other business activity, or amend its Organizational Documents with respect to any of the matters set forth in this Section 3.1.24, without the prior consent of Lender in its sole discretion.

(ff) its Organizational Documents provide that it and its Independent Directors will consider the interests of its creditors in connection with all actions.

(gg) has not had and, except for the Guaranty and the obligations of each Borrower and Operating Lessee under the Loan Documents, does not have and will not have any of its obligations guaranteed by any Affiliate.

(hh) has not owned or acquired and will not own or acquire any stock or securities of any Person, except that it may invest in those investments to the extent expressly permitted under the Loan Documents.

(ii) has not bought or held and will not buy or hold evidence of indebtedness issued by any other Person (other than cash or investment-grade securities).

(jj) has not formed, acquired or held and will not form, acquire or hold any subsidiary (whether corporation, partnership, limited liability company or other entity), and has not owned and will not own any equity interest in any other entity.

Notwithstanding anything to the contrary contained in this Section 3.1.24, (i) no provisions contained in this Section 3.1.24 shall be deemed to create an obligation on the part of Borrower, Operating Lessee, any member in Borrower or Operating Lessee, or any member, officer, director, employee or Affiliate of any of the forgoing to make loans, equity infusions or capital contributions to Borrower or Operating Lessee, and (ii) each of Borrower’s and Operating Lessee’s failure to remain solvent or maintain adequate capital notwithstanding its good faith efforts to comply with this Section 3.1.24 shall not, in itself, be deemed to violate this Section 3.1.24.

3.1.25 Tax Filings. To the extent required, each of Borrower and Operating Lessee has filed (or has obtained effective extensions for filing) all federal, state and local tax returns required to be filed and have paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by it. Each of Borrower and Operating Lessee believes that its tax returns (if any) properly reflect its income and taxes for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.

3.1.26 Solvency. (a) Neither Borrower nor Operating Lessee entered into the Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and (b) each of Borrower and Operating Lessee has received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the Loan Documents, the fair saleable value of Borrower’s assets exceeds and will, immediately following the execution and delivery of the Loan Documents, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become or may become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower).

3.1.27 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulations T, U or X or any other Regulations of such Board of Governors, or for any purposes prohibited by any Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

3.1.28 Organizational Chart. The organizational chart attached hereto as Schedule VII is true, correct and complete and illustrates all Persons who have a ten percent (10%) or greater direct or indirect ownership interest in or right of Control of Borrower and Operating Lessee.

3.1.29 Bank Holding Company. Neither Borrower nor Operating Lessee is a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

3.1.30 Intentionally Omitted.

3.1.31 Investment Company Act. Neither Borrower nor Operating Lessee is (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; or (b) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

3.1.32 Intentionally Omitted.

3.1.33 No Bankruptcy Filing. No petition in bankruptcy has ever been filed against Borrower or Operating Lessee or any Control Affiliate of Borrower or Operating Lessee, and neither Borrower nor Operating Lessee nor any Control Affiliate of Borrower or Operating Lessee has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower nor Operating Lessee nor, to the Actual Knowledge of Borrower or Operating Lessee, any Control Affiliate of Borrower or Operating Lessee is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s or Operating Lessee’s or such Control Affiliate’s assets or properties, and neither Borrower nor Operating Lessee has knowledge of any Person contemplating the filing of any such petition against Borrower or Operating Lessee or any Control Affiliate of Borrower or Operating Lessee.

3.1.34 Full and Accurate Disclosure. No information contained in this Agreement, the other Loan Documents, or any written statement or document furnished by or on behalf of Borrower or Operating Lessee in connection with the Loan or pursuant to the terms of this Agreement or any other Loan Document contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. There is no fact or circumstance presently known to Borrower or Operating Lessee which has not been disclosed to Lender and which would reasonably be expected to have a Material Adverse Effect.

3.1.35 Foreign Person. Neither Borrower nor Operating Lessee is a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

3.1.36 No Change in Facts or Circumstances; Disclosure. All information submitted by or on behalf of Borrower and Operating Lessee to Lender in respect of Borrower, Operating Lessee, and the Property and in all financial statements, rent rolls (including the rent roll attached hereto as Schedule IX), reports, certificates and other documents in respect of Borrower, Operating Lessee, and the Property submitted in connection with the Loan or in satisfaction of the terms of this Agreement or the other Loan Documents and all statements of fact made by or on behalf of Borrower and Operating Lessee in this Agreement or in any other Loan Document, are true, correct and complete in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information or statement of fact inaccurate, incomplete or otherwise misleading in any material respect or that otherwise has or could have a Material Adverse Effect.

3.1.37 Management Agreement. The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred (other than payments due but not yet delinquent) that, with the passage of time and/or the giving of notice would constitute a default thereunder. The Management Agreement was entered into on commercially reasonable terms.

3.1.38 Perfection of Accounts. Each of Borrower and Operating Lessee hereby represents and warrants to Lender that:

(a) This Agreement, together with the other Loan Documents, create a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of New York) in the Clearing Account and the Cash Management Account, from and after the establishment thereof, in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower or Operating Lessee. Other than in connection with the Loan Documents, neither Borrower nor Operating Lessee has sold, pledged, transferred or otherwise conveyed the Clearing Account and the Cash Management Account;

(b) Each of the Clearing Account and the Cash Management Account shall be treated as “deposit accounts” and/or “securities accounts” within the meaning of the Uniform Commercial Code of the State of New York; and

(c) The Clearing Account and the Cash Management Account are not in the name of any Person other than Borrower or Operating Lessee, as pledgor, or Lender, as pledgee. Neither Borrower nor Operating Lessee has consented to Clearing Bank or Cash Management Bank complying with instructions with respect to the Clearing Account or the Cash Management Account from any Person other than Lender.

3.1.39 Intentionally Omitted.

3.1.40 Intentionally Omitted.

3.1.41 Patriot Act.

(a) None of the funds or other assets of Borrower, Borrower’s Sole Member, Operating Lessee, Operating Lessee’s Sole Member, Sponsor, or Guarantor (each a “Covered Party”) constitute property of, or are owned or Controlled by any Prohibited Person, with the result that such constitution or ownership in or Control of any Covered Party, as applicable, is prohibited by law, or the Loan would be in violation of any law.

(b) No Prohibited Person has any direct equity interest in or Controls any Covered Party, or to the Actual Knowledge of Borrower or Operating Lessee, has a material indirect equity interest in any Covered Party, with the result that such interest in the Covered Party, as applicable (whether directly or indirectly), is prohibited by law or the Loan would be in violation of any law.

(c) None of the funds or other assets of any Covered Party, as applicable, have been derived from any unlawful activity with the result that such funds or other assets of such Covered Party are prohibited by law or the Loan would be in violation of any law.

(d) No Covered Party, no owner of any Covered Party and no indirect owner of any Covered Party, as applicable, has dealt or will deal in, or otherwise has engaged or will engage in, any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 with the result in each instance that the Loan would be in violation of any law.

(e) To the Actual Knowledge of Borrower and Operating Lessee, none of their respective brokers or other agents acting or benefiting in any capacity in connection with the Loan is a Prohibited Person and none of their respective brokers or other agents acting or benefiting in any capacity in connection with the Loan has conducted or will conduct any business or has engaged or will engage in any transaction or dealing with any Prohibited Person, including making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person.

(f) Each of Borrower and Operating Lessee covenants and agrees to deliver to Lender any certification or other evidence as Lender may reasonably request from time to time, confirming Borrower’s and Operating Lessee’s compliance with this Section 3.1.41.

3.1.42 Franchise Agreement. The Franchise Agreement is in full force and effect and there is no default thereunder by Borrower or Operating Lessee, or to Borrower’s and Operating Lessee’s Actual Knowledge, any other party thereto and, except as set forth on Schedule XII attached hereto, no event has occurred that, with the passage of time and/or giving of notice, would constitute a default thereunder by Borrower or Operating Lessee, or to Borrower’s and Operating Lessee’s Actual Knowledge, any other party thereto.

3.1.43 No Casualty. The Property has suffered no material Casualty which has not been fully repaired and the cost thereof fully paid.

3.1.44 Purchase Options. Neither the Property nor any part thereof or interest therein is subject to any purchase options, rights of first refusal to purchase, rights of first offer to purchase or other similar rights in favor of any Person.

3.1.45 Use of Property. The Property consists solely of hotels and related operations and is used for no other purpose.

3.1.46 Fiscal Year. Each fiscal year of Borrower and Operating Lessee commences on January 1.

3.1.47 Material Agreements.

(a) Neither Borrower nor Operating Lessee has entered into, and is not bound by, any Material Agreement which continues in existence, except those previously disclosed in writing to Lender.

(b) Each of the Material Agreements is in full force and effect, there are no monetary or other defaults by Borrower or Operating Lessee thereunder and, to the Actual Knowledge of Borrower and Operating Lessee, there are no monetary or other defaults thereunder by any other party thereto. None of Borrower, Operating Lessee, Manager or any other Person acting on Borrower’s behalf has given or received any notice of default under any Material Agreement that remains outstanding or in dispute.

(c) Borrower has delivered (or caused to be delivered) true, correct and complete copies of the Material Agreements (including all amendments and supplements thereto) to Lender.

(d) No Material Agreement has as a party an Affiliate of Borrower or Operating Lessee.

3.1.48 Other Obligations and Liabilities. Neither Borrower nor Operating Lessee has any liabilities or other obligations that arose or accrued prior to the date hereof that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Neither Borrower nor Operating Lessee has any known contingent liabilities other than those which have been disclosed to Lender prior to the date hereof.

3.1.49 Illegal Activity. No portion of the Property has been purchased by Borrower with proceeds of any illegal activity.

3.1.50 Intentionally Omitted.

3.1.51 No Collective Bargaining Agreements. Neither Borrower nor Operating Lessee is a party to any collective bargaining agreements or similar arrangements governing its relationship with any employees at the Property.

3.1.52 Operating Lease. Each Operating Lease is in full force and effect and Operating Lessee is in possession of the premises demised thereunder; (b) neither Borrower nor Operating Lessee has entered into any other agreements that have modified, supplemented or amended any of the terms and provisions of any Operating Lease; (c) each Operating Lease (and any memorandum thereof), in each case, as amended (if amended) represents the entire agreement between the parties as to conveyance and operation of the premises demised thereunder; (d) no rent or other amounts due under any Operating Lease has been paid more than thirty (30) days in advance of its due date; (e) Operating Lessee has not filed any claim of offset and has no charge, lien or claim of offset under any Operating Lease, or otherwise, against the rents or other amounts due or to become due thereunder; (f) Operating Lessee is the owner of the “Tenant’s” or “Lessee’s” interest in each Operating Lease and Borrower is the owner of the “Landlord’s” or “Lessor’s” interest in each Operating Lease, (g) no transfer or assignment of any interest in any Operating Lease exists except as provided herein and pursuant to the other

Loan Documents, (h) Operating Lessee has not sublet any of the premises demised pursuant to any Operating Lease except as provided in Section 3.1.22 hereof; (i) without limiting the foregoing, except as provided for herein and in the other Loan Documents, each of Operating Lessee’s and Borrower’s interest in each Operating Lease is unencumbered and neither has collaterally assigned the Operating Lease or otherwise encumbered its interests thereunder in any way except in connection with the Loan; (j) neither Operating Lessee nor Borrower is in default under any Operating Lease and neither knows of any event which but for the passage of time or the giving of notice or both would constitute an event of default or breach by Operating Lessee or Borrower under the Operating Lease; and (k) a true, correct and complete copy of each Operating Lease has been delivered to Lender.

Section 3.2 Survival of Representations.

The representations and warranties set forth in Section 3.1 hereof shall survive for so long as any amount remains payable to Lender under this Agreement or any of the other Loan Documents.

IV. BORROWER COVENANTS

Section 4.1 Borrower Affirmative Covenants.

Each of Borrower and Operating Lessee hereby covenants and agrees with Lender that:

4.1.1 Existence; Compliance with Legal Requirements. Each of Borrower and Operating Lessee shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply in all material respects with all Legal Requirements applicable to it and the Property. There shall never be committed by Borrower and Operating Lessee, and Borrower and Operating Lessee shall not permit any other Person in occupancy of or involved with the operation or use of the Property to commit any act or omission affording the federal government, any state or local government or any other Governmental Authority the right of forfeiture against the Property or any part thereof or any monies paid in performance of Borrower’s and Operating Lessee’s obligations under any of the Loan Documents. Borrower and Operating Lessee each hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Each of Borrower and Operating Lessee shall at all times maintain, preserve and protect all of its franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Loan Documents. Borrower shall keep, or shall cause to be kept, the Property insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement. After prior notice to Lender, Borrower or Operating Lessee, at its sole cost and expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower, Operating Lessee, or the Property or any alleged violation of any Legal Requirement;

provided that (a) no Event of Default has occurred is continuing; (b) such proceeding shall be conducted in accordance with all applicable Legal Requirements; (c) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (d) Borrower or Operating Lessee shall promptly upon final non-appealable determination thereof comply with such Legal Requirement determined to be valid or applicable or cure any violation of such Legal Requirement; (e) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower, Operating Lessee, or the Property; and (f) Borrower shall furnish such cash or other security as may be required in the proceeding, or as may be reasonably requested by Lender (not to exceed 125% of the estimated cost of compliance, any estimated penalties, interest, and fees that may arise from the non-compliance with such Legal Requirement), to ensure compliance with such Legal Requirement, together with all interest and penalties, if any, payable in connection therewith. Lender may apply any such security or part thereof as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established and Borrower and Operating Lessee fails to comply therewith, or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, canceled or lost or there shall be any danger of the Lien of the Security Instrument being primed by any related Lien.

4.1.2 Taxes and Other Charges. Borrower shall pay or cause to be paid all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable; provided, however, Borrower’s obligation to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 6.2 hereof. Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges no later than ten (10) days prior to the date the same shall become delinquent; provided, however, that Borrower is not required to furnish such receipts for payment of Taxes in the event that Borrower complies with the terms and provisions of Section 6.2 hereof. Borrower shall not permit or suffer and shall promptly cause to be paid and discharged any Lien or charge against the Property, other than Permitted Encumbrances and the Liens in favor of Lender. After prior notice to Lender, Borrower or Operating Lessee, at its sole cost and expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges; provided that (a) no Event of Default has occurred and remains outstanding; (b) such proceeding shall be permitted under and be conducted in accordance with the applicable or governing provisions of any other instrument to which Borrower, Operating Lessee or the Property is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable Legal Requirements; (c) neither the Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, canceled or lost; (d) Borrower or Operating Lessee shall promptly upon final non-appealable determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (e) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property; and (f) Borrower shall furnish such cash or other security as may be required in the proceeding, or as may be reasonably requested by Lender (not to exceed 125% of the amount in dispute plus any estimated interest, penalties, fees, or other charges that may accrue during such contest), to ensure the payment of any such Taxes or Other Charges, together with all interest and penalties, if any, thereon. Lender may pay over, assign or transfer any such security or part thereof held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established or the Property (or any part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, canceled or lost.

4.1.3 Litigation. Borrower and Operating Lessee shall give prompt notice to Lender of any litigation or governmental proceedings pending or, to Borrower’s or Operating Lessee’s Actual Knowledge, threatened against the Property, Borrower, Operating Lessee, or Guarantor which, if adversely determined, would reasonably be expected to have a Material Adverse Effect. Borrower and Operating Lessee shall cooperate in all reasonable respects with Lender with respect to any proceedings before any court, board or other Governmental Authority which could reasonably be expected to have a Material Adverse Effect on the rights of Lender hereunder or under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

4.1.4 Access to Property. Borrower and Operating Lessee shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice.

4.1.5 Further Assurances; Supplemental Mortgage Affidavits. Each of Borrower and Operating Lessee shall, at its sole cost and expense:

(a) upon Lender’s request, furnish to Lender all existing boundary surveys, footing or foundation surveys, appraisals, title and other insurance reports and agreements relating to the Property and each and every other existing document, certificate, agreement and instrument required to be furnished by Borrower or Operating Lessee pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith provided, that so long as no Event of Default is continuing, neither Borrower nor Operating Lessee shall be required to deliver (i) an updated appraisal with respect to any Property, unless (A) the aggregate cash flow from the Property shall decrease by more than twenty percent (20%) from the prior year or (B) an updated appraisal shall otherwise be specifically required pursuant to the provisions of this Agreement, or (ii) an updated survey for any Property, unless there shall be any changes to the footprint of the Improvements with respect to such Property or there shall be any other material change, including the granting of any easement or other encumbrance that shall be able to be plotted on such survey;

(b) cure, or cause to be cured, any defects in the execution and delivery of the Loan Documents;

(c) execute and deliver, or cause to be executed and delivered, all such documents, instruments, certificates, assignments and other writings and do, or cause to be done, such other acts reasonably necessary (i) to correct any omissions in the Loan Documents, (ii) to evidence, protect or preserve the collateral at any time securing or intended to secure the Obligations, (iii) to perfect, protect or preserve any Liens created under any of the Loan Documents, or (iv) to make any recordings, file any notices, or obtain any consents, as may be necessary in connection with (i) or (ii) (including, without limitation, the execution and delivery of all such writings necessary to transfer, to the extent permitted by applicable law, any liquor licenses with respect to the Property into the name of Lender or its designee during the continuance of an Event of Default and following the acceleration of the Loan); and

(d) do and execute, or cause to be done and executed, all such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

4.1.6 Financial Reporting.

(a) GAAP. Borrower and Operating Lessee shall keep and maintain, or shall cause to be kept and maintained, in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP (or such other accounting basis acceptable to Lender) and the requirements of Regulation AB, proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and Operating Lessee and all items of income and expense in connection with the operation of the Property. All financial statements delivered to Lender pursuant to this Section 4.1.6 shall be prepared in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP (or such other accounting basis acceptable to Lender) and consistently applied and the requirements of Regulation AB.

(b) Monthly Reports. Prior to a Securitization, Borrower or Operating Lessee shall furnish, or cause to be furnished, to Lender on or before twenty (20) days after the end of each calendar month the following items, accompanied by an Officer’s Certificate stating that such items are true, correct and complete and fairly present the financial condition and results of the operations of Borrower, Operating Lessee and the Property (on an Individual Property-by-Individual Property basis) (subject to normal year-end adjustments) as applicable: (i) an occupancy report for the subject month, including an average daily rate, and any franchise inspection reports received by Borrower or Operating Lessee during such month; (ii) monthly and year-to-date operating statements prepared for such month, noting Gross Income from Operations, Operating Expenses, Capital Expenditures, Net Operating Income, Net Cash Flow, Underwritten Net Cash Flow and such other information necessary and sufficient to fairly represent the financial position and results of operation of the Property during such month, all in form satisfactory to Lender; and (iii) a calculation reflecting the Debt Yield as of the last day of such month for the immediately preceding twelve (12) month period. In addition, such Officer’s Certificate shall also state the representations and warranties of Borrower and Operating Lessee set forth in Section 3.1.24 are true and correct as of the date of such certificate with such exceptions as shall be necessary to cause such statement to be factually correct in all material respects, and that there are no trade payables and operational debt outstanding for more than sixty (60) days except to the extent being contested in accordance with the provisions of the Loan Documents. On or before thirty (30) days after the end of each calendar month, Borrower also will furnish, or cause to be furnished, to Lender the most current Smith Travel Research Reports in the form of Schedule X hereto then available to Borrower or Operating Lessee reflecting market penetration and relevant hotel properties competing with the Property.

(c) Quarterly Reports. Borrower or Operating Lessee shall furnish, or cause to be furnished, to Lender on or before forty-five (45) days after the end of each calendar quarter the following items, accompanied by an Officer’s Certificate stating that such items are true, correct and complete and fairly present the financial condition and results of the operations of Borrower, Operating Lessee and the Property (on an Individual Property-by-Individual Property basis) (subject to normal year-end adjustments) as applicable: (i) an occupancy report for the subject quarter, including an average daily rate; (ii) (A) a balance sheet for Borrower as of the last day of such quarter and (B) quarterly and year-to-date operating statements prepared for such quarter, noting Gross Income from Operations, Operating Expenses, Capital Expenditures, Net Operating Income, Net Cash Flow, Underwritten Net Cash Flow and such other information necessary and sufficient to fairly represent the financial position and results of operation of the Property during such quarter, all in form satisfactory to Lender; and (iii) a calculation reflecting the Debt Yield as of the last day of such quarter for the last four quarters. In addition, such Officer’s Certificate shall also state that the representations and warranties of Borrower and Operating Lessee set forth in Section 3.1.24 are true and correct as of the date of such certificate with such exceptions as shall be necessary to cause such statement to be factually correct in all material respects, and that there are no trade payables and operational debt outstanding for more than sixty (60) days except to the extent being contested in accordance with the provisions of the Loan Documents.

(d) Annual Reports. Borrower or Operating Lessee shall furnish, or cause to be furnished, to Lender annually, within ninety (90) days following the end of each Fiscal Year of Borrower, a complete copy of Borrower’s annual financial statements audited by a “Big Four” accounting firm or other independent certified public accountant acceptable to Lender in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP (or such other accounting basis acceptable to Lender) and the requirements of Regulation AB covering the Property for such Fiscal Year and containing statements of profit and loss for Borrower, Operating Lessee and the Property (on an Individual Property-by-Individual Property basis) and a balance sheet for Borrower and Operating Lessee. Such statements shall set forth the financial condition and the results of operations for the Property (on an Individual Property-by-Individual Property basis) for such Fiscal Year and shall include, but not be limited to, amounts representing annual Gross Income from Operations, Operating Expenses, Capital Expenditures, Net Operating Income, Net Cash Flow, and Underwritten Net Cash Flow. Borrower’s annual financial statements shall be accompanied by (i) an Officer’s Certificate stating that each such annual financial statement presents fairly the financial condition and the results of operations of Borrower, Operating Lessee and the Property being reported upon and has been prepared in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP (or such other accounting basis acceptable to Lender) and the requirements of Regulation AB, (ii) an unqualified opinion of a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender, and (iii) occupancy statistics for the Property (on an Individual Property-by-Individual Property basis).

(e) Certification; Supporting Documentation. Each such financial statement shall be in scope and detail reasonably satisfactory to Lender and certified by the chief financial officer or representative of Borrower.

(f) Access. Upon reasonable prior notice, Lender shall have the right from time to time during normal business hours to examine such books, records and accounts at the office of Borrower or Operating Lessee or other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. During the continuance of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine Borrower’s or Operating Lessee’s accounting records with respect to the Property, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

(g) Format of Delivery. Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, (ii) by electronic mail, and (iii) if requested by Lender and within the capabilities of Borrower’s data systems without change or modification thereto, in electronic form reasonably acceptable to Lender.

(h) Annual Budget. For the partial year period commencing on the date hereof, and for each Fiscal Year thereafter, Borrower or Operating Lessee shall submit to Lender an Annual Budget not later than thirty (30) days prior to the commencement of such period or Fiscal Year, which Annual Budget shall set forth, on a month-by-month basis, in reasonable detail, each line item of Borrower’s good faith estimate of Gross Income from Operations, Operating Expenses and Capital Expenditures (in each case on an Individual Property-by-Individual Property basis) for such period or Fiscal Year and shall otherwise be in form reasonably satisfactory to Lender. The Annual Budget and any revisions thereto shall be subject to Lender’s written approval (each such Annual Budget, an “Approved Annual Budget”), which shall not be unreasonably withheld, conditioned, or delayed. In the event that Lender objects to a proposed Annual Budget submitted by Borrower, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such reasonable objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender. Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this Section 4.1.6(h) until Lender approves the Annual Budget. Until such time that Lender approves a proposed Annual Budget, the most recently Approved Annual Budget shall apply; provided that, such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums and Other Charges. At any time that Lender’s approval is required under this Section 4.1.6(h) with respect to an Annual Budget, Lender’s approval shall be deemed granted if the Deemed Approval Requirements have been satisfied with respect thereto. In the event that Borrower must incur an extraordinary operating expense or capital expense not set forth in the applicable Approved Annual Budget or which results in an increase of more than ten percent (10%) of any individual line item for any Individual Property (each, an “Extraordinary Expense”), then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval, which shall not be unreasonably withheld, conditioned, or delayed.

(i) Additional Information. Borrower shall submit to Lender the financial data and financial statements required, and within the time periods required, under Sections 9.1(d), (e) and (f), if and when applicable.

(j) Other Required Information. Borrower shall furnish (or caused to be furnished) to Lender, within ten (10) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Property and the financial affairs of Borrower and Operating Lessee as may be reasonably requested by Lender (including, without limitation, a comparison of the budgeted income and expenses as set forth in the applicable Approved Annual Budget and the actual income and expenses for the applicable month, quarter or year and year-to-date for the Property, together with a detailed explanation of any variances of more than ten percent (10%) between budgeted and actual amounts for any Individual Property for such periods).

(k) Reporting Default. If Borrower fails to provide to Lender the financial statements and other information specified in this Section 4.1.6 within the respective time period specified, and such failure continues for ten (10) Business Days following written notice from Lender, then such failure shall, at Lender’s election, constitute an Event of Default following written notice from Lender.

4.1.7 Title to Property. Borrower shall warrant and defend (a) its title to the Property, subject only to the Liens created by the Loan Documents and Permitted Encumbrances, and (b) the validity and priority of the Liens of the Security Instrument and the Assignment of Leases on the Property, subject only to the Liens permitted hereunder (including the Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any out-of-pocket losses, costs, damages or expenses (including reasonable attorneys’ fees and expenses) incurred by Lender if an interest in the Property or any part thereof is claimed by any other Person except as expressly permitted hereunder.

4.1.8 Estoppel Statement.

(a) Borrower shall deliver to Lender, within ten (10) Business Days after Lender’s request, a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Loan, (ii) the unpaid principal amount of the Note, (iii) the interest rate of the Note, (iv) the date installments of principal and/or interest were last paid, (v) any offsets or defenses to the payment and performance of the Obligations, if any, of which Borrower has Actual Knowledge, and (vi) that this Agreement and the other Loan Documents are valid, legal and binding obligations of Borrower and have not been modified (or, if modified, giving particulars of such modification); provided that, unless an Event of Default shall be continuing, Borrower shall not be required to deliver such estoppel certificate more frequently than two (2) times in any calendar year.

(b) Borrower shall or shall cause Operating Lessee to, use commercially reasonably efforts to deliver to Lender upon Lender’s request, an estoppel certificate from each Tenant under any Lease in form and substance reasonably satisfactory to Lender; provided that (i) Borrower or Operating Lessee shall only be required to use commercially reasonable efforts to obtain an estoppel certificate from any Tenant not required to provide an estoppel certificate under its Lease (or not required to provide an estoppel at the frequency with which Lender has requested same), (ii) such estoppel certificate may be in the form required under such Lease, and (iii) unless an Event of Default shall be continuing, neither Borrower nor Operating Lessee shall be required to deliver such estoppel certificate from any Tenant more frequently than two (2) times in any calendar year.

4.1.9 Leases.

(a) All Leases and all renewals, modifications and amendments thereof executed after the date hereof shall be subject to Lender’s prior approval, which approval shall not be unreasonably withheld or delayed. At any time that Lender’s consent or approval is required under this Section 4.1.9 with respect to any Lease, Lender’s approval shall be deemed granted if the Deemed Approval Requirements have been satisfied with respect thereto.

(b) Each of Borrower and Operating Lessee (i) shall perform the material obligations which it is required to perform under the Leases; (ii) shall enforce, in accordance with commercially reasonable practices for properties similar to the Property, the obligations to be performed by the Tenants thereunder; (iii) shall promptly furnish to Lender any notice of default or termination received by it from any Tenant, and any notice of default or termination given by it to any Tenant; (iv) shall not collect any Rents under Leases for more than one (1) month in advance of the time when the same shall become due, except for bona fide security deposits; (v) shall not enter into any ground Lease or master Lease of any part of the Property; (vi) shall not further assign or encumber any Lease or the Rents (except as contemplated by the Loan Documents); (vii) shall not, except with Lender’s prior consent, cancel or accept surrender or termination of any Lease (other than in accordance with its terms or following a material default by the Tenant in the terms thereof); and (viii) shall not, except with Lender’s prior consent (which approval shall not be unreasonably withheld or delayed), modify or amend any Lease (except for minor modifications and amendments entered into in the ordinary course of business, consistent with prudent property management practices, not affecting the economic terms of the applicable Lease). Any action in violation of clause (v), (vi), (vii) or (viii) of this Section 4.1.9(b) shall be void at the election of Lender.

(c) Neither Borrower nor Operating Lessee shall permit or consent to any assignment or sublease of any Lease without Lender’s prior approval, which approval shall not be unreasonably withheld or delayed (other than any assignment or sublease expressly permitted under a Lease pursuant to a unilateral right of Tenant thereunder not requiring the consent of Borrower or Operating Lessee).

(d) Borrower agrees to bear and shall pay or reimburse Lender on demand for all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by Lender in connection with the review of any proposed Lease, any other matter requiring Lender’s consent under this Section 4.1.9.

(e) Within ten (10) Business Days after Lender’s request, Borrower shall furnish to Lender a statement of all tenant security or other deposits and copies of all Leases not previously delivered to Lender, certified as being true, correct and complete.

(f) All security deposits of Tenants, if any, whether held in cash or any other form, shall be held in compliance with all applicable Legal Requirements. During the continuance of an Event of Default, Borrower shall, if permitted by the applicable Legal Requirements, cause all such security deposits (and any interest thereon) to be transferred to the Cash Management Account to be held by Cash Management Bank in a separate Eligible Account subject to the terms of the Leases. Any bond or other instrument which Borrower or Operating Lessee is permitted to hold in lieu of cash security deposits under the applicable Legal Requirements (i) shall be maintained in full force and effect in the full amount of such deposits unless replaced by cash deposits as described above or applied in accordance with the terms of the Lease, (ii) shall be issued by an institution reasonably satisfactory to Lender, (iii) shall, if permitted by the applicable Legal Requirements, name Lender as payee or mortgagee thereunder (or, at Lender’s option, be fully assignable to Lender), and (iv) shall in all respects comply with the applicable Legal Requirements and otherwise be satisfactory to Lender. Borrower or Operating Lessee shall, upon request, provide Lender with evidence satisfactory to Lender of its compliance with the foregoing.

4.1.10 Alterations. Lender’s prior approval shall be required in connection with any alterations to the Property (a) (i) that could reasonably be expected to have a Material Adverse Effect, (ii) the cost of which (including any related alteration, improvement or replacement) is reasonably anticipated to exceed the Alteration Threshold, or (iii) that could materially adversely affect any structural component of any Improvements, any utility or HVAC system at the Property or the exterior of any building constituting a part of any Improvements, or (b) any alterations to the Property during the continuation of any Event of Default, which approval, in each case under clause (a) or (b), may be granted or withheld in Lender’s sole discretion, unless such alterations constitute required PIP Work, in which case the same shall be subject to Lender’s approval in Lender’s reasonable discretion. Any alteration to the Property shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements. If the total unpaid amounts incurred and to be incurred with respect to such alterations to the Property shall at any time exceed the Alteration Threshold, Borrower shall at Lender’s request, promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (A) cash, (B) Letters of Credit, (C) U.S. Obligations or (D) other securities constituting Permitted Investments, provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same. Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements (other than such amounts to be paid or reimbursed by Tenants under the Leases; provided that the applicable Leases shall be in full force and effect, and other than such amounts allocable to PIP Work with respect to which sufficient funds are held in the PIP Account) over the Alteration Threshold, and, at Lender’s option, Lender shall have the right to apply such security from time to time to pay for such alterations. Upon substantial completion of any alteration to the Property requiring Lender’s consent hereunder, Borrower shall provide evidence satisfactory to Lender that (1) such alteration was constructed in accordance with all applicable Legal Requirements, (2) all contractors, subcontractors, materialmen and professionals who provided work, materials or services in connection with such alteration have been paid in full and have delivered unconditional releases of liens (except to the extent the same are being contested in accordance with the terms of this Agreement), and (3) all material licenses and permits necessary for the use, operation and occupancy of the Improvements (other than those which depend on the performance of Tenant improvement work to be performed by Tenant) have been issued, provided that, if any such license or permit is temporary in nature, Borrower shall diligently pursue procuring a permanent license or permit from the applicable Governmental Authority.

4.1.11 Intentionally Omitted.

4.1.12 Material Agreements. Borrower and Operating Lessee shall (a) promptly perform and/or observe, in all material respects, the covenants, agreements and conditions required to be performed and observed by it under each Material Agreement and Operating Agreement to which it is a party, and do all things necessary to preserve and to keep unimpaired its material rights thereunder, (b) promptly notify Lender in writing of the giving of any notice of any material default by any party under any Material Agreement and Operating Agreement of which it is aware, and (c) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by any other party under each Material Agreement and Operating Agreement to which it is a party in a commercially reasonable manner.

4.1.13 Performance by Borrower. Borrower and Operating Lessee shall, in a timely manner, observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by it, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by it without the prior consent of Lender.

4.1.14 Costs of Enforcement/Remedying Defaults. In the event (a) that the Security Instrument is foreclosed in whole or in part or the Note or any other Loan Document is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any Lien or mortgage, whether senior or junior to the Security Instrument, in which proceeding Lender is made a party, (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower, Operating Lessee, or Guarantor or an assignment by Borrower, Operating Lessee, or Guarantor for the benefit of its creditors, or (d) Lender shall remedy or attempt to remedy any Event of Default, Borrower shall be chargeable with and agrees to pay all reasonable out-of-pocket costs and expenses incurred by Lender as a result thereof, including costs of collection and defense (including reasonable attorneys’, experts’, consultants’ and witnesses’ fees and disbursements) in connection therewith and in connection with any appellate proceeding or post-judgment action, which shall be due and payable within ten (10) Business Days of written demand. All such indebtedness shall be secured by the Security Instrument.

4.1.15 Business and Operations. Borrower and Operating Lessee will continue to engage in the businesses currently conducted by it as and to the extent the same are necessary for the ownership, management and operation of the Property. Borrower and Operating Lessee will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, management and operation of the Property. Borrower and Operating Lessee shall at all times cause each Individual Property to be maintained as a hotel.

4.1.16 Intentionally Omitted.

4.1.17 Intentionally Omitted.

4.1.18 Handicapped Access.

(a) Borrower covenants and agrees that the Property shall at all times comply to the extent applicable with the requirements of the Americans with Disabilities Act of 1990, the Fair Housing Amendments Act of 1988, all federal, state and local laws and ordinances related to handicapped access and all rules, regulations, and orders issued pursuant thereto including, without limitation, the Americans with Disabilities Act Accessibility Guidelines for Buildings and Facilities (collectively, the “Access Laws”).

(b) Each of Borrower and Operating Lessee covenants and agrees to give prompt notice to Lender of the receipt by it of any notice of material violation of any Access Laws and of the commencement of any proceedings or investigations which relate to compliance with any Access Laws with respect to the Property.

4.1.19 Additional Reports. Each of Borrower and Operating Lessee shall deliver to Lender as soon as reasonably available, but in no event later than thirty (30) days after such items become available to it in final form, copies of any final engineering, environmental or seismic reports prepared for Borrower or Operating Lessee with respect to the Property.

4.1.20 Notice of Certain Events. Borrower and Operating Lessee shall promptly notify Lender when it obtains Actual Knowledge of (a) any Default or Event of Default, together with a detailed statement of the steps being taken to cure such Default or Event of Default; (b) any notice of default received by it under any material agreement, document or instrument to which it is a party or to which it or the Property is subject; (c) any notice of default received by it under any other obligations relating to the Property or otherwise material to its business; and (d) any pending or threatened (in writing) legal, judicial, administrative or regulatory proceedings, including any disputes between it and any Governmental Authority, affecting it or the Property.

4.1.21 Further Assurances; Power of Attorney. Borrower irrevocably appoints Lender as its true and lawful attorney-in-fact, exercisable from and after the occurrence and continuance of an Event of Default, to do, in its name or otherwise, any and all acts and to execute any and all documents that are necessary for the purpose of exercising and perfecting any and all rights and remedies available to Lender under the Loan Documents, at law and in equity, including, without limitation, such rights and remedies available to Lender pursuant to Section 10.2, Section 10.3, and Section 10.4 (and the above powers granted to Lender are coupled with an interest and shall be irrevocable).

4.1.22 Taxes on Security. Borrower shall pay all taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Note or the Liens created or secured by the Loan Documents, other than income, franchise and doing business taxes imposed on Lender. If there shall be enacted any law (a) deducting the Loan from the value of the Property for the purpose of taxation, (b) affecting any Lien on the Property, or (c) changing existing laws of taxation of mortgages, deeds of trust, security deeds, or debts secured by real property, or changing the manner of collecting any such taxes, Borrower shall promptly pay to Lender, on demand, all taxes, costs and charges for which Lender is or may be liable as a result thereof; provided, however, that if such payment would be prohibited by law or would render the Loan usurious, then instead of collecting such payment, Lender may declare all amounts owing under the Loan Documents to be immediately due and payable.

4.1.23 Intentionally Omitted.

4.1.24 Intentionally Omitted.

4.1.25 Patriot Act Compliance. Borrower will use its good faith and commercially reasonable efforts to comply with the Patriot Act and all applicable requirements of Governmental Authorities relating to terrorism and money laundering. Lender shall have the right to audit Borrower’s compliance with the Patriot Act and all applicable requirements of Governmental Authorities relating to terrorism and money laundering. In the event that Borrower fails to comply with the Patriot Act or any such requirements of Governmental Authorities, Lender may, at its option, cause Borrower to comply therewith, to the extent such non-compliance may be remedied. All reasonable out-of-pocket costs and expenses incurred by Lender in connection therewith shall be paid by Borrower to Lender, upon within ten (10) Business Days demand. All such indebtedness shall be secured by the Security Instrument.

4.1.26 Operating Lease.

(a) Each of Borrower and Operating Lessee shall (i) promptly perform and observe all of the material covenants required to be performed and observed by it under the applicable Operating Lease in accordance with the terms thereof and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under any Operating Lease of which it is aware; (iii) promptly deliver to Lender a copy of any notice of default or other material notice under any Operating Lease delivered to Operating Lessee by Borrower or to Borrower by Operating Lessee; (iv) promptly give notice to Lender of any notice or information that Borrower receives which indicates that Operating Lessee is terminating any Operating Lease or that Operating Lessee is otherwise discontinuing its operation of the Property; and (v) promptly enforce in a commercially reasonable manner the performance and observance of all of the material covenants required to be performed and observed by Operating Lessee or Borrower, as applicable, under the applicable Operating Lease.

(b) Each of Borrower and Operating Lessee hereby assigns to Lender, as further security for the payment and performance of the Debt and observance of the terms, covenants and conditions of this Agreement and the other Loan Documents, all of the rights, privileges and prerogatives of Borrower, as landlord and Operating Lessee, as tenant, as applicable, under each Operating Lease to surrender the leasehold estates created by such Operating Lease or to terminate, cancel, modify, change, supplement, alter or amend such Operating Lease in any material respect subject only to the rights granted to Borrower and Operating Lessee herein and in the other Loan Documents. Each of Borrower and Operating Lessee agrees not to surrender the leasehold estates created by such Operating Lease or to terminate, cancel, modify, change, supplement, alter or amend such Operating Lease, and, any such surrender, termination, cancellation, modification, change, supplement, alteration or amendment not permitted pursuant to the foregoing terms of this Section 4.1.26 shall be void and of no force or effect.

(c) If, during the continuance of an Event of Default, Operating Lessee shall default in the performance or observance of any term, covenant or condition of any Operating Lease to be performed or observed by Operating Lessee as tenant thereunder, if such default is not remedied within the lesser of (i) ten (10) Business Days of receipt of notice by Borrower from Lender and (ii) such period of time as, should Operating Lessee fail to remedy such default after receipt of notice thereof, shall give Lender a reasonable period of time to cure such default, then, without limiting the generality of the other provisions of this Section 4.1.26, and without waiving or releasing Operating Lessee from any of its obligations under this Agreement and the other Loan Documents, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants and conditions of each Operating Lease on the part of Operating Lessee, as tenant thereunder, to be performed or observed or to be promptly performed or observed on behalf of Operating Lessee, to the end that the rights of Operating Lessee in, to and under such Operating Lease shall be kept unimpaired and free from default. If Lender shall make any payment or perform any act or take action in accordance with the preceding sentence, Lender will notify Operating Lessee thereof. In any such event, subject to the rights of tenants, subtenants and other occupants under the Leases, Lender and any Person designated by Lender shall have, and are hereby granted, the right to enter upon the Properties at any time and from time to time for the purpose of taking any such action. If Borrower shall deliver to Lender a copy of any notice of default sent by Borrower to Operating Lessee, as tenant under any Operating Lease, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon. Any sums expended by Lender pursuant to this paragraph shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Lender, shall be deemed to constitute a portion of the Debt, shall be secured by the lien of the Security Instrument and the other Loan Documents and shall be immediately due and payable upon demand by Lender therefor.

(d) If, during the continuance of an Event of Default, Borrower shall default in the performance or observance of any term, covenant or condition of any Operating Lease to be performed or observed by Borrower, as landlord thereunder, if such default is not remedied within the lesser of (i) ten (10) Business Days of receipt of notice by Borrower from Lender and (ii) such period of time as, should Borrower fail to remedy such default after receipt of notice thereof, shall give Lender a reasonable period of time to cure such default, then, without limiting the generality of the other provisions of this Section 4.1.26, and without waiving or releasing Borrower from any of its obligations under this Agreement and the other Loan Documents, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants and conditions of such Operating Lease on the part of Borrower, as landlord thereunder, to be performed or observed or to be promptly performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under such Operating Lease shall be kept unimpaired and free from default. If Lender shall make any payment or perform any act or take action in accordance with the preceding sentence, Lender will notify Borrower thereof. In any such event, subject to the rights of tenants, subtenants and other occupants under the Leases, Lender and any Person designated by Lender shall have, and are hereby granted, the right to enter upon the Property at any time and from time to time for the purpose of taking any such action. If Operating Lessee shall deliver to Lender a copy of any notice of default sent by Operating Lessee to Borrower, as landlord under any Operating Lease, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon. Any sums expended by Lender pursuant to this paragraph shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Lender, shall be deemed to constitute a portion of the Debt, shall be secured by the lien of the Security Instrument and the other Loan Documents and shall be immediately due and payable upon demand by Lender therefor.

(e) In the event of the bankruptcy, reorganization or insolvency of Borrower or Operating Lessee, any attempt by Borrower or Operating Lessee to surrender its leasehold estate, or any portion thereof, under any Operating Lease, or any attempt under such circumstances by Borrower or Operating Lessee to terminate, cancel or acquiesce in the rejection of any Operating Lease without the consent of Lender shall be null and void. Borrower and Operating Lessee each hereby expressly releases, assigns, relinquishes and surrenders unto Lender all of its right, power and authority to terminate, cancel, acquiesce in the rejection of, modify, change, supplement, alter or amend each Operating Lease in any material respect, either orally or in writing, in the event of the bankruptcy, reorganization or insolvency of Borrower or Operating Lessee, and any attempt on the part of Borrower or Operating Lessee to exercise any such right without the consent of Lender shall be null and void. Each of Borrower and Operating Lessee hereby irrevocably appoints Lender as its true and lawful attorney-in-fact which power of attorney shall be coupled with an interest, for the purpose of exercising its rights pursuant to Section 365(h) of the U.S. Bankruptcy Code or any successor to such Section (i) to obtain for the benefit of Borrower or Operating Lessee or Lender a right to possession or statutory term of years derived from or incident to such Operating Lease, or (ii) to treat such Operating Lease as terminated.

(f) Notwithstanding the rejection of the Operating Lease by Borrower, as debtor in possession, or by a trustee for Borrower, pursuant to Section 365 of the U.S. Bankruptcy Code, neither the Lien of the Security Instrument nor Lender’s rights with respect to any Operating Lease shall be affected or impaired by reason thereof. In the event that Operating Lessee shall remain in possession of any Property following a rejection of any Operating Lease by Borrower, as debtor in possession, or by a trustee for Borrower, Operating Lessee agrees that it shall not exercise any right of offset against the rent payable under such Operating Lease, pursuant to Section 365(h)(2) of the U.S. Bankruptcy Code, without the prior consent of Lender thereto.

(g) Lender shall have the right, but shall be under no obligation, to exercise on behalf of Borrower or Operating Lessee any renewal or extension options under each Operating Lease if Borrower and/or Operating Lessee shall fail to exercise any such options. Operating Lessee hereby absolutely and unconditionally assigns and grants to Lender Operating Lessee’s irrevocable power of attorney, coupled with an interest, to exercise any renewal or extension options under each Operating Lease on behalf of and in the name of Operating Lessee following Operating Lessee’s failure to do so, and during the continuance of an Event of Default, to take at any time any or all other actions on behalf of Operating Lessee required for the preservation of each Operating Lease. Borrower hereby absolutely and unconditionally assigns and grants to Lender Borrower’s irrevocable power of attorney, coupled with an interest, to exercise any renewal or extension options under each Operating Lease on behalf of and in the name of Borrower following Borrower’s failure to do so, and to take at any time following the occurrence and during the continuance of an Event of Default any or all other actions on behalf of Borrower required for the preservation of each Operating Lease.

(h) In connection with any Securitization or other sale, assignment, transfer or participation of all or any portion of the Loan, Operating Lessee and Borrower shall within fifteen (15) days after request by Lender, execute, acknowledge and deliver a statement certifying the items listed in subsections (a)-(h) of this Section 4.1.26, with such exceptions as shall be necessary to cause such statement to be factually correct in all material respects.

4.1.27 Liquor License.

(a) In connection with the transfer of the Property by foreclosure, conveyance in lieu of foreclosure or by any other similar method in connection with Lender’s exercise of remedies in accordance with the terms of the Loan Documents, to the extent permissible under applicable Legal Requirements, Borrower and Operating Lessee shall cooperate with Lender (or its designee) as Lender determines is necessary or appropriate to transfer and assign all liquor licenses to Lender (or its designee) or obtaining replacement liquor licenses with respect to Property.

(b) Without limiting the foregoing, following the transfer of the Property by foreclosure, conveyance in lieu of foreclosure or by any other similar method in connection with Lender’s exercise of remedies in accordance with the terms of the Loan Documents, Lender shall have the right to cause the applicable authority to cancel all liquor licenses with respect to the Property and issued in the name of Borrower, Operating Lessee or Manager (or any predecessor, successor or Affiliate thereof) at any time and cause such liquor licenses to be transferred and reissued in the name of Lender or any designee of Lender which meets the qualifications set forth by the applicable authority. Following the transfer of the Property by foreclosure, conveyance in lieu of foreclosure or by any other similar method in connection with Lender’s exercise of remedies, upon request by Lender, to the extent permissible under applicable Legal Requirements, Borrower or Operating Lessee shall (and/or shall cause Manager to) execute and deliver to Lender and the applicable authority such notices, transfer requests, a request to surrender or cancel such liquor licenses or such forms as may be required by the applicable authority and all other documents and instruments as may be required to transfer the liquor licenses to Lender or its designee or to enable Lender or its designee to obtain a replacement liquor license with respect to the Property.

4.1.28 Required Repairs. Borrower or Operating Lessee shall perform the repairs at the Property as more particularly set forth on Schedule VI hereto (such repairs, collectively, the “Required Repairs”). It shall be an Event of Default if Borrower or Operating Lessee does not complete the Required Repairs within one (1) year from the date hereof, provided, that if Borrower and/or Operating Lessee shall have been unable to complete a Required Repair by the required deadline, after using commercially reasonable efforts to do so, as a result of Force Majeure or a Casualty or Condemnation at such Individual Property, the required deadline shall be automatically extended solely as to such Required Repair to permit Borrower and/or Operating Lessee to complete such Required Repair so long as Borrower and/or Operating Lessee is at all times thereafter diligently and expeditiously proceeding to complete the same (provided that such additional period shall not exceed ninety (90) days in respect of any Required Repair).

4.1.29 Building Violations. Borrower shall use reasonable efforts in a manner consistent with the practices of prudent property owners in New York City to cause all existing building code violations with respect to the Property to be discharged of record, in each case, within a reasonable period of time following the date hereof.

Section 4.2 Borrower Negative Covenants.

Borrower and Operating Lessee each covenants and agrees with Lender that:

4.2.1 Liens. Neither Borrower nor Operating Lessee shall create, incur, assume or suffer to exist any Lien on any direct or indirect interest in Borrower or on any portion of the Property except for the Liens created by the Loan Documents and Permitted Encumbrances, and except as expressly permitted under Section 8.1(a) hereof. Notwithstanding the foregoing, after prior written notice to Lender, Borrower or Operating Lessee, at its sole cost and expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, any mechanics’, materialman’s or contractors’ Lien and the amount or validity or application in whole or in part of any amounts due to such mechanics, materialmen or contractors, provided that (a) no Event of Default has occurred is continuing, (b) intentionally omitted, (c) such proceeding shall be conducted in accordance with all applicable Legal Requirements, (d) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost, (e) Borrower or Operating Lessee shall have (i) deposited with Lender adequate reserves for the payment of such amounts (not to exceed 125% of the amount in dispute plus any estimated interest that may accrue on the claim subject to such Lien during such contest) together with all interest and penalties, if any, thereon), unless Borrower or Operating Lessee has paid all of such amounts under protest, or (ii) fully bonded the Lien with a surety company reasonably acceptable to Lender to the reasonable satisfaction of Lender such that the Lien is discharged of record, (f) intentionally omitted, (g) such proceeding shall suspend the enforcement of any such mechanics’, materialman’s or contractors’ Lien against Borrower, Operating Lessee and the Property, (h) such contest is not in violation of the Leases, and (i) Borrower or Operating Lessee shall promptly upon final non-appealable determination thereof pay any amounts due, together will all costs, interest and penalties, if any, which may be payable in connection therewith. Lender may apply such security or part thereof held by Lender at any time when, in the reasonable judgment of Lender, the Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, canceled or lost, or there shall be an imminent danger of the Lien of the Security Instrument will be primed by any related Lien.

4.2.2 Intentionally Omitted.

4.2.3 Change in Business. Neither Borrower nor Operating Lessee shall make any material change in the scope or nature of its business objectives, purposes or operations.

4.2.4 Debt Cancellation. Neither Borrower nor Operating Lessee shall cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower or Operating Lessee by any Person, except for adequate consideration and in the ordinary course of Borrower’s or Operating Lessee’s business, as applicable.

4.2.5 Intentionally Omitted.

4.2.6 Zoning. Neither Borrower nor Operating Lessee shall initiate or consent to any zoning reclassification of any portion of the Property it owns or leases or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender.

4.2.7 Intentionally Omitted.

4.2.8 No Joint Assessment. Neither Borrower nor Operating Lessee shall suffer, permit or initiate the joint assessment of the Property it owns (a) with any other real property constituting a tax lot separate from such Property, and (b) with any portion of the such Property which may be deemed to constitute personal property, or any other action or procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of such Property.

4.2.9 Principal Place of Business. Borrower shall not change its principal place of business from the address set forth on the first page of this Agreement without first giving Lender thirty (30) days’ prior notice.

4.2.10 ERISA.

(a) Assuming that no source of funds used to make the Loan constitutes “plan assets” within the meaning of Section 3(42) of ERISA, neither Borrower nor Operating Lessee shall engage in any transaction which would cause any obligation, or any action taken or to be taken, hereunder or under the other Loan Documents (or the exercise by Lender of any of its rights under this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(b) Borrower and Operating Lessee shall deliver to Lender such certifications or other evidence from time to time throughout the Term, as reasonably requested by, that (i) neither Borrower nor Operating Lessee is an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Borrower is not subject to any state statute regulating investments of, or fiduciary obligations with respect to, such governmental plans; and (iii) one (1) or more of the following circumstances is true:

(A) Equity interests in each of Borrower and Operating Lessee are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(B) Less than twenty-five percent (25%) of each outstanding class of equity interests in each of Borrower and Operating Lessee is held by “benefit plan investors” within the meaning of Section 3(42) of ERISA; or

(C) Each of Borrower and Operating Lessee qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).

4.2.11 Material Agreements. Neither Borrower nor Operating Lessee shall, without Lender’s prior consent: (a) enter into, surrender or terminate any Material Agreement or Operating Agreement to which it is a party or to which it or the Property is subject (unless the other party thereto is in material default and the termination of such agreement would be commercially reasonable), (b) increase or consent to the increase of the amount of any charges under any Material Agreement or Operating Agreement to which it is a party or to which Borrower, Operating Lessee, or the Property is subject, except as provided therein or on an arm’s-length basis and commercially reasonable terms; or (c) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under any Material Agreement or Operating Agreement to which it is a party or to which Borrower, Operating Lessee, or the Property is subject in any material respect, except on an arm’s-length basis and commercially reasonable terms.

4.2.12 Change of Name, Identity or Structure. Neither Borrower nor Operating Lessee will cause or permit any change to be made to its name, identity (including its trade name or names) or corporate, partnership or other organizational structure without notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change (such notice to include a revised organizational chart showing such change) and, except as expressly set forth to the contrary in Section 8.2 hereof with respect to Permitted Transfers, without first obtaining the prior consent of Lender. Borrower and Operating Lessee shall execute and deliver to Lender, prior to or contemporaneously with the effective date of any such change, any financing statement or amendment to financing statement required by Lender to establish or maintain the validity, perfection and priority of the security interests granted by the Loan Documents. For avoidance of doubt, from time to time, the Sole Member of Borrower may make additional capital contributions to Borrower and the Sole Member of Operating Lessee may make additional capital contributions to Operating Lessee in each case without the prior consent of Lender.

4.2.13 Special Purpose. Without in any way limiting the provisions of this Article IV, neither Borrower nor Operating Lessee shall not take or permit any action that would result in Borrower, Borrower’s Sole Member, Operating Lessee, or Operating Lessee’s Sole Member not being in compliance with the representations, warranties and covenants set forth in Section 3.1.24.

4.2.14 Prohibited Person. At all times throughout the Term, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of a Covered Party shall constitute property of, or shall be beneficially owned by any Prohibited Person, with the result that the investment in the Covered Party, would be prohibited by law, or the Loan made by Lender would be in violation of law, (b) no Prohibited

Person shall have any direct equity interest in or Control any Covered Party, or have a material indirect equity interest in any Covered Party, the effect of which would be prohibited by law or the Loan would be in violation of law, and (c) none of the funds of any Covered Party, as applicable, shall be derived from any unlawful activity with the result that the Covered Party, as applicable, would be prohibited by law or the Loan would be in violation of law.

4.2.15 Intentionally Omitted.

4.2.16 Intentionally Omitted.

4.2.17 Hotel Trade Name. Subject to the terms of the Management Agreement, a Replacement Management Agreement or, if applicable, a Replacement Franchise Agreement entered into in accordance with Article VII hereof, Borrower shall not change the name or trade name under which the hotel at any Individual Property is operated without Lender’s prior consent.

4.2.18 Collective Bargaining Agreements. Borrower shall not, without obtaining the prior written consent of Lender, enter into any collective bargaining agreements or similar arrangements.

4.2.19 Operating Lease. Neither Borrower nor Operating Lessee shall, without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed: (i) surrender, terminate or cancel any Operating Lease or otherwise replace Operating Lessee or enter into any other operating lease with respect to any Individual Property or the Properties; provided, however, at the end of the term of any Operating Lease, Borrower may renew such Operating Lease or enter into a replacement Operating Lease with Operating Lessee on substantially the same terms as the expiring Operating Lease provided Lender shall have the right to approve any other material change thereto; (ii) reduce or consent to the reduction of the term of any Operating Lease; or (iii) enter into, amend, modify, waive any material provisions of, increase or reduce the rents under, or shorten the term of, any Operating Lease. Notwithstanding the foregoing provisions of this Section 4.2.19 or anything to the contrary contained in Section 4.1.26, Borrower and Operating Lessee shall have the right, without the consent of Lender, to amend the Operating Lease upon the release of a Release Property pursuant to the terms of this Agreement to terminate the Operating Lease with respect to such Release Property being released.

4.2.20 Joint Venture Agreements. None of Borrower, Operating Lessee, nor any Restricted Party shall, without Lender’s prior consent, amend Section 6.1 or Section 6.3 of the Amended and Restated Operating Agreement of Borrower JV or Operating Lessee JV, in each case in any material respect.

V. INSURANCE, CASUALTY AND CONDEMNATION

Section 5.1 Insurance.

5.1.1 Insurance Policies. (a) Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Property providing at least the following coverages:

(i) comprehensive all risk insurance (including wind and named storms) on the Improvements and the personal property at the Property (A) in an amount equal to one hundred percent (100%) of the “full replacement cost” of the Property, which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and personal property at the Property waiving all co-insurance provisions; (C) providing for no deductible in excess of Twenty-Five Thousand and No/100 Dollars ($25,000) for all such insurance coverage, except for wind/named storms and earthquake which shall provide for no deductible in excess of 5% of the total insurable value of the Property; and (D) containing “law and ordinance” coverage if any of the Improvements or the use of the Property shall at any time constitute a legal non-conforming structure or use. In addition, Borrower shall obtain: (1) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area,” flood hazard insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, plus such excess amount as Lender shall require; and (2) if the Property is located in an area with a high degree of seismic activity and the probable maximum loss (PML) or scenario expected loss (SEL) is greater than 20%, earthquake insurance in amounts and in form and substance satisfactory to Lender, provided that the insurance pursuant to clauses (1) and (2) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this Section 5.1.1(a)(i).

(ii) broad form commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form with an occurrence limit of not less than One Million and No/100 Dollars ($1,000,000) and an aggregate limit of not less than Two Million and No/100 Dollars ($2,000,000) , with a deductible not greater than $1,000; (B) to continue at not less than the aforesaid limit until required to be changed by Lender by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) contractual liability for all insured contracts; and (5) contractual liability covering the indemnities contained in Article 9 of the Security Instrument to the extent the same is available;

(iii) business income insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by insurance pursuant to Sections 5.1.1(a)(i), (iv), (vi), (xi) and (xii) for a period commencing at the time of loss for such length of time as it takes to repair or replace with the exercise of due diligence and dispatch; (C) in an amount equal to one hundred percent (100%) of the projected gross income from the Property for a eighteen (18) month period; and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and the personal property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross income from the Property for the succeeding twelve (12) month period. All proceeds payable to Lender pursuant to this Section 5.1.1(a)(iii) shall be held by Lender and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligation to pay the Debt at the time and in the manner provided for in this Agreement, the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iv) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the property and liability coverage forms do not otherwise apply, (A) commercial general liability and umbrella liability insurance covering claims related to construction, repair and alteration at the Property not covered by or under the terms or provisions of the commercial general liability insurance and umbrella liability insurance policies required under this Section 5.1.1; and (B) the insurance provided for in Section 5.1.1(a)(i) above written in a so-called builder’s risk completed value form in amounts and with deductibles, terms and conditions required by Lender (1) on a non-reporting basis, (2) covering all risks required to be insured against pursuant to Sections 5.1.1(a)(i), (iii), (vi), (xi) and (xii), (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v) if applicable, workers’ compensation, subject to the statutory limits of the state in which the Property is located, and employer’s liability insurance subject to statutory limits, if applicable, or in amounts acceptable to Lender in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable);

(vi) comprehensive boiler and machinery insurance in amounts required by Lender and on terms consistent with the insurance required under Section 5.1.1(a)(i) above (if applicable);

(vii) umbrella liability insurance in addition to primary coverage in an amount not less than One Hundred Million and No/100 Dollars ($100,000,000) per occurrence on terms consistent with the insurance required under Section 5.1.1(a)(ii) and (viii);

(viii) commercial auto liability coverage for all owned and non-owned vehicles, including rented and leased vehicles, containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000) (if applicable);

(ix) liquor liability insurance or other liability insurance required in connection with the sale of alcoholic beverages (if applicable);

(x) with respect to commercial property, general liability, business income and umbrella liability insurance required under this Section 5.1.1(a) (including, if applicable, insurance required under Section 5.1.1(a)(iv) above), insurance for loss resulting from perils and acts of terrorism in amounts and with terms and conditions applicable to commercial property, general liability, business income and umbrella liability insurance required under this Section 5.1.1(a). The policy or endorsement providing for such insurance shall be in form and substance satisfactory to Lender and shall satisfy Rating Agency criteria for securitized loans; and

(xi) upon sixty (60) days’ notice, such other insurance and in such amounts as Lender may, from time to time, reasonably request against such other insurable hazards which at the time are commonly insured against for properties similar to the Property located in or around the region in which the Property is located.

(b) All insurance provided for in Section 5.1.1(a) shall be obtained under valid and enforceable policies (each individually, a “Policy” and collectively, the “Policies”) and, to the extent not specified above, shall be subject to the approval of Lender as to insurers, amounts, deductibles, loss payees and insureds. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies (and, upon Lender’s request, complete copies of such Policies) accompanied by evidence satisfactory to Lender of payment of the premiums then due thereunder (the “Insurance Premiums”) shall be delivered by Borrower to Lender.

(c) Any blanket insurance Policy shall be subject to Lender’s approval, which approval shall be conditioned upon, among other things, evidence satisfactory to Lender that such Policy provides the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 5.1.1(a). To the extent that any blanket policy covers more than one location within a one-thousand-foot radius of any Individual Property (the “Radius”), the limits of such blanket policy must be sufficient to maintain coverage as set forth in Section 5.1 for such Individual Property and any and all other locations combined within the Radius that are covered by such blanket policy calculated on a total insured value basis.

(d) All Policies of insurance provided for or contemplated by Section 5.1.1(a) shall be primary coverage and shall name Borrower as a named insured (or additional insured, to the extent the Property is insured under the Hersha Hospitality Management LP insurance program) and, with respect to liability coverages, except for the Policy referenced in Section 5.1.1(a)(v) and (viii), shall name Lender and its successors and/or assigns as the additional insured, as its interests may appear, and, in the case of property insurance (including, but not limited to, flood, earthquake, boiler and machinery, and terrorism insurance), shall name Lender and its successors and/or assigns, as their interests may appear, as mortgagee pursuant to a non-contributing mortgagee clause in favor of Lender and its successors and/or assigns providing that the loss thereunder shall be payable to Lender and its successors and/or assigns. Borrower shall not procure or permit any of its constituent entities to procure any other insurance coverage which would be on the same level of payment as the Policies or would adversely impact in any way the ability of Borrower or Lender to collect any proceeds under any of the Policies.

(e) All property Policies of insurance provided for in Section 5.1.1(a) shall provide that:

(i)	no act or negligence of Borrower or of any other insured under the Policy , or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, or foreclosure or similar action, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii)	the Policy shall not be canceled without at least thirty (30) days’ written notice to Lender, except ten (10) days’ notice for non-payment of premiums;

(iii)	Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder; and

(iv)	the issuers thereof shall give ten (10) days’ written notice to Lender if the issuers elect not to renew the Policies prior to its expiration.

(f) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate and all costs and expenses (including any Insurance Premiums) incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand with interest at the Default Rate from the date such costs and expenses were incurred to and including the date the reimbursement payment is received by Lender. All such indebtedness shall be secured by the Security Instrument.

(g) In the event of foreclosure of the Security Instrument or other transfer of title to the Property in extinguishment in whole or in part of the Obligations, all right, title and interest of Borrower in and to the Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in Lender, the purchaser at such foreclosure or the transferee in the event of such other transfer of title.

5.1.2 Insurance Company. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a claims paying ability rating of (1) “A:X” or better in the current Best’s Insurance Reports and (2) a claims paying ability rating of “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the Securities and rates the applicable insurance company, (provided, however for multi-layered policies, (A) if four (4) or fewer insurance companies issue the Policies, then at least 75% of the insurance coverage represented by the Policies must be provided by insurance companies with a rating of “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the Securities and rates the applicable insurance company, with no carrier below “BBB” by S&P and “Baa2” or better by Moody’s, to the extent Moody’s rates the Securities and rates the applicable insurance company, or (B) if five (5) or more insurance companies issue the Policies, then at least sixty percent (60%) of the insurance coverage represented by the Policies must be provided by insurance companies with a rating of “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the Securities and rates the applicable insurance company, with no carrier below “BBB” by S&P and “Baa2” or better by Moody’s, to the extent Moody’s rates the Securities and rates the applicable insurance company (each such insurer shall be referred to below as a “Qualified Insurer”).

Section 5.2 Casualty and Condemnation.

5.2.1 Casualty. If the Property shall sustain a Casualty, Borrower shall give prompt notice of such Casualty to Lender and shall promptly commence and diligently prosecute to completion the Restoration of the Property in accordance with Section 5.3 hereof. Borrower shall pay all costs and expenses of such Restoration whether or not such costs and expenses are covered by insurance, provided that Borrower shall not be in violation of the foregoing obligation to the extent that Lender is required to disburse Net Proceeds to Borrower pursuant to the terms of this Agreement and fails to disburse such Net Proceeds to Borrower as and to the extent provided herein. Lender may, but shall not be obligated to, make proof of loss if not made promptly by Borrower. In the event of a Casualty where the loss and the applicable Net Proceeds are less than the Restoration Threshold, Borrower may settle and adjust such claim; provided that (a) no Event of Default has occurred and remains outstanding and (b) such adjustment is carried out in a commercially reasonable and timely manner. In the event of a Casualty where the loss or the applicable Net Proceeds is equal to or greater than the Restoration Threshold or if an Event of Default has occurred and remains outstanding, Borrower may settle and adjust such claim only with the prior consent of Lender (which consent shall not be unreasonably withheld or delayed) and Lender shall have the opportunity to participate, at Borrower’s cost and expense, in any such adjustments. Notwithstanding any Casualty, Borrower shall continue to pay the Debt at the time and in the manner provided for in this Agreement, the Note and the other Loan Documents.

5.2.2 Condemnation. Borrower shall give Lender prompt notice of any actual or threatened Condemnation by any Governmental Authority of all or any part of the Property and shall deliver to Lender a copy of any and all notices or papers served in connection with such Condemnation or related proceedings. Borrower may settle and compromise any Condemnation only with the prior consent of Lender (which consent shall not be unreasonably withheld or delayed) and Lender shall have the opportunity to participate, at Borrower’s cost and expense, in any applicable litigation or proceeding and settlement discussions in respect thereof and Borrower shall from time to time deliver to Lender all instruments requested by Lender to permit such participation. Borrower shall, at its cost and expense, diligently prosecute any such litigations or proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such litigations or proceedings. Lender is hereby irrevocably appointed as Borrower’s attorney-in-fact, coupled with an interest, with exclusive power to collect, receive and retain any Award and to make any compromise or settlement in connection with any Condemnation. Notwithstanding any Condemnation, Borrower shall continue to pay the Debt at the time and in the manner provided for in this Agreement, the Note and the other Loan Documents. Lender shall not be limited to the interest paid on the Award by any Governmental Authority but shall be entitled to receive interest at the rate or rates provided herein or in the Note. If any portion of the Property is taken by any Governmental Authority, Borrower shall promptly commence and diligently prosecute to completion the Restoration of the Property and otherwise comply with the provisions of Section 5.3 hereof, provided that Borrower shall not be in violation of the foregoing obligation to the extent that Lender is required to disburse Net Proceeds to Borrower pursuant to the terms of this Agreement and fails to disburse such Net Proceeds to Borrower as and to the extent provided herein. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award or a portion thereof sufficient to pay the Debt in full.

5.2.3 Casualty Proceeds. Notwithstanding the last sentence of Section 5.1.1(a)(iii) above, and provided that no Event of Default has occurred and remains outstanding, proceeds received by Lender on account of business or rental interruption or other loss of income insurance specified in Section 5.1.1(a)(iii) above with respect to any Casualty shall be (a) during any Cash Management Trigger Event Period, deposited by Lender into the Cash Management Account (in installments from time to time, if applicable) to the extent such proceeds (or a portion thereof) reflects a replacement for lost Rents for the relevant period, as determined by Lender in good faith and (b) during the absence of a Cash Management Trigger Event Period, held by Lender and disbursed to Borrower (in installments from time to time, if applicable) to the extent such proceeds (or a portion thereof) reflects a replacement for lost Rents for the relevant period, as determined by Lender in good faith. All other such proceeds shall be held by Lender and disbursed in accordance with Section 5.3 hereof.

Section 5.3 Delivery of Net Proceeds.

5.3.1 Minor Casualty or Condemnation. If a Casualty or Condemnation has occurred to the Property and the Net Proceeds shall be less than the Restoration Threshold and the costs and expenses to complete the Restoration shall be less than the Restoration Threshold, the Net Proceeds will be disbursed by Lender to Borrower upon receipt; provided that, subject to Section 5.3.2(i) hereof, all of the conditions set forth in Section 5.3.2(a) hereof are met and Borrower delivers a written undertaking to commence and complete the Restoration in an expeditious and diligent fashion and in accordance with all applicable Legal Requirements. If any Net Proceeds are received by Borrower and may be retained by Borrower pursuant to the terms hereof, such Net Proceeds shall, until completion of the Restoration, be held by Borrower in trust for Lender and shall be segregated from other funds of Borrower to be used to pay for the costs and expenses of Restoration in accordance with the terms hereof.

5.3.2 Major Casualty or Condemnation.

(a) If a Casualty or Condemnation has occurred to any Individual Property and the Net Proceeds are equal to or greater than the Restoration Threshold or the costs and expenses to complete the Restoration are equal to or greater than the Restoration Threshold, Lender shall make the Net Proceeds available for the Restoration, provided that each of the following conditions is satisfied:

(i) no Event of Default shall have occurred and remain outstanding;

(ii) (A) in the event the Net Proceeds are Insurance Proceeds, less than twenty-five percent (25%) of the total floor area of the Improvements at the applicable Individual Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (B) in the event the Net Proceeds are an Award, less than ten percent (10%) of the land constituting the applicable Individual Property is taken, and such land is located along the perimeter or periphery of the applicable Individual Property, and no portion of the Improvements is the subject of the Condemnation;

(iii) intentionally omitted;

(iv) intentionally omitted;

(v) intentionally omitted;

(vi) Borrower shall commence the Restoration (which, for purposes hereof, shall include the removal of debris and the application for permits required pursuant to Legal Requirements) as soon as reasonably practicable (but in no event later than sixty (60) days after the occurrence of such Casualty or Condemnation) and shall diligently pursue the same to satisfactory completion, in each case, subject to Force Majeure;

(vii) Lender shall be reasonably satisfied that any operating deficits and all scheduled payments under this Agreement and the other Loan Documents (including scheduled payments of principal and interest) will be paid during the period required for Restoration from (A) the Net Proceeds, (B) the Insurance Proceeds of the business or rental interruption or other loss of income insurance specified in Section 5.1.1(a)(iii) hereof or (C) other funds of Borrower;

(viii) Lender shall be satisfied that the Restoration will be completed (subject to non-material punch-list items reasonably acceptable to Lender) on or before the earliest to occur of (A) the date that is six (6) months prior to the Maturity Date, (B) the date, if any, required under the applicable Legal Requirements for such completion, or (C) 6 months prior to the expiration of the insurance coverage specified in Section 5.1.1(a)(iii) hereof;

(ix) the applicable Individual Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;

(x) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion (subject to Force Majeure delays) and in compliance with all applicable Legal Requirements;

(xi) such Casualty or Condemnation, as applicable, does not result in the loss of access to the applicable Individual Property or the Improvements;

(xii) the Management Agreement and the Franchise Agreement shall remain in full force and effect, notwithstanding the occurrence of such Casualty or Condemnation;

(xiii) intentionally omitted;

(xiv) all Operating Agreements shall remain in full force and effect, notwithstanding the occurrence of such Casualty or Condemnation;

(xv) intentionally omitted;

(xvi) after giving effect to such Restoration, the Debt Yield for the twelve (12) full calendar months immediately following such Restoration shall not be less than the Debt Yield for the twelve (12) full calendar months immediately preceding such Casualty or Condemnation;

(xvii) Lender shall be reasonably satisfied that, upon the completion of the Restoration, the Loan-to-Value Ratio (calculated taking into account both the Outstanding Principal Balance and the Mezzanine Outstanding Principal Balance) shall not be greater than the Loan-to-Value Ratio (calculated taking into account both the Outstanding Principal Balance and the Mezzanine Outstanding Principal Balance) immediately prior to such Casualty or Condemnation;

(xviii) Borrower shall deliver, or cause to be delivered, to Lender a signed, detailed budget approved in writing by Borrower’s architect or engineer stating all of the costs and expenses of completing the Restoration, which budget shall be reasonably acceptable to Lender; and

(xix) the Net Proceeds, together with any cash or cash equivalent deposited by Borrower with Lender, are sufficient, in Lender’s reasonable judgment, to pay for all costs and expenses of the Restoration in full.

(b) The Net Proceeds shall be paid directly to Lender and held by Lender in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 5.3.2, shall constitute additional security for the Obligations. The Net Proceeds (including all interest earned thereon) shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Lender that (i) all requirements set forth in Section 5.3.2(a) have been satisfied, (ii) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (iii) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property arising out of the Restoration which: (x) have not either been fully bonded by a surety company reasonably acceptable to Lender and the Rating Agencies to the satisfaction of Lender and discharged of record or, in the alternative, fully insured to the reasonable satisfaction of Lender by the title insurance company issuing the Title Insurance Policy, or (y) are not being contested in accordance with the provisions of the Loan Documents.

(c) All plans and specifications in connection with the Restoration, the cost of which is reasonably estimated by Lender to exceed the Alteration Threshold, shall be subject to the prior reasonable approval of Lender in all material respects and shall be prepared by an independent architect or engineer selected by Borrower and reasonably approved by Lender (the “Casualty Consultant”). The Restoration shall be completed in a first-class workmanlike manner at least equivalent to the quality and character of the original work in the Improvements in all material respects so that, upon completion thereof, the Property shall be at least equal in value and general utility to the Property prior to the Casualty or Condemnation, as applicable (it being understood, however, that (i) Borrower shall not be obligated to restore the Property to the precise condition of the Property prior to such Casualty or Condemnation, as applicable, and (ii) in the case of a partial Condemnation, the Restoration shall be done to the extent reasonably practicable after taking into account the consequences of such partial Condemnation; provided that the Property shall be restored, to the extent reasonably practicable, to be of at least equal value and of substantially the same character as prior to the Casualty or Condemnation, as applicable). Borrower shall restore all Improvements such that when they are fully restored and/or repaired, such Improvements and their contemplated use fully comply with all applicable Legal Requirements in all material respects. The identity of the contractors, subcontractors and materialmen engaged in the Restoration and which are anticipated to be paid more than $50,000 in connection therewith, as well as the contracts under which they have been engaged, shall be subject to the prior reasonable approval of Lender and the Casualty Consultant. All reasonable out-of-pocket costs and expenses incurred by Lender in connection with recovering, holding and disbursing the Net Proceeds for the Restoration (including, without limitation, reasonable attorneys’ fees and expenses and the Casualty Consultant’s fees and disbursements) shall be paid by Borrower.

(d) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs and expenses actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, less the Casualty Retainage. The term “Casualty Retainage” shall mean, as to each contractor, subcontractor or materialman engaged in the Restoration, an amount equal to ten percent (10%) of the direct construction “hard” costs and expenses actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed, provided, however, that after completion of fifty percent (50%) of the Restoration, “Casualty Retainage” shall mean an amount equal to five percent (5%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 5.3.2(d), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 5.3.2 and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all applicable Governmental Authorities, and Lender receives evidence reasonably satisfactory to Lender that the costs and expenses of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which (i) the Casualty Consultant certifies to Lender that such contractor, subcontractor or materialman has satisfactorily completed all work (other than minor punch-list items reasonably acceptable to Lender) and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, (ii) such contractor, subcontractor or materialman delivers lien waivers and evidence of payment in full of all sums due to such contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title insurance company issuing the Title Insurance Policy, and (iii) Lender receives an endorsement to the Title Insurance Policy (if available) insuring the continued priority of the Lien of the Security Instrument and evidence of payment of any premium payable in connection with such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the applicable contractor, subcontractor or materialman.

(e) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(f) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs and expenses which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs and expenses actually incurred in connection with the Restoration on the same terms and conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 5.3.2 shall constitute additional security for the Obligations.

(g) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after (i) the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 5.3.2 and (ii) the receipt by Lender of evidence reasonably satisfactory to Lender that all costs and expenses incurred in connection with the Restoration have been paid in full shall be remitted by Lender to Borrower, provided that no Event of Default has occurred and remains outstanding; provided, however, that, in the case of a Condemnation, the amount returned to Borrower in accordance with this Section 5.3.2(g) shall not exceed the amount of the Net Proceeds Deficiency deposited by Borrower with the balance being applied to the Debt in the manner provided for in Section 5.3.2(h) hereof.

(h) All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 5.3.2(g) hereof may be retained and applied by Lender toward the payment of the Debt, whether or not then due and payable, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve in its sole discretion.

(i) Notwithstanding anything to the contrary contained herein or in any other Loan Document, if the Loan or any portion thereof or interest therein is included in a REMIC Trust and, immediately following a release of any portion of the Lien of the Security Instrument following a Casualty or Condemnation (but taking into account any proposed Restoration of the remaining Property), the Loan-to-Value Ratio of the remaining Property is greater than 125% (such value to be determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust, (i) based solely on real property and excluding any personal property and going concern value, if any, and (ii) for purposes of clarification, it being understood and agreed that such value shall be determined by Lender in compliance with Treasury Regulations Section 1.860G-2(a)(2) (i.e., for purposes of such Loan-to-Value Ratio, such value of the remaining Property shall be reduced by (A) the amount of any lien on real property that is senior to the Loan and (B) the proportionate amount of any lien on real property that is in parity with the Loan)), the principal balance of the Loan must be paid down by an amount equal to the least of the following amounts: (1) the Net Proceeds, (2) the fair market value of the released property at the time of the release, or (3) an amount such that the Loan-to-Value Ratio of the Loan (as so determined by Lender) does not increase after the release, unless Lender receives an opinion of counsel that if such amount is not paid, the applicable Securitization will not fail to maintain its status as a REMIC Trust as a result of the related release of such portion of the Lien of the Security Instrument. If and to the extent the preceding sentence applies, only such amount of the Net Proceeds, if any, in excess of the amount required to pay down the principal balance of the Loan may be released for purposes of Restoration or released to Borrower as otherwise expressly provided in this Section 5.3.

VI. RESERVE FUNDS AND CASH MANAGEMENT

Section 6.1 DHS Contract Termination Funds.

6.1.1 Deposits of DHS Contract Termination Funds. Amounts deposited pursuant to this Section 6.1.1 are referred to herein as the “DHS Contract Termination Funds” and the account in which such amounts are held by Lender shall hereinafter be referred to as the “DHS Contract Termination Reserve Account”. Borrower or Operating Lessee shall deposit (or shall cause Manager to deposit) all DHS Contract Termination Payments into the DHS Contract Termination Reserve Account no later than three (3) Business Days after receipt. Any DHS Contract Termination Funds so deposited shall be held by Lender as additional collateral for the Loan.

6.1.2 Release of DHS Contract Termination Funds.

(a) With respect to any DHS Contract Termination Funds, if as of the end of any calendar quarter, the Debt Yield, calculated by excluding from Gross Income from Operations any amounts paid or payable under the applicable DHS Contract during the related trailing twelve (12) month period, is equal to or greater than (i) during the period beginning on the Closing Date and ending on the Initial Maturity Date, 6.8%, (ii) during the period beginning on the Initial Maturity Date and ending on the First Extended Maturity Date, 7.2%, or (iii) during the period beginning on the First Extended Maturity Date and ending on the Second Extended Maturity Date, 7.7%, for such calendar quarter, then the applicable DHS Contract Termination Funds shall be deposited into the Cash Management Account and applied in accordance with this Agreement and the Cash Management Agreement or, if no Cash Management Trigger Event Period then exists, deposited into the Clearing Account.

(b) Any DHS Contract Termination Funds remaining after the Debt has been paid in full shall be returned to Borrower.

(c) All reasonable out-of-pocket costs and expenses incurred by Lender in connection with holding and disbursing the DHS Contract Termination Funds shall be paid by Borrower.

Section 6.2 Tax Funds.

6.2.1 Deposits of Tax Funds. On the Closing Date, Borrower shall deposit with Lender an amount equal to One Million Nine Hundred Five Thousand Eight Hundred Sixty-Eight and 36/100 Dollars ($1,905,868.40) and, on each Monthly Payment Date, Borrower shall deposit with Lender an amount equal to one-twelfth (1/12) of the Taxes (the “Monthly Tax Deposit”) that Lender reasonably estimates will be payable during the next ensuing twelve (12) months in order to accumulate sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates. Amounts deposited pursuant to this Section 6.2.1 are referred to herein as the “Tax Funds” and the account in which such amounts are held by Lender shall hereinafter be referred to as the “Tax Account.” If at any time Lender reasonably determines that the Tax Funds will not be sufficient to pay the Taxes at least thirty (30) days prior to the respective due dates, Lender shall notify Borrower of such determination and the monthly deposits for Taxes shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to the respective due dates for the Taxes; provided that if Borrower receives notice of any such deficiency after the date that is thirty (30) days prior to the date that Taxes are due, Borrower will deposit such amount within two (2) Business Days after its receipt of such notice.

6.2.2 Release of Tax Funds.

(a) Lender will apply the Tax Funds to payments of Taxes required to be made by Borrower pursuant to Section 4.1.2 hereof and under the Security Instrument. Borrower shall furnish Lender with all bills, statements and estimates for Taxes at least thirty (30) days prior to the date on which such Taxes first become payable. In making any payment relating to Taxes, Lender may do so according to any bill, statement or estimate procured from the public office (with respect to Taxes) without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax Funds shall exceed the amounts due for Taxes, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax Funds. Any Tax Funds remaining after the Debt has been paid in full shall be, subject to the provisions of Section 2.7.3 hereof, in the event that the Mezzanine Loan shall remain outstanding as of such date, delivered to the Mezzanine Lender to be held by the Mezzanine Lender pursuant to the Mezzanine Loan Documents, or in the event that the Mezzanine Loan shall no longer remain outstanding as of such date, returned to Borrower.

(b) All reasonable out-of-pocket costs and expenses incurred by Lender in connection with holding and disbursing the Tax Funds (including, without limitation, the costs and expenses of the inspections, if any, required hereunder) shall be paid by Borrower.

Section 6.3 Insurance Funds.

6.3.1 Deposits of Insurance Funds.

(a) On each Monthly Payment Date, Borrower shall deposit with Lender an amount equal to one-twelfth (1/12) of the Insurance Premiums (the “Monthly Insurance Deposit”) that Lender reasonably estimates will be payable for the renewal of the coverages afforded by the Policies upon the expiration thereof in order to accumulate sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies. Amounts deposited pursuant to this Section 6.3.1 are referred to herein as the “Insurance Funds” and the account in which such amounts are held by Lender shall hereinafter be referred to as the “Insurance Account.” If at any time Lender reasonably determines that the Insurance Funds will not be sufficient to pay the Insurance Premiums at least thirty (30) days prior to the expiration of the Policies, Lender shall notify Borrower of such determination and the monthly deposits for Insurance Premiums shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to expiration of the Policies; provided that if Borrower receives notice of any such deficiency after the date that is thirty (30) days prior to expiration of the Policies, Borrower will deposit such amount within two (2) Business Days after its receipt of such notice.

(b) Notwithstanding anything herein to the contrary, Borrower’s obligation to make Monthly Insurance Deposits will be suspended during any time when the insurance coverages required under Section 5.1.1(a) are maintained with respect to the Property by Borrower pursuant to a blanket insurance Policy satisfying the requirements of Section 5.1.1(c).

6.3.2 Release of Insurance Funds.

(a) Lender will apply the Insurance Funds to payments of Insurance Premiums for the Policies required to be maintained by Borrower pursuant to Section 5.1.1 hereof. Borrower shall furnish Lender with all bills, invoices and statements for Insurance Premiums at least thirty (30) days prior to the date on which such Insurance Premiums first become payable. In making any payment relating to Insurance Premiums, Lender may do so according to any bill, invoice or statement procured from the insurance company or its agent, without inquiry into the accuracy of such bill, invoice or statement. If the amount of the Insurance Funds shall exceed the amounts due for Insurance Premiums, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Insurance Funds. Any Insurance Funds remaining after the Debt has been paid in full shall be, subject to the provisions of Section 2.7.3 hereof, in the event that the Mezzanine Loan shall remain outstanding as of such date, delivered to the Mezzanine Lender to be held by the Mezzanine Lender pursuant to the Mezzanine Loan Documents, or in the event that the Mezzanine Loan shall no longer remain outstanding as of such date, returned to Borrower.

(b) All reasonable out-of-pocket costs and expenses incurred by Lender in connection with holding and disbursing the Insurance Funds (including, without limitation, the costs and expenses of the inspections, if any, required hereunder) shall be paid by Borrower.

Section 6.4 Capital Expenditure Funds.

6.4.1 Deposits of Capital Expenditure Funds.

(a) On each Monthly Payment Date, Borrower shall deposit with Lender an amount equal to the greater of (a) an amount equal to one-twelfth (1/12) of (X) during the first year of the Loan term, two percent (2%) of Gross Income from Operations, (Y) during the second year of the Loan term, three percent (3%) of Gross Income from Operations, or (Z) during the remaining Loan term, four percent (4%) of Gross Income from Operations during the calendar year immediately preceding the calendar year in which such Monthly Payment Date occurs and (b) the aggregate amount, if any, required to be reserved under the Management Agreement and the Franchise Agreement (the “Monthly Capital Expenditure Deposit”) for annual Capital Expenditures set forth in the Approved Annual Budget or otherwise approved by Lender, which approval shall not be unreasonably withheld or delayed. Amounts deposited pursuant to this Section 6.4.1 are referred to herein as the “Capital Expenditure Funds” and the account in which such amounts are held by Lender shall hereinafter be referred to as the “Capital Expenditure Account.”

(b) In addition to the foregoing deposits required under Section 6.4.1(a), Borrower shall deposit, or cause to be deposited, with Lender all Extraordinary Lease Payments received by Borrower or Manager. In connection with any amount required to be deposited with Lender pursuant to this Section 6.4.1(b), Borrower shall provide prior notice to Lender of the amount and the nature thereof and otherwise cooperate with Lender to ensure that such amounts are properly accounted for and held as Capital Expenditure Funds.

6.4.2 Release of Capital Expenditure Funds.

(a) Lender shall disburse Capital Expenditure Funds only for Capital Expenditures.

(b) Lender shall disburse to Borrower the Capital Expenditure Funds upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Lender at least ten (10) Business Days prior to the date on which Borrower requests such payment be made and specifies the Capital Expenditures to be paid, (ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall have occurred and remain outstanding, (iii) Lender shall have received an Officer’s Certificate (A) stating that all items to be funded by the requested disbursement are Capital Expenditures, (B) stating that all Capital Expenditures to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, such certificate to be accompanied by a copy of any license, permit or other approval required by any Governmental Authority in connection with such

Capital Expenditures, (C) identifying each Person that supplied materials or labor in connection with the Capital Expenditures to be funded by the requested disbursement, (D) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender, and (E) stating that the Capital Expenditures to be funded by the requested disbursement have not been the subject of a previous disbursement, (iv) at Lender’s option, in the event the requested disbursement exceeds $100,000, a title search for the Property indicating that the Property is free from all liens, claims and other encumbrances not previously approved by Lender, and (v) Lender shall have received such other evidence as Lender shall reasonably request that the Capital Expenditures to be funded by the requested disbursement have been completed and are paid for or will be paid for in full upon such disbursement to Borrower. Lender shall not be required to disburse Capital Expenditure Funds more frequently than once each calendar month, and each disbursement of Capital Expenditure Funds must be in an amount not less than the Minimum Disbursement Amount (or a lesser amount if the total remaining balance of Capital Expenditure Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the Capital Expenditure Account shall be made).

(c) Nothing in this Section 6.4 shall (i) make Lender responsible for making or completing any Capital Expenditure Work; (ii) obligate Lender to commence or proceed with any Capital Expenditure Work; (iii) require Lender to expend funds in addition to the Capital Expenditure Funds to complete any Capital Expenditure Work; or (iv) obligate Lender to demand from Borrower additional sums to perform or complete any Capital Expenditure Work.

(d) If a disbursement of Capital Expenditure Funds will exceed Two Hundred Fifty Thousand and No/100 Dollars ($250,000), Lender may require an inspection of the Property prior to such disbursement in order to verify completion of the Capital Expenditure Work for which reimbursement is sought. Lender may require that such inspection be conducted by an independent professional selected by Lender and may require a certificate of completion by an independent professional acceptable to Lender prior to such disbursement of Capital Expenditure Funds.

(e) Borrower shall permit Lender and its agents and representatives (including, without limitation, Lender’s engineer or architect) or third parties to enter onto the Property during normal business hours (subject to the rights of Tenants under their Leases) and upon reasonable notice to inspect the progress of any Capital Expenditure Work and all materials being used in connection therewith and to examine all plans, specifications and shop drawings relating to such Capital Expenditure Work. Borrower shall cause all contractors, subcontractors and materialmen to cooperate with Lender and its agents and representatives or such other Persons described above in connection with the inspections, if any, required by Lender in accordance with this Section 6.4.2.

(f) All Capital Expenditure Works and all materials, equipment, fixtures, or any other item comprising a part of any Capital Expenditure Work shall be constructed, installed or completed, as applicable, free and clear of all liens, claims and other encumbrances not previously approved by Lender.

(g) All Capital Expenditure Works shall comply with all applicable Legal Requirements of all Governmental Authorities having jurisdiction over the Property in all material respects and all applicable insurance requirements (including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters).

(h) In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided builder’s risk insurance, workers’ compensation insurance, public liability insurance and other insurance to the extent required by the applicable Legal Requirements in connection with any Capital Expenditure Work. All such policies shall be in form and amount reasonably satisfactory to Lender. All such policies which can be endorsed with a non-contributing mortgagee clause (or its equivalent) making loss thereunder payable to Lender and its successors and/or assigns shall be so endorsed. At Lender’s request, certified copies of such policies shall be delivered to Lender.

(i) Any Capital Expenditure Funds remaining after the Debt has been paid in full shall be, subject to the provisions of Section 2.7.3 hereof, in the event that the Mezzanine Loan shall remain outstanding as of such date, delivered to the Mezzanine Lender to be held by the Mezzanine Lender pursuant to the Mezzanine Loan Documents, or in the event that the Mezzanine Loan shall no longer remain outstanding as of such date, returned to Borrower.

(j) All reasonable out-of-pocket costs and expenses incurred by Lender in connection with holding and disbursing the Capital Expenditure Funds (including, without limitation, the costs and expenses of the inspections, if any, required hereunder) shall be paid by Borrower.

6.4.3 Failure to Perform Capital Expenditure Works. It shall be an Event of Default if Borrower fails to comply with any covenants set forth in this Section 6.4 and such failure is not cured within thirty (30) days after notice from Lender, or, if a longer period is reasonably necessary, such longer period as may be required provided that Borrower promptly commences such cure within such thirty (30) days and diligently pursues the same to completion (provided that such additional period shall not exceed ninety (90) days in respect of any Capital Expenditure Work); provided, that if Borrower shall have been unable to complete any Capital Expenditure Work by the required deadline, after using commercially reasonable efforts to do so, as a result of Force Majeure or a Casualty or Condemnation at such Individual Property, the required deadline shall be automatically extended solely as to such Capital Expenditure Work to permit Borrower to complete such Capital Expenditure Work so long as the deadline for completing such Capital Expenditure Work under the applicable Franchise Agreement has not occurred and Borrower is at all times thereafter diligently and expeditiously proceeding to complete the same (provided that such additional period shall not exceed ninety (90) days in respect of any Capital Expenditure Work). Upon the occurrence of an Event of Default, Lender may, at its option, use the Capital Expenditure Funds (or any portion thereof) to perform or complete any Capital Expenditure Work as provided in Section 6.4.2 hereof or any other repair or replacement to the Property. Such right to withdraw and apply the Capital Expenditure Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.

Section 6.5 Debt Yield Cure Funds.

6.5.1 Deposits of Debt Yield Cure Funds. Amounts deposited pursuant to this Section 6.5.1 (including the proceeds of any Letter of Credit delivered as Debt Yield Cure Collateral (Mortgage Loan)) are referred to herein as the “Debt Yield Cure Funds” and the account in which such amounts are held by Lender shall hereinafter be referred to as the “Debt Yield Cure Reserve Account”. In the event Borrower delivers to Lender any cash Debt Yield Cure Collateral (Mortgage Loan) in accordance with the terms of this Agreement, Lender shall deposit such cash Debt Yield Cure Collateral (Mortgage Loan) into the Debt Yield Cure Reserve Account. Any such Debt Yield Cure Funds (or any Letter of Credit delivered as Debt Yield Cure Collateral (Mortgage Loan)) shall be held by Lender as additional collateral for the Loan. In the event Lender shall draw on any Letter of Credit delivered as Debt Yield Cure Collateral (Mortgage Loan) in accordance with the terms of this Agreement, the proceeds thereof shall be deposited into the Debt Yield Cure Reserve Account.

6.5.2 Release of Debt Yield Cure Funds.

(a) With respect to any Debt Yield Cure Funds (or any Letter of Credit delivered as Debt Yield Cure Collateral (Mortgage Loan)) in connection with a Cash Management Trigger Event Cure pursuant to clause (vi) of the definition thereof, upon the cure of the applicable Cash Management Debt Yield Trigger Event (without regard to any such Debt Yield Cure Collateral (Mortgage Loan) or any Debt Yield Cure Collateral (Mezzanine Loan) then being held by Mezzanine Lender) provided no Event of Default has occurred and is continuing, the applicable Debt Yield Cure Funds shall be deposited into the Cash Management Account and applied in accordance with this Agreement and the Cash Management Agreement and/or any Letter of Credit delivered as Debt Yield Cure Collateral (Mortgage Loan) shall be returned to Borrower.

(b) With respect to any Debt Yield Cure Funds (or any Letter of Credit delivered as Debt Yield Cure Collateral (Mortgage Loan)) in connection with a Cash Sweep Event Cure pursuant to clause (v) of the definition thereof, upon the cure of the applicable Cash Sweep Debt Yield Trigger Event (without regard to any such Debt Yield Cure Collateral (Mortgage Loan) or any Debt Yield Cure Collateral (Mezzanine Loan) then being held by Mezzanine Lender) provided no Event of Default has occurred and is continuing, the applicable Debt Yield Cure Funds shall be deposited into the Cash Management Account and applied in accordance with this Agreement and the Cash Management Agreement and/or any Letter of Credit delivered as Debt Yield Cure Collateral (Mortgage Loan) shall be returned to Borrower.

(c) With respect to any Debt Yield Cure Funds (or any Letter of Credit delivered as Debt Yield Cure Collateral (Mortgage Loan)) in connection with the exercise of an Extension Option pursuant to Section 2.8(e) hereof, upon the Debt Yield being not less than the applicable Required Extension Option Debt Yield for two consecutive quarters (without regard to any such Debt Yield Cure Collateral (Mortgage Loan) or any Debt Yield Cure Collateral (Mezzanine Loan) then being held by Mezzanine Lender), provided no Event of Default has occurred and is continuing, the applicable Debt Yield Cure Funds shall be deposited into the Cash Management Account and applied in accordance with this Agreement and the Cash Management Agreement and any Letter of Credit delivered as Debt Yield Cure Collateral (Mortgage Loan) shall be returned to Borrower.

(d) Any Debt Yield Cure Funds (or any Letter of Credit delivered as Debt Yield Cure Collateral (Mortgage Loan)) remaining after the Debt has been paid in full shall be returned to Borrower.

(e) All reasonable out-of-pocket costs and expenses incurred by Lender in connection with holding and disbursing the Debt Yield Cure Funds (and holding, reducing, drawing upon, transferring or returning any Letter of Credit delivered as Debt Yield Cure Collateral (Mortgage Loan)) shall be paid by Borrower.

(f) Provided no Event of Default has occurred and is continuing, any Debt Yield Cure Collateral (Mortgage Loan) may, at the option of Borrower and with three (3) Business Days prior notice to Lender, be applied (or if such Debt Yield Cure Collateral (Mortgage Loan) is in the form of a Letter of Credit, such Letter of Credit shall be drawn and the proceeds applied) to prepay the Outstanding Principal Balance in accordance with the provisions of Section 2.4.1(b) hereof (including, without limitation, the concurrent prepayment by Mezzanine Borrower of the Mezzanine Loan in an amount equal to the Debt Yield Cure Amount (Mezzanine Loan)), and, if applicable, any Debt Yield Cure Funds remaining after such partial prepayment shall be transferred to the Cash Management Account; provided that such prepayment effects (i) a Cash Sweep Event Cure in accordance with clause (v) of the definition thereof or (ii) a satisfaction of the requirements of Section 2.8(e) relating to the exercise of an Extension Option, as applicable.

Section 6.6 PIP Funds.

6.6.1 Deposits of PIP Funds. On the Closing Date, Borrower shall deposit with Lender an amount equal to Three Million Two Hundred Ninety-Eight Thousand Eight Hundred Forty-Five and No/100 Dollars ($3,298,845.00) and, on each Monthly Payment Date during a during a PIP Trigger Event Period, Borrower shall deposit with Lender all amounts remaining on deposit in the Cash Management Account after application of funds pursuant to Sections 2.7.2(b)(i) through (ix) hereof until such time as the amounts on deposit in the PIP Account are equal to the sum of the aggregate applicable Individual Property PIP Funds Caps for each Individual Property. Amounts so deposited shall hereinafter be referred to as the “PIP Funds” and the account in which such amounts are held by Lender shall hereinafter be referred to as the “PIP Account.”

6.6.2 Release of PIP Funds.

(a) Lender shall disburse to Borrower the PIP Funds for completion of PIP Work upon the same terms and conditions set forth in Section 6.4.2 above with respect to disbursements of the Capital Expenditure Funds, and disbursement of any PIP Funds shall be subject to all the other conditions and limitations set forth in Section 6.4.2 above

(b) Upon final completion of the PIP Work at any Individual Property, any portion of the PIP Funds allocable to the related Individual Property shall be disbursed as set forth in the following sentence. If (x) a Cash Sweep Event then exists, Lender shall deposit any such released PIP Funds into the Excess Cash Flow Account, (y) no Cash Sweep Event then exists but a Cash Management Trigger Event then exists, Lender shall deposit any such released PIP Funds into the Cash Management Account to be applied in accordance with Section 2.7.2 hereof or (z) no Cash Management Trigger Event Period is then in effect, Lender shall disburse any such released PIP Funds to Borrower.

(c) Any PIP Funds remaining after the Debt has been paid in full shall be, subject to the provisions of Section 2.7.3 hereof, in the event that the Mezzanine Loan shall remain outstanding as of such date, delivered to the Mezzanine Lender to be held by the Mezzanine Lender pursuant to the Mezzanine Loan Documents, or in the event that the Mezzanine Loan shall no longer remain outstanding as of such date, returned to Borrower.

(d) All reasonable out-of-pocket costs and expenses incurred by Lender in connection with holding and disbursing the PIP Funds shall be paid by Borrower.

Section 6.7 Excess Cash Flow Funds.

6.7.1 Deposits of Excess Cash Flow Funds. During a Cash Sweep Event Period, Borrower shall deposit with Lender all Excess Cash Flow, which sums shall be held by Lender as additional security for the Loan. Amounts so deposited shall hereinafter be referred to as the “Excess Cash Flow Funds” and the account in which such amounts are held by Lender shall hereinafter be referred to as the “Excess Cash Flow Account.”

6.7.2 Release of Excess Cash Flow Funds.

(a) Upon the termination of a Cash Sweep Event Period and provided that no other Cash Sweep Event shall have occurred and remain outstanding, all funds on deposit in the Excess Cash Flow Account shall be deposited into the Cash Management Account and applied in accordance with this Agreement and the Cash Management Agreement.

(b) All reasonable out-of-pocket costs and expenses incurred by Lender in connection with holding and disbursing the Excess Cash Flow Funds shall be paid by Borrower.

Section 6.8 Reserve Funds.

6.8.1 Security Interest. Borrower hereby pledges to Lender, and grants a security interest in, any and all monies now or hereafter deposited in the Reserve Funds as additional security for the performance of the Obligations. Until expended or applied as provided in this Agreement, the Reserve Funds shall constitute additional security for the performance of the Obligations. Lender shall have no obligation to release any of the Reserve Funds while any Event of Default has occurred and remains outstanding. Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon the occurrence and during the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in the Reserve Funds to the payment of the Debt in any order, proportion and priority as Lender may determine in its sole and absolute discretion. Borrower shall not further pledge, assign or grant any security interest in any Reserve Fund or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

6.8.2 Investments; Income Taxes. The Reserve Funds shall be held in Lender’s name and may be commingled with Lender’s own funds at financial institutions selected by Lender in its sole discretion. The Reserve Funds shall be held in an Eligible Account and may be invested in Permitted Investments as directed by Lender. Lender shall not be liable for any loss sustained on the investment of any funds constituting the Reserve Funds. Borrower shall deposit with Lender an amount equal to the actual losses sustained on the investment of any funds constituting the Reserve Funds in Permitted Investments within five (5) Business Days of Lender’s notice. All interest or income on a Reserve Fund (other than the Tax Funds and the Insurance Funds, which shall remain the sole property of Lender) shall be added to and become a part of such Reserve Fund. Borrower shall report on its federal, state and local income tax returns all interest or income on the Reserve Funds credited or paid to Borrower.

6.8.3 Indemnity. Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established, except to the extent any such loss is incurred as a result of Lender’s (or its agents or any servicer’s) fraud, illegal acts, gross negligence or willful misconduct. Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid or reimbursed from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains outstanding.

Section 6.9 Provisions Regarding Letters of Credit.

6.9.1 Event of Default. An Event of Default shall occur if Borrower shall fail to (i) replace or extend any Letter of Credit prior to the date which is thirty (30) days prior to the expiration thereof or (ii) replace any outstanding Letter of Credit within thirty (30) days if such Letter of Credit fails to meet the requirements set forth in the definition of Letter of Credit. Lender shall not be required to exercise its rights under Section 6.9.4 below in order to prevent any such Event of Default from occurring and shall not be liable for any losses due to the insolvency of the issuer of the Letter of Credit as a result of any failure or delay by Lender in the exercise of such rights, but if Lender draws on the Letter of Credit and the issuer honors such draw and no Event of Default shall exist, Lender shall hold the proceeds of such draw in the same manner as Lender holds the Reserve Funds.

6.9.2 Security for Debt. Each Letter of Credit delivered under this Agreement shall be additional security for the payment of the Debt. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right, at its option, to draw on any Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was established or to apply each such Letter of Credit to payment of the Debt in such order, proportion or priority as Lender may determine or to hold such proceeds as security for the Debt.

6.9.3 Limitations on Letters of Credit. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrower shall not have any rights to deliver any Letter of Credit pursuant to any provision of this Agreement or any other Loan Document if the aggregate amount of any Letters of Credit delivered to Lender in accordance with this Agreement or any other Loan Document shall exceed ten percent (10%) of the Outstanding Principal Balance. In no event shall the aggregate amount of any Letters of Credit delivered in accordance with this Agreement or any other Loan Document exceed ten percent (10%) of the Outstanding Principal Balance. Notwithstanding the foregoing, Borrower shall be permitted to exceed such ten percent (10%) threshold (but in no event more than fifteen percent (15%) of the Outstanding Principal Balance), subject to delivery of an Insolvency Opinion reasonably acceptable to Lender and acceptable to the Rating Agencies.

6.9.4 Additional Rights of Lender. In addition to any other right Lender may have to draw upon a Letter of Credit pursuant to the terms and conditions of this Agreement, Lender shall have the additional rights to draw in full any Letter of Credit: (a) with respect to any evergreen Letter of Credit, if Lender has received a notice from the issuing bank that the Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (b) with respect to any Letter of Credit with a stated expiration date, if Lender has not received a notice from the issuing bank that it has renewed the Letter of Credit at least thirty (30) days prior to the date on which such Letter of Credit is scheduled to expire or a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; or (c) if Lender has received notice that the bank issuing the Letter of Credit shall cease to be an Eligible Institution and Borrower has not, within thirty (30) days after notice thereof, obtained a new Letter of Credit from an Eligible Institution.

VII. PROPERTY MANAGEMENT

Section 7.1 Management Agreement and Franchise Agreement.

Borrower and Operating Lessee shall cause the Property to be operated in accordance with the Management Agreement and the Franchise Agreement. Borrower and Operating Lessee shall (a) diligently perform and observe all of the material terms, covenants and conditions of the Management Agreement and the Franchise Agreement on the part of Borrower or Operating Lessee to be performed and observed, (b) promptly notify Lender of any material default under the Management Agreement and the Franchise Agreement of which it is aware, (c) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, and report received by it under the Management Agreement or the Franchise Agreement and (d) promptly enforce the performance and observance of all of the material terms, covenants and conditions required to be performed and/or observed by Manager under the Management Agreement and Franchisor under the Franchise Agreement in a commercially reasonable manner. Without limiting the foregoing, Borrower and Operating Lessee shall use reasonable efforts in a manner consistent with the practices of prudent hotel franchisees in New York City to (A) cause all violations listed on Schedule XII to be remedied to the satisfaction of the applicable Franchisor and provide evidence thereof to Lender and (B) prevent any such violation from becoming a default under the applicable Franchise Agreement. If Borrower or Operating Lessee shall default in the performance or observance of any term, covenant or condition of the

Management Agreement or the Franchise Agreement on the part of Borrower or Operating Lessee to be performed or observed, then, without limiting Lender’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing Borrower or Operating Lessee from any of its obligations hereunder, under the other Loan Documents or under the Management Agreement or the Franchise Agreement, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause the terms, covenants and conditions of the Management Agreement and the Franchise Agreement on the part of Borrower or Operating Lessee to be performed or observed in all material respects.

Section 7.2 Prohibition Against Termination or Modification.

(a) Borrower and Operating Lessee shall not, without prior consent of Lender, (i) surrender, terminate, cancel, modify, renew, amend, or extend the Management Agreement; provided that Borrower and Operating Lessee may, so long as no Event of Default shall have occurred and be continuing, replace Manager with a Qualified Manager pursuant to a Replacement Management Agreement, (ii) surrender, terminate, cancel, modify, renew, amend, or extend any Franchise Agreement; provided, that Borrower and Operating Lessee may, so long as no Event of Default shall have occurred and be continuing, replace Franchisor with a Qualified Franchisor pursuant to a Replacement Franchise Agreement, (iii) reduce or consent to the reduction of the term of the Management Agreement or any Franchise Agreement (except in connection with a replacement thereof in accordance with clauses (i) or (ii) above), (iv) increase or consent to the increase of the amount of any fees or other charges under the Management Agreement or any Franchise Agreement, or (v) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement or any Franchise Agreement in any material respect. In connection with the replacement of Manager with a Qualified Manager, the execution of a Replacement Franchise Agreement or the replacement of Franchisor with a Qualified Franchisor, Borrower or Operating Lessee shall execute and cause Qualified Manager to execute an assignment of management agreement, non-disturbance, attornment and subordination of management fees in form and substance reasonably acceptable Lender, and Borrower or Operating Lessee shall execute and cause Qualified Franchisor to execute franchise agreement comfort letter in form and substance reasonably acceptable Lender.

(b) In the event that the Management Agreement expires or is terminated, Borrower or Operating Lessee shall promptly enter into a Replacement Management Agreement with a Qualified Manager. In the event that the Franchise Agreement expires or is terminated, Borrower or Operating Lessee shall promptly enter into a Replacement Franchise Agreement.

(c) Upon the occurrence and during the continuation of an Event of Default, Borrower and Operating Lessee shall not exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Management Agreement or the Franchise Agreement without the prior consent of Lender, which consent may be granted, conditioned or withheld in Lender’s sole discretion.

Section 7.3 Replacement of Manager.

Lender shall have the right to require Borrower or Operating Lessee to replace Manager with a Qualified Manager which is not an Affiliate of, but is chosen by, Borrower or Operating Lessee upon the occurrence of any one or more of the following events: (a) at any time following the occurrence and continuance of an Event of Default, (b) if Manager shall be in default in any material respect under the Management Agreement beyond any applicable notice and cure period, (c) if Manager shall become insolvent or a debtor in any Bankruptcy Action, and/or (d) if at any time Manager or Borrower or Operating Lessee has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds with respect to the Property.

Section 7.4 Matters Concerning Manager.

Without limiting the generality of the terms set forth in Section 7.3 above, if (a) the Debt has been accelerated pursuant to Section 10.1(b) hereof, (b) Manager shall become insolvent or a debtor in any Bankruptcy Action or (c) an event of default occurs under the Management Agreement beyond any applicable notice and cure period, Borrower or Operating Lessee shall, at Lender’s request, terminate the Management Agreement and replace Manager with a Qualified Manager pursuant to a Replacement Management Agreement, it being understood and agreed that the management fee for such Qualified Manager shall not exceed then prevailing market rates.

Section 7.5 Matters Concerning Franchisor.

If (a) the Debt has been accelerated pursuant to Section 10.1(b) hereof, (b) Franchisor shall become insolvent or a debtor in any Bankruptcy Action or (c) an event of default occurs under the Franchise Agreement beyond any applicable notice and cure period, Borrower or Operating Lessee shall, at Lender’s request, terminate the Franchise Agreement (to the extent such party has the ability to terminate the Franchise Agreement pursuant to its terms) and replace Franchisor with a Qualified Franchisor pursuant to a Replacement Franchise Agreement, it being understood and agreed that the franchise fee for such Qualified Franchisor shall not exceed then prevailing market rates.

VIII. TRANSFERS

Section 8.1 Transfer or Encumbrance of Property.

(a) Without the prior consent of Lender, neither Borrower nor any Restricted Party shall do any of the following (each, a “Transfer”): sell, transfer, convey, assign, mortgage, pledge, encumber, alienate, grant a Lien on, grant any option with respect to or grant any other interest in the Property, any part thereof or any direct or indirect interest therein (including any legal, beneficial or economic interest in Borrower or any Restricted Party), directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record, other than Permitted Transfers.

(b) A Transfer shall include (i) an installment sales agreement wherein Borrower agrees to sell the Property, any part thereof or any interest therein for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the Property (other than the Operating Lease) for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if Borrower or any Restricted Party is a corporation, the voluntary or involuntary sale, conveyance or transfer of such corporation’s stock (or the stock of any corporation directly or indirectly Controlling such corporation by operation of law or otherwise) or the creation or issuance of new stock such that such corporation’s stock shall be vested in a party or parties who are not now stockholders or any change in the Control of such corporation; (iv) if Borrower or any Restricted Party is a limited or general partnership, joint venture or limited liability company, the change, removal, resignation or addition of a general partner, managing partner, limited partner, joint venturer or member, the voluntary or involuntary transfer of the partnership interest of any general partner, managing partner or limited partner, the creation or issuance of new limited partnership interests, the voluntary or involuntary transfer of the interest of any joint venturer or member or the creation or issuance of new non-managing member interests; (v) if Borrower or any Restricted Party is a trust or nominee trust, the voluntary or involuntary transfer of the legal or beneficial interest in such trust or nominee trust or the creation or issuance of new legal or beneficial interests; and (vi) if Borrower enters into, or the Property is subjected to, any PACE Loan.

(c) Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder or under the other Loan Documents in order to declare the Debt immediately due and payable upon a Transfer (other than a Permitted Transfer) without Lender’s prior consent. This provision shall apply to every Transfer regardless of whether voluntary or not, and whether or not Lender has consented to any previous Transfer.

(d) Lender’s consent to one Transfer shall not be deemed to be a waiver of Lender’s right to require such consent to any future occurrence of same. Any Transfer made in contravention of this Section 8.1 shall be null and void and of no force and effect.

(e) Borrower agrees to bear and shall pay or reimburse Lender on demand for all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses, title search costs and title insurance endorsement premiums) incurred by Lender in connection with the review, approval and/or documentation of any proposed Transfer.

(f) No consent to any assumption of the Loan shall occur on or before the first (1st) anniversary of the first (1st) Monthly Payment Date. Thereafter, Lender’s consent to a Transfer (by deed or through a direct or indirect Transfer of 100% of the interests in Borrower) of the Property and the assumption of the Loan shall not be unreasonably withheld, conditioned or delayed after consideration of all relevant factors and provided that the following conditions are satisfied:

(i) Lender shall have received a notice from Borrower requesting Lender’s consent to such Transfer not less than sixty (60) days prior to the proposed date of such Transfer;

(ii) No Event of Default shall have occurred and remain outstanding;

(iii) The proposed transferee (“Transferee”) shall be a corporation, partnership or limited liability company that qualifies as a single purpose, bankruptcy remote entity under criteria established by the Rating Agencies (including, without limitation, criteria applicable to Transferee’s SPE Constituent Entities);

(iv) The Organizational Documents of Transferee and Transferee’s SPE Constituent Entities shall be reasonably satisfactory to Lender;

(v) Neither any Transferee’s Sponsor, Transferee nor Controlled Affiliate of Transferee’s Sponsors shall have been a party to any Bankruptcy Action or taken advantage of any Bankruptcy Law or any law for the benefit of debtors within seven (7) years prior to the date of the proposed Transfer;

(vi) Neither any Transferee’s Sponsor, Transferee nor any other Person owned or Controlled, directly or indirectly, by Transferee’s Sponsors shall have defaulted under its obligations with respect to any Indebtedness in a manner which is not reasonably acceptable to Lender;

(vii) There shall be no material litigation or regulatory action pending against any Transferee’s Sponsor, Transferee or any other Person owned or Controlled, directly or indirectly, by Transferee’s Sponsors which is not reasonably acceptable to Lender;

(viii) Transferee and Transferee’s Sponsors shall, as of the date of such Transfer, have an aggregate net worth and liquidity reasonably satisfactory to Lender, provided, that if Transferee and Transferee’s Sponsors have an aggregate net worth and liquidity at least equal to Guarantor’s net worth and liquidity as of the date of such Transfer and such net worth and liquidity meets (and Lender determines in its reasonable discretion that throughout the term of the Loan, shall continue to meet) the minimum requirements set forth in the Guaranty, such net worth and liquidity shall be deemed satisfactory;

(ix) Transferee and Transferee’s Sponsors (together with Transferee’s proposed property manager) shall be experienced owners and operators of properties similar in location, size, class, use, operation and value as the Property, as evidenced by financial statements and other information reasonably satisfactory to Lender (it being understood and agreed that Lender reserves the right to approve Transferee without approving its proposed property manager), provided, that if Transferee and Transferee’s Sponsors have experience equivalent to Sponsor’s experience, such experience level shall be deemed satisfactory;

(x) If the Management Agreement will be terminated as a result of such Transfer, the Property shall be managed by a Qualified Manager in accordance with a Replacement Management Agreement;

(xi) Either (A) the Transfer is permitted under the Franchise Agreement or (B) if the Franchise Agreement will be terminated as a result of such Transfer, the Property shall be operated in accordance with a Replacement Franchise Agreement;

(xii) Transferee and Transferee’s SPE Constituent Entities shall have delivered all agreements, certificates and opinions reasonably required by Lender (including, if applicable, an amendment to Section 3.1.24 hereof to incorporate necessary changes based on differences in the organizational structures of Borrower and Transferee);

(xiii) No Event of Default shall occur as a result of such Transfer;

(xiv) Transferee shall have assumed all obligations of Borrower under the Loan Documents pursuant to an assumption agreement in form and substance reasonably satisfactory to Lender;

(xv) Borrower shall have delivered, at its sole cost and expense, a new Title Insurance Policy or an endorsement to the Title Insurance Policy issued on the date hereof, as modified by the assumption agreement, as a valid first lien on the Property and naming Transferee as owner of the Property, which new Title Insurance Policy or endorsement shall insure that, as of the date of the recording of the assumption agreement, the Property shall not be subject to any Liens other than those contained in the Title Insurance Policy issued on the date hereof and the Permitted Encumbrances;

(xvi) Prior to any release of Guarantor under the Guaranty and the Environmental Indemnity (it being acknowledged and agreed that Guarantor shall only be released under the Guaranty and the Environmental Indemnity for any act, omission or event that first occurs on or after the date of such transfer and in any action in connection with the enforcement of liability under the Guaranty and the Environmental Indemnity, Guarantor shall, at its sole cost and expense, bear the burden of proof to establish that the personal liability under the Guaranty and the Environmental Indemnity first occurred on or after such transfer), one (1) or more substitute guarantors reasonably acceptable to Lender shall (A) have assumed all obligations of Guarantor under the Guaranty and the Environmental Indemnity or (B) have executed a replacement guaranty and a replacement environmental indemnity substantially in the form of the Guaranty and the form of the Environmental Indemnity and covering all obligations of Guarantor under the Guaranty and the Environmental Indemnity from and after the date of this Agreement;

(xvii) Borrower or Transferee, at its sole cost and expense, shall have delivered a new bankruptcy non-consolidation opinion reflecting such Transfer reasonably acceptable to Lender and acceptable to the Rating Agencies;

(xviii) If required by Lender, Borrower shall have delivered a Rating Agency Confirmation as to such Transfer and Transferee;

(xix) Borrower shall have paid to Lender an assumption fee equal to (A) in connection with the first assumption of the Loan (or direct or indirect transfer of 100% of the interests in Borrower other than a Permitted Transfer), one-half of one percent (0.50%) of the Outstanding Principal Balance, and (B) in connection with each assumption of the Loan (or direct or indirect transfer of 100% of the interests in Borrower other than a Permitted Transfer) thereafter, one percent (1.0%) of the Outstanding Principal Balance;

(xx) Transferee is not a Prohibited Entity;

(xxi) Lender shall have received confirmation from Mezzanine Lender that all of the conditions under the Mezzanine Loan Documents with respect to such Transfer have been satisfied; and

(xxii) Borrower shall have paid all reasonable out-of-pocket costs and expenses incurred in connection with such Transfer (including reasonable fees and disbursements of Lender’s counsel and fees, costs and expenses of the Rating Agencies).

Section 8.2 Permitted Transfers of Interests in Borrower.

Notwithstanding anything to the contrary contained in Section 8.1 hereof, Lender’s consent shall not be required in connection with one or a series of Transfers, of not more than forty-nine percent (49%) in the aggregate of the direct or indirect ownership interests in any Restricted Party; provided that the following conditions are satisfied:

(a) no Event of Default shall have occurred and remain outstanding or shall occur solely as a result of such Transfer;

(b) such Transfer shall not (i) cause the transferee, together with its Affiliates, to acquire Control of any Restricted Party, (ii) result in any Restricted Party no longer being either (A) jointly Controlled by HHT and Cindat or (B) Controlled by HHT, or (iii) cause the transferee, together with its Affiliates, to increase its direct or indirect interest in any Restricted Party to an amount which exceeds forty-nine percent (49%) in the aggregate (and for the avoidance of doubt, the members of any Restricted Party as of the date hereof may Transfer interests among such current direct and indirect members provided that such Transfer does not result in a change in Control of such Restricted Party in breach of this Agreement);

(c) to the extent the transferee owns twenty percent (20%) or more of the direct or indirect interests in any Restricted Party immediately following such Transfer (provided that such Transferee did not own 20% or more of the direct or indirect ownership interests in such Restricted Party as of the Closing Date), Borrower shall deliver, at Borrower’s sole cost and expense, customary searches (OFAC, KYC, credit, judgment, lien, bankruptcy, etc.) reasonably acceptable to Lender with respect to such transferee and its Affiliates as Lender may reasonably require with the results thereof reasonably satisfactory to Lender;

(d) after giving effect to such Transfer, (1) HHT shall continue to own, directly or indirectly, at least twenty-five percent (25%) of all legal, beneficial and economic interests in Borrower, Operating Lessee, and Mezzanine Borrower, and (2) either (A) HHT and Cindat shall jointly Control Borrower, Operating Lessee, and Mezzanine Borrower, or (B) HHT shall solely Control Borrower, Operating Lessee, and Mezzanine Borrower and Lender shall have approved (which approval shall not be unreasonably withheld, conditioned, or delayed) amendments to the Organizational Documents of Borrower JV, and Operating Lessee JV, to reflect such required sole Control by HHT;

(e) the Property shall continue to be managed by Manager or a Qualified Manager;

(f) the Property shall continue to be operated by Franchisor or a Qualified Franchisor;

(g) Borrower shall give Lender notice of such Transfer request, together with copies of all instruments effecting such Transfer and copies of any Organizational Documents including, without limitation, a revised organizational structure chart, that Lender shall reasonably require, not less than ten (10) Business Days prior to the proposed date of such Transfer;

(h) such Transfer shall not cause Borrower to fail to comply with the requirements of Section 3.1.24 hereof;

(i) after giving effect to such Transfer, Borrower shall remain in compliance with Sections 3.1.41 and 4.1.25 hereof; and

(j) after giving effect to such Transfer, (1) no owner of 20% of more of the direct or indirect interests in any Restricted Party shall be a Prohibited Entity and (2) no Prohibited Entity shall own any direct or indirect interest in any Restricted Party which has Control or joint Control over Borrower or Operating Lessee.

Section 8.3 Insolvency Opinion. Notwithstanding anything in this Agreement to the contrary, if after giving effect to any Transfer (including, without limitation, a Permitted Transfer), more than forty-nine percent (49%) in the aggregate of direct or indirect interests in Borrower or Operating Lessee are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct or indirect interest in Borrower or Operating Lessee as of the Closing Date, Borrower shall deliver to Lender prior to the effective date of such Transfer an updated Insolvency Opinion reasonably acceptable to Lender and acceptable to the Rating Agencies.

IX. SALE AND SECURITIZATION OF MORTGAGE

Section 9.1 Sale of Mortgage and Securitization.

(a) Lender shall have the right (i) to sell or otherwise transfer the Loan as a whole loan or sell or otherwise transfer any portion thereof or any interest therein, (ii) to sell participation interests in the Loan or (iii) to securitize the Loan or any portion thereof or any interest therein in one or more private or public securitizations. (The transactions referred to in clauses (i), (ii) and (iii) are each hereinafter referred to as a “Secondary Market Transaction” and the transaction referred to in clause (iii) shall hereinafter be referred to as a “Securitization.” Any certificates, notes or other securities issued in connection with a Securitization are hereinafter referred to as “Securities.”)

(b) If requested by Lender, Borrower shall use reasonable efforts to assist Lender in satisfying the market standards to which Lender customarily adheres or which may be required in the marketplace, by the Rating Agencies or by any Legal Requirements in connection with any Secondary Market Transactions (including any Exchange Act Filings or any report that is required to be made “available” to holders of the Securities under Regulation AB or applicable Legal Requirements), including, without limitation, to:

(i) (A) provide updated financial and other information with respect to the Property, the business operated at the Property, Borrower, Operating Lessee, Guarantor, any Affiliate of Borrower, Operating Lessee, Guarantor, and Manager (including, without limitation, the information set forth on Schedule IX hereto), (B) provide updated budgets and rent rolls (including itemized percentage of floor area occupied and percentage of aggregate base rent for each Tenant) relating to the Property and (C) provide updated appraisals, market studies, environmental audits, reviews and reports (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of the Property (the information required under clauses (A), (B) and (C) shall hereinafter be referred to collectively as the “Updated Information”), together with reasonably appropriate verification of the Updated Information through letters of auditors, certificates of third party providers or opinions of counsel acceptable to Lender and the Rating Agencies;

(ii) provide opinions of counsel, which may be relied upon by Lender, the NRSROs and their respective counsel, agents and representatives, as to bankruptcy non-consolidation, fraudulent conveyance, and “true sale” or any other opinion customary in Secondary Market Transactions or required by the Rating Agencies with respect to the Property, Borrower, Operating Lessor, Guarantor and any Affiliate of Borrower or Guarantor, which counsel and opinions shall be reasonably satisfactory to Lender and the Rating Agencies, provided, that, any opinion in substantially the same form and from the same counsel as provided in connection with the closing of the Loan shall be deemed satisfactory to Lender;

(iii) provide, and cause to be provided, updated representations and warranties made in the Loan Documents and make, and cause to be made, such additional representations and warranties as may be requested by Lender, in its reasonable discretion, or the Rating Agencies, in their sole discretion, and consistent with the facts covered by such representations and warranties as they exist on the date thereof;

(iv) execute, and cause to be executed, such amendments, replacements or other modifications to Borrower’s Organizational Documents or the Loan Documents as may be reasonably requested by Lender or required by the Rating Agencies and reasonably necessary to effect the Secondary Market Transactions; provided, however, that Borrower shall not be required to amend, restate or otherwise modify any Loan Document if such amendment, restatement or other modification would (A) change the calculation of the LIBOR Interest Rate or increase the initial weighted average interest rate or change the amortization of principal set forth herein or in the Note (except that the weighted average interest rate or the amortization of principal may subsequently change due to involuntary prepayments, the effect of floating interest rates, or if an Event of Default shall occur) or (B) amend or otherwise modify any other material economic term or other material term of the Loan Documents;

(v) upon reasonable advance notice, attend management meetings, provide access to the Property and conduct tours of the Property, subject to the rights of occupants thereof; and

(vi) provide, and cause to be provided, certificates or other evidence of reliance reasonably satisfactory to Lender and the Rating Agencies with respect to any information or third party reports obtained in connection with the origination of the Loan or any Updated Information from Borrower, Guarantor, any Affiliate of Borrower or Guarantor, Manager and any accountants, appraisers, engineers, environmental assessment experts and other experts or third party providers of such information, reports or Updated Information.

(c) If, at the time one or more Disclosure Documents are being prepared for or in connection with a Securitization, Lender expects that Borrower alone or Borrower and one or more Affiliates of Borrower (including any guarantor or other Person that is directly or indirectly committed by contract or otherwise to make payments on all or a part of the Loan) collectively, or the Property alone or the Property and Related Properties collectively, will be a Significant Obligor, Borrower shall furnish to Lender upon request the following financial information:

(i) if Lender expects that the principal amount of the Loan together with any Related Loans, as of the cut-off date for such Securitization, may equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included in the Securitization, net operating income for the Property and the Related Properties for the most recent Fiscal Year and interim period as required under Item 1112(b)(1) of Regulation AB (or, if the Loan is not treated as a non-recourse loan under Instruction 3 for Item 1101(k) of Regulation AB, selected financial data meeting the requirements and covering the time periods specified in Item 301 of Regulation S-K and Item 1112(b)(1) of Regulation AB), or

(ii) if Lender expects that the principal amount of the Loan together with any Related Loans, as of the cut-off date for such Securitization, may equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included in the Securitization, the financial statements required under Item 1112(b)(2) of Regulation AB (which includes, but may not be limited to, a balance sheet with respect to the entity that Lender determines to be a Significant Obligor for the two most recent Fiscal Years and applicable interim periods, meeting the requirements of Rule 3-01 of Regulation S-X, and statements of income and statements of cash flows with respect to the Property for the three most recent Fiscal Years and applicable interim periods, meeting the requirements of Rule 3-02 of Regulation S-X (or if Lender determines that the Property is the Significant Obligor and the Property (other than properties that are hotels, nursing homes, or other properties that would be deemed to constitute a business and not real estate under Regulation S-X or other legal requirements) was acquired from an unaffiliated third party and the other conditions set forth in Rule 3-14 of Regulation S-X have been met, the financial statements required by Rule 3-14 of Regulation S-X)).

(d) Further, if requested by Lender, Borrower shall, promptly upon Lender’s request, furnish to Lender financial data or financial statements meeting the requirements of Item 1112(b)(1) or (2) of Regulation AB, as specified by Lender, for any tenant of the Property if, in connection with a Securitization, Lender expects there to be, as of the cut-off date for such Securitization, a concentration with respect to such tenant or group of Affiliated tenants within all of the mortgage loans included or expected to be included in the Securitization such that such tenant or group of Affiliated tenants would constitute a Significant Obligor. Borrower shall furnish to Lender, if requested by Lender, and reasonably required in connection with a Securitization as reasonably determined by Lender, financial data or financial statements with respect to such tenants meeting the requirements of Item 1112(b)(1) or (2) of Regulation AB, as specified by Lender, but only for so long as such entity or entities are a Significant Obligor and either (i) Exchange Act Filings in connection with or relating to the Securitization are required to be made under applicable Legal Requirements or (ii) comparable information is required to otherwise be “available” to holders of the Securities under Regulation AB or applicable Legal Requirements.

(e) If Lender determines that Borrower alone or Borrower and one or more Affiliates of any Borrower collectively, or the Property alone or the Property and Related Properties collectively, are a Significant Obligor, then Borrower shall furnish to Lender, if requested by Lender, and reasonably required in connection with a Securitization as reasonably determined by Lender, selected financial data or financial statements meeting the requirements of Item 1112(b)(1) or (2) of Regulation AB, as specified by Lender, but only for so long as such entity or entities are a Significant Obligor and either (i) Exchange Act Filings are required to be made under applicable Legal Requirements or (ii) comparable information is required to otherwise be “available” to holders of the Securities under Regulation AB or applicable Legal Requirements.

(f) Any financial data or financial statements provided pursuant to this Section 9.1 shall be furnished to Lender within the following time periods:

(i) with respect to information requested in connection with the preparation of Disclosure Documents for a Securitization, within ten (10) Business Days after notice from Lender; and

(ii) with respect to information required under Sections 9.1(d) and (e) above, (A) not later than thirty (30) days after the end of each fiscal quarter of Borrower and (B) not later than eighty (80) days after the end of each Fiscal Year of Borrower.

(g) All financial data and financial statements provided by Borrower hereunder pursuant to Sections 9.1(c), (d), (e) and (f) hereof shall be prepared in accordance with GAAP, and shall meet the requirements of Regulation S-K or Regulation S-X, as applicable, Regulation AB, and any and all other applicable Legal Requirements. All financial statements relating to a Fiscal Year shall be audited by independent accountants of Borrower acceptable to Lender in accordance with generally accepted auditing standards, Regulation S-X or Regulation S-K, as applicable, Regulation AB, and all other applicable Legal Requirements, shall be accompanied by the manually executed report of the independent accountants thereon, which report shall meet the requirements of Regulation S-K or Regulation S-X, as applicable, Regulation AB, and all other applicable Legal Requirements, and shall be further accompanied by a manually executed consent of the independent accountants, in form and substance acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document, any Exchange Act Filing or any report that is required to be made “available” to holders of the Securities under Regulation AB or applicable Legal Requirements and to the use of the name of such independent accountants and the reference to such independent accountants as “experts” in any Disclosure Document, any Exchange Act Filing or any report that is required to be made “available” to holders of the Securities under Regulation AB or applicable Legal Requirements, all of which shall be provided at the same time as the related financial statements are required to be provided. All other financial data and financial statements (audited or unaudited) provided by Borrower shall be accompanied by an Officer’s Certificate which shall state that such financial data and financial statements meet the requirements set forth in the first sentence of this paragraph.

(h) In the event Lender reasonably determines, in connection with a Securitization, that financial statements and financial data required in order to comply with Regulation AB or any amendment, modification or replacement thereto or any other Legal Requirements are other than as provided herein, then notwithstanding the foregoing provisions of this Section 9.1, Lender may request, and Borrower shall promptly provide, such other financial statements and financial data as Lender reasonably determines to be necessary or appropriate for such compliance.

(i) Without limiting the generality of Section 9.1(h) above, if reasonably requested by Lender, Borrower shall promptly provide Lender with any financial statements or financial, statistical, operating or other information as Lender shall determine to be required pursuant to Regulation AB or any amendment, modification or replacement thereto or any other Legal Requirements in connection with any Disclosure Document, any Exchange Act Filing or any report that is required to be made “available” to holders of the Securities under Regulation AB or applicable Legal Requirements or as shall otherwise be reasonably requested by Lender.

(j) Borrower agrees that Lender may disclose any information relating to Borrower, Operating Lessee, their Affiliates, the Property or any aspect of the Loan (including information provided by or on behalf of Borrower or any of its Affiliates to Lender) to the parties requesting such information and, if applicable, the NRSROs in connection with any Secondary Market Transaction. Borrower also understands that the findings and conclusions of any third-party due diligence report obtained by Lender or other Securitization Indemnified Parties may be made publicly available if required, and in the manner prescribed, by Section 15E(s)(4)(A) of the Exchange Act, any rules promulgated thereunder or any other applicable Legal Requirements.

(k) Subject to Section 9.2 hereof, in connection with Lender’s efforts to effect any Secondary Market Transaction, all reasonable third party costs and expenses incurred by Borrower and Guarantor (and any of their Affiliates) on or prior to the closing of such Secondary Market Transaction pursuant to this Section 9.1 (including, without limitation, the fees and expenses of the Rating Agencies) shall be reimbursed by Lender (and for the avoidance of doubt, Lender shall be responsible for all of its fees and expenses in connection with any Secondary Market Transaction).

(l) Within a reasonable period of time after the closing of the Secondary Market Transaction, following Borrower’s written request, Lender shall endeavor to notify Borrower and Operating Lessee of the location of the corporate trust office of the Trustee and location of the servicing offices of the Servicer, which locations shall be deemed the locations for purposes of the definition of “Business Day” provided for in Section 1.1 of this Agreement.

Section 9.2 Securitization Indemnification.

(a) Borrower understands that information provided to Lender by Borrower or its agents, counsel and representatives may be included in Disclosure Documents in connection with a Securitization and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and may be made available to investors or prospective investors in the Securities, the NRSROs and other advisory and service providers relating to a Securitization. In the event that any Disclosure Document is required to be revised prior to the sale of all Securities in connection with a Securitization, Borrower will reasonably cooperate with Lender (or, if applicable, the holder of the applicable interest in the Loan) in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects.

(b) Borrower hereby agrees to indemnify Lender, UBS, any Affiliate of UBS that has filed any registration statement relating to the Securitization or has acted as the issuer, the sponsor or depositor in connection with a Securitization, any Affiliate of UBS that acts as an underwriter, placement agent or initial purchaser of the Securities issued in connection with a Securitization, any other issuers, depositors, underwriters, placement agents or initial purchasers of the Securities issued in connection with a Securitization, and each of their respective directors, officers, partners, employees, representatives, agents and Affiliates, and each Person that controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Securitization Indemnified Parties”) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs and expenses (collectively, the “Securitization Indemnification Liabilities”) to which any Securitization Indemnified Party may become subject insofar as the Securitization Indemnification Liabilities arise out of or are based upon, (i) any untrue statement of any material fact contained in the information provided to Lender by Borrower, any Affiliate of Borrower or any of their respective agents, counsel or representatives, or (ii) the omission to state therein a material fact required to be stated in such information or necessary in order to make the statements in such information, in light of the circumstances under which they were made, not misleading, provided, that, notwithstanding the foregoing or anything to the contrary in this Section 9.2, the foregoing indemnification shall relate solely to (A) the sections of the Disclosure Documents entitled

“Summary of Offering Circular,” (but only the following sections of such Summary – “The Mortgage Loan” through “The Mezzanine Loan”), “Risk Factors” (but only the extent that the information therein relates to the Borrower, any Affiliate of the Borrower, the Properties, the Property Manager, the Management Agreement, the Franchise Agreement, and the Operating Lease), “Description of the Properties,” “Description of the Borrowers and Related Parties,” “Description of the Property Manager, the Management Agreement and the Assignment of Management Agreement,” “Description of the Franchise Agreements,” “Description of the Operating Lease,” and “Description of the Mortgage Loan;” and the section of the Structural and Collateral Term Sheet entitled “Executive Summary,” “Mortgage Loan Terms,” “Portfolio Overview,” “Borrower Sponsors and Manager Overview,” and “Organizational Chart”, and Annex A and Annex B (other than the portions of the foregoing that Lender and Borrower agree to strike through) and (B) the extent that such sections of the Disclosure Documents were submitted by Lender to Borrower for review, and, in each case, further, provided, that notwithstanding the foregoing or anything herein to the contrary, Borrower shall not be liable for any untrue statement or omission resulting from Lender’s failure to accurately reflect Borrower’s (or its counsel’s) written comments to the Disclosure Documents. Borrower also agrees to reimburse each Securitization Indemnified Party for any legal or other out-of-pocket costs and expenses reasonably incurred by such Securitization Indemnified Party in connection with investigating or defending the Securitization Indemnification Liabilities. Borrower’s liability under this paragraph will be limited to any such liability, obligation, loss, damage, penalty, action, judgment, suit, claim, cost or expense that arises out of or is based upon an untrue statement or omission made therein in reliance upon and in conformity with information furnished by or on behalf of Borrower in connection with the preparation of the Disclosure Documents or in connection with the underwriting or closing of the Loan (including, without limitation, financial statements of Borrower, operating statements and rent rolls with respect to the Property). This indemnity provision will be in addition to any obligation or liability which Borrower may otherwise have. Borrower shall be provided no less than seven (7) days to review the initial drafts of the Disclosure Documents, and Borrower shall be provided no less than two (2) Business Days to review subsequent drafts of the Disclosure Documents. All reasonable third party costs and expenses (including reasonable attorney’s fees and expenses) incurred by Borrower in connection with Borrower’s examination of the provisions of the Disclosure Documents pursuant to this Section 9.2 in excess of $10,000 shall be reimbursed by Lender.

(c) In connection with Exchange Act Filings and information therein or other reports containing comparable information that are required to be made “available” to holders of the Securities under Regulation AB or applicable Legal Requirements, as it relates to the Property, Borrower, Operating Lessee, Guarantor, any Affiliate of Borrower, Operating Lessee or Guarantor or any other aspect of the Loan, Borrower agrees to, subject to limitations set forth in Section 9.2(b) above, (i) indemnify the Securitization Indemnified Parties for Securitization Indemnification Liabilities to which any Securitization Indemnified Party may become subject insofar as the Securitization Indemnification Liabilities arise out of, or are based upon, an untrue statement or omission of any material fact made in reliance upon, and in conformity with, information furnished to Lender by or on behalf of Borrower in connection with the preparation of the Disclosure Document, in connection with the underwriting or closing of the Loan or any of the reports, statements or other information furnished by or on behalf of Borrower pursuant to the terms of this Agreement, including financial statements of Borrower, operating statements and rent rolls with respect to the Property, and (ii) reimburse each Securitization Indemnified Party for any out-of-pocket legal or other costs and expenses reasonably incurred by such Securitization Indemnified Party in connection with defending or investigating the Securitization Indemnification Liabilities.

(d) Promptly after receipt by a Securitization Indemnified Party of notice of any claim or the commencement of any action or suit, such Securitization Indemnified Party shall, if a claim for indemnification in respect thereof is to be made against Borrower, notify Borrower in writing of the claim or the commencement of such action or suit; provided, however, that the failure to notify Borrower shall not relieve Borrower from any liability which it may have under the indemnification provisions of this Section 9.2 except to the extent that it has been materially prejudiced by such failure and, provided further that the failure to notify Borrower shall not relieve Borrower from any liability which it may have to any Securitization Indemnified Party otherwise than under the provisions of this Section 9.2. If any such claim, action or suit shall be brought against any Securitization Indemnified Party, and it shall notify Borrower thereof, Borrower shall be entitled to participate therein and, to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to such Securitization Indemnified Party. After notice from Borrower to the applicable Securitization Indemnified Party of Borrower’s election to assume the defense of such claim, action or suit, Borrower shall not be liable to such Securitization Indemnified Party for any legal or other costs and expenses subsequently incurred by such Securitization Indemnified Party in connection with the defense thereof except as provided in the following sentence; provided, however, if the defendants in any such action or suit include both Borrower, on the one hand, and one or more Securitization Indemnified Parties on the other hand, and a Securitization Indemnified Party shall have reasonably concluded that there are legal defenses available to it and/or other Securitization Indemnified Parties that are different or in addition to those available to Borrower, the Securitization Indemnified Party or Parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action or suit on behalf of such Securitization Indemnified Party or Parties. The Securitization Indemnified Party shall instruct its counsel to maintain reasonably detailed billing records for fees and disbursements for which such Securitization Indemnified Party is seeking or intends to seek reimbursement hereunder and shall submit copies of such detailed billing records to substantiate that such counsel’s fees and disbursements are related solely to the defense of a claim for which Borrower is required hereunder to indemnify such Securitization Indemnified Party. Borrower shall not be liable for the costs and expenses of more than one (1) such separate counsel unless a Securitization Indemnified Party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another Securitization Indemnified Party.

(e) Without the prior written consent of the applicable Securitization Indemnified Party (which consent shall not be unreasonably withheld or delayed), Borrower shall not settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Securitization Indemnified Party is an actual or potential party to such claim, action, suit or proceeding) unless Borrower shall have given the applicable Securitization Indemnified Party reasonable prior notice thereof and shall have obtained an unconditional release of each Securitization Indemnified Party from all Securitization Indemnification Liabilities arising out of or relating to such claim, action, suit or proceeding. As long as Borrower has complied with its obligations to defend and indemnify hereunder, Borrower shall not be liable for any settlement made by any Securitization Indemnified Party without the consent of Borrower (which consent shall not be unreasonably withheld or delayed).

(f) Borrower agrees that if any indemnification or reimbursement sought pursuant to this Section 9.2 is finally judicially determined to be unavailable for any reason or is insufficient to hold any Securitization Indemnified Party harmless (with respect only to the Securitization Indemnification Liabilities that are the subject of this Section 9.2), then Borrower, on the one hand, and such Securitization Indemnified Party, on the other hand, shall contribute to the Securitization Indemnification Liabilities for which such indemnification or reimbursement is held unavailable or is insufficient: (i) in such proportion as is appropriate to reflect the relative benefits to Borrower, on the one hand, and such Securitization Indemnified Party, on the other hand, from the transactions to which such indemnification or reimbursement relates; or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative faults of Borrower, on the one hand, and all Securitization Indemnified Parties, on the other hand, as well as any other equitable considerations. Notwithstanding the provisions of this Section 9.2, (A) no Person found liable for a fraudulent misrepresentation shall be entitled to contribution from any other Person who is not also found liable for such fraudulent misrepresentation, and (B) Borrower agrees that in no event shall the amount to be contributed by the Securitization Indemnified Parties collectively pursuant to this Section 9.2(f) exceed the amount of the fees actually received by the Securitization Indemnified Parties in connection with the closing of the Loan.

(g) Borrower agrees that the indemnification, contribution and reimbursement obligations set forth in this Section 9.2 shall apply whether or not any Securitization Indemnified Party is a formal party to any claim, action, suit or proceeding. Borrower further agrees that the Securitization Indemnified Parties are intended third party beneficiaries under this Section 9.2.

(h) The liabilities and obligations of Borrower and the Securitization Indemnified Parties under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

(i) Notwithstanding anything to the contrary contained herein, Borrower shall have no obligation to act as depositor with respect to the Loan or an issuer or registrant with respect to the Securities issued in any Securitization.

X. DEFAULTS

Section 10.1 Event of Default.

(a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) (A) if any monthly Debt Service, any monthly deposit of Reserve Funds or the payment due on the Maturity Date is not paid when due or (B) if any other portion of the Debt is not paid when due; provided that, with respect to this clause (B), such non-payment continues for ten (10) days following notice to

Borrower that the same is due and payable; further, provided that, with respect to clause (A)(other than the payment due on the Maturity Date) or clause (B), in the event that there are sufficient funds on deposit in the Cash Management Account or relevant sub-account under Section 2.7.2 on the applicable date, and Lender or its Servicer fails to apply or cause to be applied (pursuant to and in accordance with this Agreement) such funds in satisfaction of such then due amounts and Lender’s or Servicer’s access to such funds has not been impaired or impeded by Borrower, then such failure by Lender or its Servicer to apply such amounts shall not be deemed a Default or an Event of Default under this clause (i);

(ii) if any of the Taxes or Other Charges are not paid prior to delinquency; provided, however, in the event that there are sufficient Tax Funds on deposit in the Tax Account at such time as set forth in this Agreement, and Lender or its Servicer fails to apply or cause to be applied (pursuant to and in accordance with this Agreement) such Tax Funds in satisfaction of such then due Taxes or Other Charges and Lender’s or Servicer’s access to such Tax Funds has not been impaired or impeded by Borrower, then such failure by Lender or its Servicer to pay such amounts shall not be deemed a Default or an Event of Default under this clause (ii);

(iii) if the Policies are not kept in full force and effect; provided, however, if such failure to keep the Policies in full force and effect arises solely due to the non-payment of the applicable Insurance Premiums then, in the event that there are sufficient Insurance Funds on deposit in the Insurance Account at such time as set forth in this Agreement, and Lender or its Servicer fails to apply or cause to be applied (pursuant to and in accordance with this Agreement) such Insurance Funds in payment of such then expiring Policies, and Lender’s or Servicer’s access to such Insurance Funds has not been impaired or impeded by Borrower, then such failure by Lender or its Servicer to pay such amounts shall not be deemed a Default or an Event of Default under this clause (iii);

(iv) if Borrower commits, permits or suffers a Transfer in violation of the provisions of this Agreement or Article 6 of the Security Instrument;

(v) if any certification, representation or warranty made by Borrower or Operating Lessee herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished by or on behalf of Borrower or Operating Lessee to Lender shall have been false or misleading in any material respect as of the date such certification, representation or warranty was made (provided, however, as to any such false or misleading certification, representation or warranty which was not known to Borrower to be false or misleading when made or submitted to Lender, and the condition causing such certification, representation or warranty to be false or misleading is susceptible of being cured, the same shall not be an Event of Default hereunder unless Borrower fails within ten (10) Business Days following written notice thereof to Borrower to undertake and complete all action necessary to either cure the same or make such certification, representation or warranty true and correct in all material respects as and when made) provided, that if any such breach is susceptible to cure but cannot reasonably be cured within such ten (10) Business Day period and Borrower or Operating Lessee shall have commenced such cure within such ten (10) Business Day period and thereafter diligently and expeditiously proceeds to cure the same, such ten (10) Business Day period shall be extended for an additional period of time as is reasonably necessary for Borrower or Operating Lessee to cure the same, such additional period not to exceed sixty (60) days;

(vi) (A) if Borrower shall make an assignment for the benefit of creditors, or (B) if Operating Lessee shall make an assignment for the benefit of creditors, or (C) if Guarantor shall make an assignment for the benefit of creditors; provided, however, that in connection with any Default by Guarantor with respect to this clause (C), it shall not be an Event of Default under this clause (vi) if, within thirty (30) days following such assignment by Guarantor, Borrower causes an Acceptable Replacement Guarantor to replace the Guaranty and the Environmental Indemnity pursuant to (I) a guaranty substantially in the form of the Guaranty covering all obligations arising under such Guaranty from and after the date of this Agreement and (II) an environmental indemnity substantially in the form of the Environmental Indemnity covering all obligations arising under such Environmental Indemnity from and after the date of this Agreement (and, for the avoidance of doubt, such Acceptable Replacement Guarantor shall be liable under the such replacement guaranty and environmental indemnity for all obligations and liabilities under the Guaranty and the Environmental Indemnity as if such replacement guarantor entered into such documents on the Closing Date (i.e., the such replacement guaranty and environmental indemnity shall be effective as of the Closing Date, nunc pro tunc));

(vii) (A) if Borrower fails or admits its inability to pay debts generally as they become due, or (B) if Operating Lessee fails or admits its inability to pay debts generally as they become due, or (C) if, Guarantor fails or admits its inability to pay debts generally as they become due; provided, however, that in connection with any Default by Guarantor with respect to this clause (C), it shall not be an Event of Default under this clause (vii) if, within thirty (30) days following such failure or admission by Guarantor, Borrower causes an Acceptable Replacement Guarantor to replace the Guaranty and the Environmental Indemnity pursuant to (I) a guaranty substantially in the form of the Guaranty covering all obligations arising under such Guaranty from and after the date of this Agreement and (II) an environmental indemnity substantially in the form of the Environmental Indemnity covering all obligations arising under such Environmental Indemnity from and after the date of this Agreement (and, for the avoidance of doubt, such Acceptable Replacement Guarantor shall be liable under the such replacement guaranty and environmental indemnity for all obligations and liabilities under the Guaranty and the Environmental Indemnity as if such replacement guarantor entered into such documents on the Closing Date (i.e., the such replacement guaranty and environmental indemnity shall be effective as of the Closing Date, nunc pro tunc));

(viii) (A) if a receiver, liquidator or trustee shall be appointed for Borrower or if Borrower shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal Bankruptcy Law, or any similar federal or state law, shall be filed by or against, or consented to by, Borrower, or if any proceeding for the dissolution or liquidation of Borrower shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, upon the same not being discharged, stayed or dismissed within one hundred twenty (120) days, (B) if a receiver, liquidator or trustee shall be appointed for Operating Lessee or if Operating Lessee shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal Bankruptcy Law, or any similar federal or state law, shall be filed by or against, or consented to by, Operating Lessee, or if any proceeding for the dissolution or liquidation of Operating Lessee shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Operating Lessee, upon the same not being discharged, stayed or dismissed within one hundred twenty (120) days, or (C) if a receiver, liquidator or trustee shall be appointed for Guarantor or if Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal Bankruptcy Law, or any similar federal or state law, shall be filed by or against, or consented to by, Guarantor, or if any proceeding for the dissolution or liquidation of Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Guarantor, upon the same not being discharged, stayed or dismissed within one hundred twenty (120) days or if an order for relief is entered provided, however, that in connection with any Default by Guarantor with respect to this clause (C), it shall not be an Event of Default under this clause (viii) if, within thirty (30) days following such assignment by Guarantor, Borrower causes an Acceptable Replacement Guarantor to replace the Guaranty and the Environmental Indemnity pursuant to (I) a guaranty substantially in the form of the Guaranty covering all obligations arising under such Guaranty from and after the date of this Agreement and (II) an environmental indemnity substantially in the form of the Environmental Indemnity covering all obligations arising under such Environmental Indemnity from and after the date of this Agreement (and, for the avoidance of doubt, such Acceptable Replacement Guarantor shall be liable under the such replacement guaranty and environmental indemnity for all obligations and liabilities under the Guaranty and the Environmental Indemnity as if such replacement guarantor entered into such documents on the Closing Date (i.e., the such replacement guaranty and environmental indemnity shall be effective as of the Closing Date, nunc pro tunc));

(ix) if Borrower, Operating Lessee or Guarantor attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(x) if Borrower or Operating Lessee shall be in material default beyond any applicable cure periods under any agreement (other than the Loan Documents) creating a Lien on the Property or any part thereof, which Lien is not discharged within thirty (30) days after the earlier of (A) Lender’s written notice to Borrower or (B) the date on which Borrower or Operating Lessee becomes aware of such Lien; provided that the same shall not constitute an Event of Default so long as Borrower is contesting the same in accordance with Section 4.2.1 or other similar provision of the Loan Documents;

(xi) with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower or Operating Lessee shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xii) if Borrower shall continue to be in Default under any of the terms, covenants or provisions set forth in Section 9.1, Section 11.29 or Section 11.30 hereof, or fails to cooperate with Lender in connection with a Secondary Market Transaction in accordance with the terms, covenants and provisions set forth in Section 9.1 hereof, for (A) two (2) Business Days in the case of a request to execute a Securitization Loan Agreement Amendment, or (B) in all other cases, five (5) Business Days after written notice to Borrower and Operating Lessee from Lender;

(xiii) if any of the factual assumptions relating to Borrower contained in any Insolvency Opinion that are material to the opinions expressed therein is or shall become untrue in any material respect; provided that in the event any such assumptions consist of representations, warranties or covenants contained in Section 3.1.24 or substantially similar thereto, then the provisions of clause (xiv) below shall instead apply;

(xiv) if Borrower or Operating Lessee breaches any representation, warranty or covenant contained in Section 3.1.24 hereof; provided that, any such breach shall not constitute an Event of Default (A) if such breach is inadvertent and non-recurring, (B) if such breach is curable, if Borrower or Operating Lessee shall promptly cure such breach within thirty (30) days after such breach occurs, and (C) within ten (10) Business Days of written request of Lender, if Borrower or Operating Lessee delivers to Lender an additional Insolvency Opinion or a modification of the Insolvency Opinion, as applicable, to the effect that such breach shall not in any way impair, negate or amend the opinions rendered in the Insolvency Opinion;

(xv) if there is any modification or amendment to any of the Mezzanine Loan Documents made without the prior written consent of Lender, except to the extent any such modification or amendment is permitted pursuant to the Intercreditor Agreement;

(xvi) intentionally omitted;

(xvii) intentionally omitted;

(xviii) if a material default by Borrower has occurred and continues beyond any applicable cure period under the Management Agreement and such default permits Manager thereunder to terminate or cancel the Management Agreement, and a Replacement Management Agreement is not put in place within thirty (30) days thereafter;

(xix) if a material default by Operating Lessee has occurred and continues beyond any applicable cure period under the Franchise Agreement and such default results in Franchisor terminating or canceling the Franchise Agreement and a Replacement Franchise Agreement is not put in place within forty-five (45) days thereafter;

(xx) if Borrower ceases to do business as a hotel at any Individual Property or terminates such business for any reason whatsoever (other than temporary cessation in connection with any continuous and diligent renovation or restoration of the applicable Individual Property following a Casualty or Condemnation);

(xxi) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in clauses (i) to (xx) above, for ten (10) Business Days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed one hundred twenty (120) days; or

(xxii) if there shall be Default under any of the other Loan Documents beyond any applicable notice and cure periods contained in such Loan Documents, whether as to Borrower, Operating Lessee, Guarantor or the Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt; provided, however, that in connection with any Default by Guarantor with respect to a failure to maintain the financial covenants set forth in Article V of the Guaranty, it shall not be an Event of Default under this clause (xxii) if, within thirty (30) days following such declaration by Lender, Borrower causes an Acceptable Replacement Guarantor to replace the Guaranty and the Environmental Indemnity pursuant to (I) a guaranty substantially in the form of the Guaranty covering all obligations arising under such Guaranty from and after the date of this Agreement and (II) an environmental indemnity substantially in the form of the Environmental Indemnity covering all obligations arising under such Environmental Indemnity from and after the date of this Agreement (and, for the avoidance of doubt, such Acceptable Replacement Guarantor shall be liable under the such replacement guaranty and environmental indemnity for all obligations and liabilities under the Guaranty and the Environmental Indemnity as if such replacement guarantor entered into such documents on the Closing Date (i.e., the such replacement guaranty and environmental indemnity shall be effective as of the Closing Date, nunc pro tunc)).

(b) Upon the occurrence and continuance of an Event of Default (other than an Event of Default described in Section 10.1(a)(vi), (vii) or (viii) above) and at any time thereafter, Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand (except for such notice or demand as may be expressly required under this Agreement or any other Loan Document), that Lender deems advisable to protect and enforce its rights against Borrower, Operating Lessee and in and to the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower, Operating Lessee and the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in Section 10.1(a)(vi), (vii) or (viii) above, the Debt shall immediately and automatically become due and payable, without notice or demand, and Borrower and Operating Lessee hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 10.2 Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower and Operating Lessee under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower and Operating Lessee or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any portion of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or initiated or taken other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any part of the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole and absolute discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower and Operating Lessee agree that, if an Event of Default has occurred and remains outstanding, (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its rights and remedies against the Property and the Security Instrument has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Obligations or the Debt has been paid in full. Lender hereby waives any right to seek special, consequential, exemplary or punitive damages, in each case except to the extent the same are payable by Lender to any third party.

(b) With respect to Borrower, Operating Lessee and the Property, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to the Property for the satisfaction of any of the Debt in any order, proportion or priority, and Lender may seek satisfaction out of the Property, or any part thereof, in its sole and absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose the Security Instrument in any manner and for any amounts secured by the Security Instrument then due and payable as determined by Lender in its sole and absolute discretion including, without limitation, the following circumstances: (i) in the event Borrower or Operating Lessee defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Security Instrument to recover such delinquent payments or (ii) in the event Lender elects to accelerate less than the entire Outstanding Principal Balance, Lender may foreclose the Security Instrument to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Security Instrument as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Security Instrument to secure payment of sums secured by the Security Instrument and not previously recovered.

(c) Upon the occurrence and during the continuance of an Event of Default (but without limiting Lender’s rights under Section 9.1, Section 11.29 or Section 11.30 hereof), Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (collectively, the “Severed Loan Documents”) in such denominations and priority as Lender shall determine in its sole and absolute discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower and Operating Lessee shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. During the continuance of an Event of Default, Borrower and Operating Lessee hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower and Operating Lessee ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until five (5) Business Days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Borrower shall be obligated to pay any reasonable out-of-pocket costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and other matters and documentation in connection therewith. The Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower and Operating Lessee only as of the Closing Date.

(d) Any amounts recovered from the Property or any other collateral for the Loan after the occurrence and continuance of an Event of Default may be applied by Lender toward the payment of any principal and/or interest of the Loan and/or any other amounts due under the Loan Documents in such order, proportion and priority as Lender in its sole and absolute discretion shall determine.

Section 10.3 Right to Cure Defaults.

Lender may, but without any obligation to do so and without notice to or demand on Borrower or Operating Lessee and without releasing Borrower and Operating Lessee from any obligation hereunder or under the other Loan Documents or being deemed to have cured any Event of Default, make, do or perform any obligation of Borrower or Operating Lessee hereunder or under the other Loan Documents in such manner and to such extent as Lender may deem necessary. Lender is authorized to enter upon the Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Property for such purposes. All reasonable out-of-pocket costs and expenses incurred by Lender in remedying or attempting to remedy such Event of Default or such other breach or default by Borrower or Operating Lessee or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate from the date such costs and expenses were incurred to the date reimbursement payment is received by Lender. All such reasonable out-of-pocket costs and expenses incurred by Lender, together with interest thereon calculated at the Default Rate, shall be deemed to constitute a portion of the Obligations, shall be secured by the liens and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefore.

Section 10.4 Remedies Cumulative.

The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower and Operating Lessee pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole and absolute discretion. No delay or omission to exercise any right, power or remedy accruing upon an Event of Default shall impair any such right, power or remedy or shall be construed as a waiver thereof, but any such right, power or remedy may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default shall not be construed to be a waiver of any subsequent Default or Event of Default or to impair any right, power or remedy consequent thereon.

XI. MISCELLANEOUS

Section 11.1 Successors and Assigns.

This Agreement and all agreements, covenants, representations and warranties in this Agreement, by or on behalf of Borrower and Operating Lessee, shall inure to the benefit of the legal representatives, successors and assigns of Lender. Notwithstanding the foregoing, provided no Event of Default has occurred and is continuing, other than with respect to the sale or other transfer of Securities issued in connection with a Securitization of the Loan or any portion thereof, Lender agrees not to sell or otherwise transfer the Loan or any portion thereof to any of the Persons set forth on Schedule XI attached hereto (such Persons, the “Prohibited Lenders”), or Controlled Affiliate of the Prohibited Lenders; provided, further, that Lender may definitively rely on an a representation from any assignee or transferee of the Loan or any portion thereof for purposes of determining whether such assignee or transferee is a Prohibited Lender or a Controlled Affiliate of a Prohibited Lender.

Section 11.2 Lender’s Discretion.

Whenever pursuant to this Agreement Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Prior to a Securitization, whenever pursuant to this Agreement the Rating Agencies are given any right to approve or disapprove, or any arrangement or term is to be satisfactory to the Rating Agencies, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory, based upon Lender’s determination of Rating Agency criteria, shall be substituted therefore.

Section 11.3 Governing Law.

(A) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST

EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(B) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

CT CORPORATION

111 EIGHTH AVENUE

NEW YORK, NEW YORK 10011

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE AGENT IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 11.4 Modification, Waiver in Writing.

No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower or Operating Lessee therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to or demand on Borrower or Operating Lessee shall entitle Borrower or Operating Lessee to any other or future notice or demand in the same, similar or other circumstances.

Section 11.5 Delay Not a Waiver.

Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement in, or exercising any right, power, remedy or privilege under, this Agreement or any other Loan Document shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount. Lender shall have the right to waive or reduce any time periods that Lender is entitled to under the Loan Documents in its sole and absolute discretion.

Section 11.6 Notices.

All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted, or desired to be given hereunder shall be in writing (a) sent by telefax (with answer back acknowledged), (b) sent by registered or certified mail, postage prepaid, return receipt requested, (c) delivered by hand or (d) delivered by reputable overnight courier addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 11.6. Any Notice shall be deemed to have been received: (i) if sent by telefax, on the date of sending the telefax if sent during business hours on a Business Day (otherwise on the next Business Day), (ii) if sent by registered or certified mail, on the date of delivery or the date of the first attempted delivery, in either case on a Business Day (otherwise on the next Business Day), (iii) if delivered by hand, on the date of delivery if delivered during business hours on a Business Day (otherwise on the next Business Day), and (iv) if sent by an overnight commercial courier, on the next Business Day, in each case addressed to the parties as follows:

If to Lender:	UBS AG 1285 Avenue of the Americas New York, New York 10019 Attention: Transaction Management – Henry Chung Facsimile No.: (212) 821-2943

and to:	China Merchants Bank Co., LTD. 535 Madison Avenue, 18th Floor New York, New York 10022 Attention: Ming Jin Facsimile No.: (212) 980-7147

with a copy to:	Dechert LLP 1095 Avenue of the Americas New York, New York Attention: Timothy A. Stafford, Esq. Facsimile No.: (212) 698-3599

If to Borrower
or Operating Lessee:	c/o Hersha Hospitality Trust 510 Walnut Street, 9th Floor Philadelphia, PA 19106 Attention: Ashish R. Parikh, Chief Financial Officer Facsimile No.: (215) 238-0157

with a copy to:	Cindat USA LLC 745 Fifth Avenue, Fifth Floor New York, New York 10151 Attention: Rodrigo Real

And a copy to:	Hunton and Williams LLP 2200 Pennsylvania Avenue NW Washington, DC 20037 Attention: Rori Malech, Esq. Facsimile No.: (202) 862-3601

And a copy to:	Sidley Austin LLP 555 West Fifth Street Los Angeles, CA 90013 Attention: Joel H. Rothstein, Esq. Facsimile No.: (213) 896 6600

Section 11.7 Trial by Jury.

BORROWER, OPERATING LESSEE AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, OPERATING LESSEE AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

Section 11.8 Headings.

The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 11.9 Severability.

Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 11.10 Preferences.

Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the Obligations. To the extent Borrower makes any payment to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other Person under any Bankruptcy Law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations or a portion thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 11.11 Waiver of Notice.

Neither Borrower nor Operating Lessee shall be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower or Operating Lessee and except with respect to matters for which Borrower and Operating Lessee is not, pursuant to the applicable Legal Requirements, permitted to waive the giving of notice. Borrower and Operating Lessee hereby expressly waive the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower and Operating Lessee.

Section 11.12 Remedies of Borrower and Operating Lessee.

In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where, by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower and Operating Lessee agree that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s and Operating Lessee’s sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender or its agent has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 11.13 Expenses; Indemnity.

(a) Subject to Section 9.1, Borrower shall pay or, if Borrower fails to pay, reimburse Lender, within ten (10) Business Days of receipt of written notice from Lender, for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Lender in connection with (i) Borrower’s ongoing performance of and compliance with Borrower’s agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (ii) Lender’s ongoing performance of and compliance with all agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower; (iv) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred, in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (v) enforcing or preserving any rights in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation or otherwise, in each case against, under or affecting Borrower, this Agreement, any other Loan Document, the Property, or any other security given for the Loan; (vi) enforcing any obligations of, or collecting any payments due from, Borrower or Guarantor under this Agreement or the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; and (vii) securing Borrower’s compliance with any requests made by Lender pursuant to the provisions of this Agreement, including Section 9.1, Section 11.29 or Section 11.30 hereof; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. At Lender’s discretion, any such costs and expenses due and payable to Lender may be paid to Lender from any amounts in the Clearing Account or the Cash Management Account.

(b) Borrower shall indemnify, defend and hold harmless Lender Indemnitees from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and expenses of counsel for any Lender Indemnitee in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Lender Indemnitee shall be designated a party thereto), that may be imposed on, incurred by, or asserted against any Lender Indemnitee in any manner relating to or arising out of (i) any breach by Borrower or Operating Lessee of its obligations under, or any misrepresentation by Borrower or Operating Lessee contained in, this Agreement or the other Loan Documents, (ii) any misstatement or omission in any report, certificate, financial statement, other agreement, instrument or document or other materials or information provided by or on behalf of Borrower or Operating Lessee pursuant to this Agreement or any other Loan Document or in connection with the Loan, or (iii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to the Lender Indemnitees hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of the Lender Indemnitees. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Lender Indemnitees. Notwithstanding the foregoing or anything in this Section 11.13 to the contrary, the indemnification provided for in this Section 11.13 shall not be deemed to include any indemnification with respect to Indemnified Taxes which shall exclusively be governed by the provisions of Section 2.9.

(c) Borrower shall pay for or, if Borrower fails to pay, to reimburse Lender for, any reasonable out-of-pocket fees, costs and expenses of any Rating Agency in connection with any consent, approval, waiver or confirmation required to be obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document and Lender shall be entitled to require payment of such fees, costs and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

Section 11.14 Schedules Incorporated.

The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 11.15 Offsets, Counterclaims and Defenses.

Any assignee of Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower or Operating Lessee may otherwise have against any assignor of such documents, and no such unrelated offset, counterclaim or defense shall be interposed or asserted by Borrower or Operating Lessee in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower and Operating Lessee.

Section 11.16 No Joint Venture or Partnership.

Borrower, Operating Lessee and Lender intend that the relationships created hereunder and under the other Loan Documents between Borrower and Lender be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Operating Lessee, on the one hand, and Lender, on the other hand, or to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

Section 11.17 Publicity.

All news releases, publicity or advertising by Borrower, Operating Lessee or their Affiliates through any media which refers to the Loan, the Loan Documents or Lender or any of its Affiliates shall be subject to the prior approval of Lender. Borrower and Operating Lessee authorize Lender to issue press releases, advertisements and other promotional materials in connection with Lender’s own promotional and marketing activities, including in connection with a Secondary Market Transaction, and such materials may describe the Loan in general terms or in detail and Lender’s participation therein in the Loan. Notwithstanding the foregoing, disclosure required by any applicable laws, including any applicable federal or State securities laws, rules or regulations, as determined by Borrower’s and Operating Lessee’s counsel, shall not be subject to the prior written approval of Lender.

Section 11.18 Waiver of Marshalling of Assets.

To the fullest extent permitted by law, each of Borrower and Operating Lessee, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Operating Lessee, Borrower’s and Operating Lessee’s partners, members and others with interests in Borrower or Operating Lessee, and of the Property, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 11.19 Waiver of Offsets/Defenses/Counterclaims.

Borrower and Operating Lessee hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents or otherwise to offset any obligations to make the payments required by the Loan Documents. No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower is obligated to make under any of the Loan Documents.

Section 11.20 Conflict; Construction of Documents; Reliance.

In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower and Operating Lessee acknowledge and agree that, with respect to the Loan, Borrower and Operating Lessee shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any legal, beneficial or economic interest any of them may acquire in Borrower or Operating Lessee, and Borrower and Operating Lessee hereby irrevocably waive the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower and Operating Lessee acknowledge that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower, Operating Lessee or their Affiliates.

Section 11.21 Brokers and Financial Advisors.

Borrower hereby represents that, except for Hodges Ward Elliot (“Broker”), it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower will pay Broker a commission pursuant to a separate agreement. Borrower shall indemnify, defend and hold Lender harmless from and against any and all liabilities, obligations, losses, damages, claims, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person (including Broker) that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 11.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 11.22 Exculpation.

Notwithstanding any other provision of the Loan Documents to the contrary, but subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower or Operating Lessee to perform and observe the obligations contained in this Agreement, the Note, the Security Instrument or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower or Operating Lessee, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under this Agreement, the Note, the Security Instrument and the other Loan Documents, or in the Property, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower and Operating Lessee only to the extent of Borrower’s and Operating Lessee’s interest in the Property, in the Rents, and in any other collateral given to Lender, and Lender, by accepting this Agreement, the Note, the Security Instrument and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower and Operating Lessee in any such action or proceeding under or by reason of or under or in connection with this Agreement, the Note, the Security Instrument or the other Loan Documents. In addition, for the avoidance of doubt, in no event shall the Debt or any other liabilities or obligations of Borrower or Operating Lessee be recourse to any Person that directly or indirectly own any equity interest in or otherwise controls any partner, member, director, officer or representative thereof (other than, in each case, the Guarantor). The provisions of this Section 11.22 shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents, except to the extent Lender has expressly waived in this Section 11.22 the right to sue Borrower and Operating Lessee for a money judgment; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Security Instrument;

(c) affect the validity or enforceability of any guaranty or indemnity made in connection with the Loan or any of the rights and remedies of Lender thereunder, except to the extent Lender has expressly waived in this Section 11.22 the right to sue Borrower and Operating Lessee for a money judgment; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of the Assignment of Leases; (f) constitute a prohibition against Lender to seek a deficiency judgment against Borrower for the sole purpose of fully realizing the security granted by the Security Instrument or to commence any other appropriate action or proceeding in order for Lender to exercise its rights and remedies against the Property, the Rents or any other collateral given to Lender pursuant to the Loan Documents; or (g) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including reasonable out of pocket attorneys’ fees and costs incurred and excluding any consequential treble, special or punitive damages, except to the extent Lender is liable for such damages pursuant to a third party claim) arising out of or in connection with, and Borrower shall be personally liable for, the following (all such liability and obligation of Borrower for any or all of the following being referred to herein as the “Borrower’s Recourse Liabilities”):

(i) fraud or intentional material misrepresentation by Borrower, Operating Lessee, Guarantor or any Person which Controls Borrower, Operating Lessee, or Guarantor (each, a “Borrower Control Party”) in connection with the Loan;

(ii) the gross negligence or willful misconduct by or on behalf of Borrower, Operating Lessee, Guarantor or any Affiliate of Borrower, Operating Lessee or Guarantor in connection with the Loan;

(iii) the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity or in the Security Instrument concerning Environmental Laws and Hazardous Substances and any indemnification of Lender and other Persons with respect thereto in either document;

(iv) the removal or disposal of any material portion of the Property after the occurrence and during the continuance of an Event of Default, except for the replacement of FF&E in the ordinary course of business with like items of quality and value (unless such portion of the Property is obsolete and no longer required for normal operations);

(v) (A) the misappropriation or conversion by Borrower, Operating Lessee, Guarantor, or any Borrower Control Party of any Insurance Proceeds paid by reason of any Casualty or any Awards or other amounts received by Borrower, Operating Lessee, Guarantor, or any Borrower Control Party in connection with a Condemnation of all or a portion of the Property, or (B) the misappropriation or conversion by Borrower, Operating Lessee, Guarantor, or any Borrower Control Party of Rents or payments made by the Counterparty under any Interest Rate Protection Agreement;

(vi) any security deposits, advance deposits or any other deposits collected with respect to the Property which are not delivered to Lender upon a foreclosure of the Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of the applicable Leases prior to the occurrence of such foreclosure or action in lieu thereof or such security deposits were deposited with Lender prior to such foreclosure or action in lieu thereof;

(vii) Borrower’s or Operating Lessee’s failure to pay any Taxes or assessments affecting the Property; provided that there shall be no liability hereunder if (A)(1) there are sufficient funds on deposit in the Tax Account that are fully available to Lender in accordance with the terms and conditions of the Loan Documents and (2) Lender fails to apply the requisite portion of the Tax Funds, in accordance with the terms and conditions of the Loan Documents, to the payment of such taxes or assessments or (B) there is insufficient cash flow from the operation of the Property to pay such amounts;

(viii) Borrower’s or Operating Lessee’s failure to obtain and maintain in full force and effect fully paid for Policies as required by this Agreement; provided that there shall be no liability hereunder if, to the extent such failure arises solely due to non-payment of the applicable Insurance Premiums, (A)(1) there are sufficient funds on deposit in the Insurance Account that are fully available to Lender in accordance with the terms and conditions of the Loan Documents and (2) Lender fails to apply the requisite portion of the Insurance Funds, in accordance with the terms and conditions of the Loan Documents, to the payment of such Insurance Premiums or (B) there is insufficient cash flow from the operation of the Property to pay the applicable Insurance Premiums;

(ix) Borrower’s failure to pay charges for labor or materials or other charges that can create Liens on any portion of the Property, except to the extent that (1) sums sufficient to pay such amounts have been deposited in escrow accounts with Lender pursuant to the terms hereof which accounts were established for the payment thereof, such escrowed sums are fully available to Lender in accordance with the terms and conditions of the Loan Documents, and Lender fails to apply the requisite portion thereof in accordance with the terms and conditions of the Loan Documents to the payment of such amounts or (2) there is insufficient cash flow from the operation of the Property to pay such amount);

(x) Borrower’s indemnification of Lender set forth in Section 9.2 hereof;

(xi) any intentional material physical waste at the Property by Borrower, Operating Lessee, Guarantor, or any Borrower Control Party, except, with respect to any such waste resulting from insufficient cash flow from the operation of the Property to prevent such waste at the Property (so long as such insufficiency is not due to a breach of clause (v)(B) above);

(xii) any willful or intentional damage or destruction to the Property caused by the acts of Borrower, Operating Lessee or Guarantor that is not covered by payments received by Lender under the Policies;

(xiii) the payment of fees or other amounts by Borrower or Operating Lessee to any of their Affiliates in violation of the Loan Documents; or

(xiv) Borrower’s failure to maintain in full force and effect the Interest Rate Protection Agreement;

(xv) Borrower’s or Operating Lessee’s commission of any criminal act by which results in the forfeiture of the Property or any portion thereof;

(xvi) the breach of any representation, warranty or covenant set forth in Section 3.1.8 or Section 4.2.10 hereof;

(xvii) the breach of any backward looking representations set forth in Section 3.1.24 and 3.1.50 hereof or, except as set forth in clause (B)(1) below, Borrower’s or Operating Lessee’s failure to maintain its status as a single purpose entity;

(xviii) intentionally omitted;

(xix) if Borrower or Operating Lessee terminates Manager and such Manager is not replaced with a replacement Manager in accordance with the terms of this Agreement, or, if applicable, any replacement Manager, without obtaining Lender’s prior written consent thereto to the extent required hereunder;

(xx) intentionally omitted;

(xxi) if Borrower, Operating Lessee, Guarantor or any Affiliate of Borrower, Operating Lessee or Guarantor contests, impedes, delays or opposes the due exercise by Lender of any enforcement actions, remedies or other rights it has under or in connection with this Agreement or the other Loan Documents, provided that the foregoing shall not include any defense, claim or counterclaim raised in good faith and shall only apply to the extent a court of competent jurisdiction has issued an order finding that such party has not acted in good faith for the purpose of delay or interference with Lender’s remedial action(s);

(xxii) Borrower’s or Operating Lessee’s failure to obtain Lender’s prior consent to any Indebtedness (other than Permitted Trade Payables) or, except as set forth in clause (B)(2) below, Lien (other than Permitted Encumbrances) except to the extent expressly permitted by this Agreement; or

(xxiii) if either (I) the Franchise Agreement (or the right to operate the Property thereunder) shall expire, or be cancelled, surrendered or terminated by Borrower or Operating Lessee or any affiliate of Borrower or Operating Lessee, or by reason of any failure of Borrower or Operating Lessee or any affiliate of

Borrower or Operating Lessee to perform its obligations in connection therewith, (II) Borrower or Operating Lessee amends or modifies the Franchise Agreement, or (III) Borrower or Operating Lessee or any affiliate of Borrower or Operating Lessee takes any action in furtherance of any of the foregoing, in each case without the prior written consent of Lender or, in the case of clause (X)(I) above, without concurrently entering into a Replacement Franchise Agreement in accordance with this Agreement.

Notwithstanding anything to the contrary in this Agreement, the Note or any of the other Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b) or 1111(b) or any other provisions of the U.S. Bankruptcy Code or any other Bankruptcy Law to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Obligations in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower in the event that any of the following occurs (each, a “Springing Recourse Event”): (1) Borrower or Operating Lessee fails to maintain its status as a single purpose entity as required by, and in accordance with the terms and provisions of, Section 3.1.24 of this Agreement, which failure is cited as a factor in the consolidation of Borrower or Operating Lessee with any other entity (unless Lender voluntarily brings a motion for, or makes a motion in support of, substantive consolidation); (2) Borrower or Operating Lessee fails to obtain Lender’s prior consent to any voluntary Lien (other than Permitted Encumbrances) encumbering the Property or any part thereof or interest therein of Borrower or Operating Lessee except to the extent expressly permitted by this Agreement; (3) Borrower or Operating Lessee fails to obtain Lender’s prior consent to any Transfer except to the extent expressly permitted by this Agreement or the Security Instrument; (4) any breach of Section 4.2.20 hereof, (5) Borrower or Operating Lessee files a voluntary petition under the Bankruptcy Law; (6) an Affiliate, officer or director which Controls, directly or indirectly, Borrower or Operating Lessee files, or joins in the filing of, an involuntary petition against Borrower or Operating Lessee under the Bankruptcy Law, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower from any Person; (7) Borrower or Operating Lessee files an answer consenting to or joining in any involuntary petition filed against it by any other Person under the Bankruptcy Law, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower or Operating Lessee from any Person; (8) any Affiliate, officer or director which Controls, directly or indirectly, Borrower or Operating Lessee consents to or acquiesces in or joins in an application for the appointment by a Person other than Lender of a custodian, receiver, trustee, or examiner for Borrower or any portion of the Property unless Lender consents in writing to any such application; or (9) Borrower or Operating Lessee makes an assignment for the benefit of creditors, or admits, in writing or in any action or proceeding, its insolvency or inability to pay its debts as they become due (other than (i) if such Borrower or Operating Lessee truthfully acknowledges insolvency or its inability to pay its debts as they become due in any non-collusive, involuntary bankruptcy proceeding or other non-collusive litigation and (ii) such admission is made pursuant to a court order that requires a response).

Section 11.23 Prior Agreements.

This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, including, without limitation, the Term Sheet, dated October 19, 2017, are superseded by the terms of this Agreement and the other Loan Documents.

Section 11.24 Servicer.

(a) At the option of Lender, the Loan may be serviced by a master servicer, primary servicer, special servicer and/or trustee (any such master servicer, primary servicer, special servicer and trustee, together with its agents, nominees or designees, are collectively referred to herein as “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer pursuant to a pooling and servicing agreement, servicing agreement, special servicing agreement and/or other agreement providing for the servicing of one (1) or more mortgage loans (collectively, the “Servicing Agreement”) between Lender and Servicer. Borrower and Operating Lessee shall be responsible for (i) any reasonable set-up fees or any other initial costs and expenses relating to or arising under the Servicing Agreement and (ii) any fees and expenses of Servicer (including, without limitation, attorneys’ fees and disbursements) in connection with any release of the Property, any prepayment, assumption, amendment or modification of the Loan, any documents or matters requested by Borrower, special servicing or work-out of the Loan or enforcement of the Loan Documents; provided, however, that Borrower and Operating Lessee shall not be responsible for payment of scheduled monthly servicing fees due to Servicer under the Servicing Agreement. Without limiting the generality of the foregoing, Servicer shall be entitled to reimbursement of costs and expenses as and to the same extent (but without duplication) as Lender is entitled thereto under this Agreement and the other Loan Documents. In addition, notwithstanding anything in this Agreement to the contrary, Borrower shall promptly reimburse Lender on demand for (A) interest payable on advances made by Servicer with respect to delinquent debt service payments (to the extent interest at the Default Rate actually paid by Borrower in respect of such payments are insufficient to pay the same), (B) expenses paid or advanced by Servicer in respect of the protection and preservation of the Property (including, without limitation, payments of Taxes and Insurance Premiums) or the enforcement of the Lender’s rights under the Loan Documents, together with any interest payable on advances made by the Servicer in connection therewith, (C) the following costs and expenses payable by Lender to Servicer as a result of an Event of Default or the Loan becoming specially serviced under the Servicing Agreement: (i) all liquidation fees that are due and payable to Servicer under the Servicing Agreement in connection with the exercise of any and all remedies permitted under this Agreement, (ii) all workout fees, special servicing fees, operating advisor fees and other similar fees that are due and payable to Servicer under the Servicing Agreement, which fees may be due and payable under the Servicing Agreement on a periodic or continuing basis, and (iii) the costs of all property inspections and/or appraisals of the Property (or any updates to any existing inspection or appraisal) that Servicer may be required to obtain (other than the cost of regular annual inspections required to be borne by Servicer under the Servicing Agreement), and (D) all reasonable costs and expenses payable by Lender to Servicer as a result of any special requests made by Borrower or Guarantor during the term of the Loan, including, without limitation, in connection with a prepayment, assumption or modification of the Loan.

(b) Upon notice thereof from Lender, Servicer shall have the right to exercise all rights of Lender and enforce all obligations of Borrower and Guarantor pursuant to the provisions of this Agreement and the other Loan Documents.

(c) Provided Borrower shall have been given notice of Servicer’s address by Lender, Borrower shall deliver, or cause to be delivered, to Servicer duplicate originals of all notices and other documents and instruments which Borrower or Guarantor may or shall be required to deliver to Lender pursuant to this Agreement and the other Loan Documents (and no delivery of such notices or other documents and instruments by Borrower or Guarantor shall be of any force or effect unless delivered to Lender and Servicer as provided above).

Section 11.25 Joint and Several Liability.

The parties hereto acknowledge that the defined term “Borrower” has been defined to collectively include each individual Borrower. The parties hereto further acknowledge that the defined term “Operating Lessee” has been defined to collectively include each individual Operating Lessee. It is the intent of the parties hereto in determining whether (a) a breach of any representation, warranty or covenant has occurred, (b) a Default or Event of Default has occurred, or (c) an event has occurred which would create recourse obligations under Section 11.22 of this Agreement, that any such breach, occurrence or event with respect to any individual Borrower or individual Operating Lessee shall be deemed to be such a breach, occurrence or event with respect to all individual Borrowers or all Operating Lessees and that all individual Borrowers and all individual Operating Lessee need not have been involved with such breach, occurrence or event in order for the same to be deemed such a breach, occurrence or event with respect to every individual Borrower and every individual Operating Lessee. The representations, warranties, covenants, obligations and liabilities of each individual Borrower shall be joint and several. The representations, warranties, covenants, obligations and liabilities of each individual Operating Lessee shall be joint and several.

Section 11.26 Creation of Security Interest.

Notwithstanding any other provision set forth in this Agreement, the Note, the Security Instrument or any of the other Loan Documents, Lender may at any time grant a security interest in all or any portion of its rights under this Agreement, the Note, the Security Instrument or any of the other Loan Documents (including, without limitation, the payments owing to it) (a) to any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System or to the central reserve bank or similar authority of any other country to secure any obligation of Lender or its Affiliates to such bank or similar authority or (b) to secure any borrowing by Lender or its Affiliates from any company that purchases or funds financial assets by issuing commercial paper.

Section 11.27 Intentionally Omitted.

Section 11.28 Set-Off.

In addition to any other rights and remedies of Lender provided by the Loan Documents and by law, during the continuance of an Event of Default, Lender shall have the right, without prior notice to Borrower or Operating Lessee, any such notice being expressly waived by Borrower and Operating Lessee to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower hereunder or under the other Loan Documents (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any Affiliate of Lender to or for the credit or the account of Borrower. Lender agrees to promptly notify Borrower and Operating Lessee after any such set-off and application made by Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 11.29 Component Notes.

Without in any way limiting Lender’s other rights under this Agreement or any other Loan Document (including Lender’s rights under Section 9.1 and Section 11.30 hereof), but subject to the terms and conditions set forth in Section 9.1, Lender shall have the right, at any time and in its sole and absolute discretion, to require Borrower to execute and deliver (i) new component notes (including senior and junior notes) to replace the original note or modify the original note to reflect multiple components of the Loan, which notes may be paid in such order of priority as may be designated by Lender or (ii) an amendment to this Agreement to modify allocation of the principal balance amongst the Components and the Spread applicable to any Component, provided that (a) the aggregate principal amount of such component notes or Components shall, on the date created, equal the Outstanding Principal Balance immediately prior to the creation of such component notes or modification of the Components, (b) the weighted average interest rate of all such component notes or Components shall, on the date created, equal the interest rate which was applicable to the Loan immediately prior to the creation of such component notes or modification of the Components, and (c) the scheduled debt service payments on all such component notes or Components shall, on the date created, equal the scheduled debt service payments under the Loan immediately prior to the creation of such component notes or modification of the Components. Subject to the terms and conditions set forth in Section 9.1 and this Section 11.29, Borrower, at its cost and expense, shall cooperate with all reasonable requests of Lender in order to establish the component notes or modify the Components and shall execute and deliver, and cause to be executed and delivered, such documents as shall reasonably be required by Lender or any Rating Agency in connection therewith, all in form and substance reasonably satisfactory to Lender and, if applicable, satisfactory to such Rating Agency (including, without limitation, the severance of security documents). Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to establish the component notes as described in this Section 11.29, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until five (5) Business Days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Following the Closing Date, all reasonable out-of-pocket third party costs and expenses incurred by Borrower, Guarantor, Manager and their respective Affiliates in connection with the creation of the component notes and all requirements relating thereto shall be paid by Borrower, provided, however, that, except with respect to any amendment to this Agreement to conform the Components, the principal allocations amongst the Components, and/or the Spread of any Component or the Components to the Securities issues or to be issued in connection with a Securitization (such amendment, a “Securitization Loan Agreement Amendment”), Lender shall reimburse Borrower for any reasonable out-of-pocket costs and expenses actually incurred by Borrower, Guarantor, Manager and their respective Affiliates in connection with this Section 11.29 and/or Section 11.30 hereof in the aggregate (whether incurred under Sections 11.29 and/or 11.30) in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00).

Section 11.30 Mezzanine Loan.

Without in any way limiting Lender’s other rights under this Agreement or any other Loan Document (including Lender’s rights under Section 9.1 and Section 11.29 hereof), Lender shall have the right (the “Mezzanine Option”) at any time, in its sole and absolute discretion, to divide the Loan into two parts: a mortgage loan (the “Mortgage Loan”) and one or more mezzanine loans (each individually, a “Additional Mezzanine Loan”). In effectuating the foregoing, Lender (in its capacity as the lender under the Mezzanine Loans, “Additional Mezzanine Lender”) will make one or more mezzanine loans to single purpose, bankruptcy remote entities that own, directly or indirectly, all of the legal, beneficial and economic interests in Borrower (each individually, an “Additional Mezzanine Borrower”) in the amount of the related Mezzanine Loan; each Mezzanine Borrower will contribute the amount of its Mezzanine Loan and the proceeds of any junior Mezzanine Loan contributed to such Mezzanine Borrower by its immediately junior Mezzanine Borrower to Borrower (Borrower, in its capacity as the borrower under the Mortgage Loan, “Mortgage Borrower”) or to its immediately senior Mezzanine Borrower, as applicable; and Mortgage Borrower will apply the contribution to pay down the Loan to the amount of the Mortgage Loan. In connection with the Mezzanine Option:

(a) Lender shall have the right to establish different interest rates and debt service payments for the Mortgage Loan and the Additional Mezzanine Loans and to require the payment of the Mortgage Loan and the Additional Mezzanine Loans in such order of priority as may be designated by Lender; provided, that (i) the aggregate principal amount of the Mortgage Loan and the Additional Mezzanine Loans shall equal the Outstanding Principal Balance immediately prior to the creation of the Mortgage Loan and the Additional Mezzanine Loans, (ii) the weighted average interest rate of the Mortgage Loan and the Additional Mezzanine Loans shall, on the date created, equal the interest rate which was applicable to the Loan immediately prior to creation of the Mortgage Loan and the Additional Mezzanine Loans and (iii) the scheduled debt service payments on the Mortgage Loan and the Additional Mezzanine Loans shall, on the date created, equal the scheduled debt service payments under the Loan immediately prior to creation of the Mortgage Loan and the Additional Mezzanine Loans.

(b) Each Additional Mezzanine Borrower shall be a single purpose, bankruptcy remote entity under the criteria established by the Rating Agencies and shall own directly one hundred percent (100%) of the legal, beneficial and economic interests in Mortgage Borrower or its immediately senior Additional Mezzanine Borrower, as applicable. The security for any Additional Mezzanine Loan shall include a pledge by the related Additional Mezzanine Borrower of one hundred percent (100%) of the direct ownership interests in Mortgage Borrower or its immediately senior Additional Mezzanine Borrower, as applicable.

(c) Borrower, Mortgage Borrower and Additional Mezzanine Borrowers shall cooperate with all reasonable requests of Lender in order to convert the Loan into the Mortgage Loan and the Additional Mezzanine Loans and shall execute and deliver, and cause to be executed and delivered, such documents as shall reasonably be required by Lender or any Rating Agency in connection therewith, all in form and substance substantially similar to the Mezzanine Loan Documents and otherwise reasonably satisfactory to Lender and, if applicable, satisfactory to such Rating Agency (including, without limitation, the delivery of bankruptcy non-consolidation opinions and the modification of organizational documents and loan documents). Each of Borrower, Mortgage Borrower and Additional Mezzanine Borrowers hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to convert the Loan as described in this Section 11.30, each of Borrower, Mortgage Borrower and Additional Mezzanine Borrowers ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until five (5) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Following the Closing Date, all reasonable out-of-pocket third party costs and expenses incurred by Borrower, Guarantor, Manager and their respective Affiliates in connection with the creation of the Additional Mezzanine Loan and all requirements relating thereto shall be paid by Borrower, provided, however, that Lender shall reimburse Borrower for any reasonable out-of-pocket costs and expenses actually incurred by Borrower, Guarantor, Manager and their respective Affiliates in connection with this Section 11.30 and/or Section 11.29 hereof in excess of Two-Hundred Fifty Thousand and 00/100 Dollars ($250,000.00).

Section 11.31 Approvals; Third Parties; Conditions.

(a) All approval rights retained or exercised by Lender with respect to any Leases, contracts, plans, studies and other matters are solely to facilitate Lender’s credit underwriting, and shall not be deemed or construed as a determination that Lender has passed on the adequacy thereof for any other purpose and may not be relied upon by Borrower, Operating Lessee or any other Person.

(b) This Agreement and the other Loan Documents are for the sole and exclusive use of Borrower, Operating Lessee and Lender and may not be enforced, nor relied upon, by any other Person. Nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon any Person other than Borrower, Operating Lessee and Lender any right to insist upon or to enforce the performance or observance of any of the terms, covenants and conditions contained herein or therein. All conditions to the obligations of Lender hereunder or under the other Loan Documents are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions or be entitled to assume that Lender will refuse to make the Loan (or, if applicable, make any advances) or otherwise perform or satisfy such obligations in the absence of strict compliance with any or all of such conditions and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender at any time in Lender’s sole and absolute discretion.

Section 11.32 Limitation on Liability of Lender’s Officers, Employees, etc.

Any obligation or liability whatsoever of Lender which may arise at any time under this Agreement or any other Loan Document shall be satisfied, if at all, out of Lender’s interest in the Property only. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, any other asset or property of Lender or the asset or property of any of Lender’s shareholders, directors, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

Section 11.33 Certain Additional Rights of Lender (VCOC).

Notwithstanding anything to the contrary contained in this Agreement, Lender shall have:

(a) the right to routinely consult with and advise Borrower’s and Operating Lessee’s management regarding the significant business activities and business and financial developments of Borrower and Operating Lessee; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of Hazardous Substances. Consultation meetings should occur on a regular basis (no less frequently than quarterly) with Lender having the right to call special meetings at any reasonable times upon reasonable notice;

(b) the right, in accordance with the terms of this Agreement, to examine the books and records of Borrower and Operating Lessee at any reasonable times upon reasonable notice;

(c) the right, in accordance with the terms of this Agreement, to receive the financial reports described herein, as and when described herein; and

(d) the right, without restricting any other rights of Lender under this Agreement (including any similar right), to approve any acquisition by Borrower and Operating Lessee of any other significant property (other than personal property required for the day to day operation of the Property).

The rights described above in this Section 11.33 may be exercised by any entity which owns and Controls, directly or indirectly, substantially all of the interests in Lender.

Section 11.34 Intentionally Omitted.

Section 11.35 Intercreditor Agreement.

Borrower hereby acknowledges and agrees that the Intercreditor Agreement is solely for the benefit of Lender and Mezzanine Lender, and that neither Borrower nor Mezzanine Borrower shall be third-party beneficiaries (intended or otherwise) of any of the provisions therein, have any rights thereunder, or be entitled to rely on any of the provisions contained therein. Lender and Mezzanine Lender have no obligation to disclose to Borrower or Mezzanine Borrower the contents of the Intercreditor Agreement. Borrower’s obligations under the Loan Documents are and will be independent of the Intercreditor Agreement and shall remain unmodified by the terms and provisions thereof.

Section 11.36 Limitation on Liability of Operating Lessee.

Notwithstanding the foregoing or any other provision of this Agreement or any of the other Loan Documents to the contrary, Lender, and its successors and assigns, agrees that Operating Lessee is not the “Borrower” hereunder, that Operating Lessee has not executed the Note, and that under no circumstances whatsoever will Operating Lessee be personally liable hereunder or under any of the other Loan Documents for the repayment of the Debt; provided, however, that the foregoing shall in no way relieve Operating Lessee of its obligations hereunder or under any other Loan Documents to which it is a party or limited Lender’s rights with respect to any Lien granted by Operating Lessee pursuant to any Loan Document to secure the payment or performance of any of Borrower’s or Operating Lessee’s obligations under the Loan Documents, including, without limitation, to pay the Debt.

Section 11.37 Co-Lenders.

(a) Borrower hereby acknowledges and agrees that notwithstanding the fact that the Loan is held by the Co-Lenders, unless Lender has appointed a Servicer in accordance with Section 11.24(a), all requests for approval and consents hereunder and in every instance in which Lender’s consent or approval is required, Borrower shall be required to obtain only the consent and approval of UBS and all copies of documents, reports, requests and other delivery obligations of Borrower required hereunder shall be delivered by Borrower to UBS only. Borrower acknowledges that the Co-Lenders may be party to one or more co-lending agreements which may contain provisions regarding the granting of consents and approval with respect to the Loan, and that any such co-lending agreement is solely for the benefit of the Co-Lenders and Borrower shall in no event be deemed a third-party beneficiary of any such co-lending agreement.

(b) (i) The liabilities of Lender shall be several and not joint, (ii) no Co-Lender shall be responsible for the obligations of any other Co-Lender, and (iii) each Co-Lender shall be liable to Borrower only for its respective pro rata share of the Loan. Notwithstanding anything to the contrary herein, all indemnities by Borrower and obligations for costs, expenses, damages or advances set forth herein shall run to and benefit each Co-Lender in accordance with its pro rata share of the Loan.

(c) Each Co-Lender agrees that it has, independently and without reliance on any other Co-Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower and decision to enter into this Agreement and that it will, independently and without reliance upon any other Co-Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or under any other Loan Document.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER:

UBS AG

By:	/s/ Jared Randall
Name: Jared Randall
Title: Executive Director

By:	/s/ Racquel A.C. Small
Name: Racquel A.C. Small
Title: Executive Director

LENDER:

CHINA MERCHANTS BANK CO., LTD. NEW YORK BRANCH

By:	/s/ Taoyu Lu
Name: Taoyu Lu
Title: Head of Asset Management

By:	/s/ Joseph M. Loffredo
Name: Joseph M. Loffredo
Title: Assistant General Manager

BORROWER:

HCIN Maiden Hotel Associates, LLC

HCIN Water Street Associates, LLC

HCIN Chelsea Grand East Associates, LLC

HCIN Herald Square Associates, LLC

HCIN Duo Three Associates, LLC

HCIN Duo Two Associates, LLC

HCIN Duo One Associates, LLC,

each a Delaware limited liability company

By:	/s/ Ashish R. Parikh
Name: Ashish R. Parikh
Title: Authorized Signatory

OPERATING LESSEE:

HCIN Maiden Hotel Lessee, LLC

HCIN Water Street Lessee, LLC

HCIN Chelsea Grand East Lessee, LLC

HCIN Herald Square Lessee, LLC

HCIN Duo Three Lessee, LLC

HCIN Duo Two Lessee, LLC

HCIN Duo One Lessee, LLC,

each a Delaware limited liability company

By:	/s/ Ashish R. Parikh
Name: Ashish R. Parikh
Title: Authorized Signatory